     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 5, 1997.

                                                   REGISTRATION NO. 333-
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------

                            ATRIA COMMUNITIES, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               ----------------

         DELAWARE                    8361                    61-1303738
     (STATE OR OTHER          (PRIMARY STANDARD           (I.R.S. EMPLOYER
     JURISDICTION OF              INDUSTRIAL            IDENTIFICATION NO.)
     INCORPORATION OR        CLASSIFICATION CODE
      ORGANIZATION)                NUMBER)

                            515 WEST MARKET STREET
                          LOUISVILLE, KENTUCKY 40202
                                (502) 596-7540
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------

                             W. PATRICK MULLOY, II
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                            ATRIA COMMUNITIES, INC.
                            515 WEST MARKET STREET
                          LOUISVILLE, KENTUCKY 40202
                                (502) 596-7540
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                  COPIES TO:

 IVAN M. DIAMOND, ESQ. GREENEBAUM DOLL  J. VAUGHAN CURTIS, ESQ. ALSTON & BIRD
   & MCDONALD PLLC3300 NATIONAL CITY      LLP ONE ATLANTIC CENTER 1201 WEST
 TOWERLOUISVILLE, KENTUCKY 40202 (502)    PEACHTREE STREET ATLANTA, GEORGIA
               589-4200                         30309 (404) 881-7000

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                                                   PROPOSED
                                                      PROPOSED      MAXIMUM
                                                      MAXIMUM      AGGREGATE   AMOUNT OF
     TITLE OF EACH CLASS OF         AMOUNT TO BE   OFFERING PRICE  OFFERING   REGISTRATION
   SECURITIES TO BE REGISTERED     REGISTERED (1)   PER SHARE(2)   PRICE (2)      FEE
------------------------------------------------------------------------------------------
Common Stock, $0.10 par value.... 6,900,000 shares     $13.06     $90,131,250   $27,313

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
(1) Includes 900,000 shares which the Underwriters have the option to purchase to cover over-allotments, if any.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 475 promulgated under the Securities Act of 1933 and based upon the average high and low prices per share as reported by the Nasdaq National Market on June 2, 1997.

                               ----------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS
REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION
STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                                                           SUBJECT TO COMPLETION
                                                                    JUNE 5, 1997

                                6,000,000 Shares

                                      LOGO

                                  Common Stock

                                   --------

  All of the 6,000,000 shares of Common Stock offered hereby are being sold by Atria Communities, Inc. (the "Company" or "Atria"). The Common Stock is traded on the Nasdaq Stock Market's National Market (the "Nasdaq National Market") under the symbol "ATRC." On June 3, 1997, the last reported sale price of the Company's Common Stock was $13.88 per share.

                                   --------

        THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                         SEE "RISK FACTORS" ON PAGE 6.

                                   --------

THESE  SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE  COMMISSION  OR   ANY  STATE  SECURITIES  COMMISSION   NOR  HAS  THE
  SECURITIES  AND EXCHANGE  COMMISSION  OR  ANY  STATE SECURITIES  COMMISSION
   PASSED UPON THE ACCURACY OR THE ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                     PRICE    UNDERWRITING   PROCEEDS
                                      TO      DISCOUNTS AND     TO
                                    PUBLIC     COMMISSIONS  COMPANY(1)
----------------------------------------------------------------------
Per Share........................  $             $            $
----------------------------------------------------------------------
Total(2)......................... $            $            $

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) Before deducting expenses of the offering estimated at $500,000 payable by the Company.
(2) The Company has granted to the Underwriters a 30-day option to purchase up to 900,000 additional shares of Common Stock solely to cover over-allotments, if any. To the extent the option is exercised, the Underwriters will offer the additional shares at the Price to Public shown above. If the option is exercised in full, the total Price to Public, Underwriting
    Discounts and Commissions and Proceeds to Company will be $          ,
    $          and $          , respectively. See "Underwriting."

                                   --------

  The shares of Common Stock are offered by the several Underwriters, subject to prior sale, when, as and if delivered to and accepted by them, and subject to the right of the Underwriters to reject any order in whole or in part. It is expected that delivery of the shares of Common Stock will be made at the offices of Alex. Brown & Sons Incorporated, Baltimore, Maryland, on or about
July   , 1997.

Alex. Brown & Sons
  INCORPORATED
              J.C. Bradford & Co.
                            Donaldson, Lufkin & Jenrette
                                  securities corporation

                 THE DATE OF THIS PROSPECTUS IS JULY   , 1997.

  Our vision of assisted living is a residential community which recognizes, enhances and celebrates the value of individuals by promoting their independence and dignity while providing assistance with daily living.

  Our mission is to be the leading provider of senior living services by delivering consistent, high-quality, innovative services to our residents and their community.


[Photograph of an Atria community                             [Photograph of an
in Atlanta, GA]                                                 Atria community
                                                               in Sandy, Utah.]

Atria Johnson Ferry                                            Atria Crosslands
Atlanta, Georgia                                                    Sandy, Utah

      [UNITED STATES MAP SHOWING EXISTING COMMUNITIES AND LOCATIONS UNDER
                                 DEVELOPMENT]

[Photograph of entry hall                                   [Photograph showing
at Atria community]                                        dining room of Atria
                                                                     community]

Entry hall--Atria Crosslands                         Dining room--Atria Redding
Sandy, Utah                                                 Redding, California

  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK OF THE COMPANY, INCLUDING STABILIZING BIDS, SYNDICATE COVERING TRANSACTIONS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

  IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS AND SELLING GROUP MEMBERS MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK OF THE COMPANY ON NASDAQ IN ACCORDANCE WITH RULE 103 OF REGULATION M. SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and financial statements and notes thereto appearing elsewhere in this Prospectus.

                                  THE COMPANY

  Atria is a leading national provider of assisted and independent living services for the elderly. At May 31, 1997, the Company operated 40 communities in 17 states with a total of 3,977 units. The Company also had 35 assisted living communities under development, including 14 communities under construction. The Company's communities included 1,718 assisted living units and 2,259 independent living units. The Company owns 27 of its communities, holds a majority interest in two communities, leases two communities and manages nine communities. The Company is in the process of terminating management contracts for four communities.

  Assisted living is a rapidly emerging component of the non-acute health care system for the elderly. The assisted and independent living industries serve the long-term care needs of the elderly who do not require the more extensive medical services available in skilled nursing facilities, yet who are no longer capable of a totally independent lifestyle. Assisted living residents typically require assistance with two or more activities of daily living ("ADLs"), such as eating, grooming and bathing, personal hygiene and toileting, dressing, transportation, walking and medication management. The independent living industry serves the long-term care needs of the elderly who require only occasional assistance with ADLs.

  According to industry estimates, the assisted living industry represented approximately $12 billion in revenue in 1996. The Company believes that growth in the demand for assisted and independent living services is being driven by: the growing elderly population segment; changing societal patterns that make it difficult for families to provide in-home care to the elderly; increasing recognition among the elderly and their families that assisted and independent living communities afford a cost-effective, independent, secure and attractive lifestyle; and the limited supply of purpose-built assisted living communities currently available.

  Atria's objective is to expand its position as a leading national provider of high-quality assisted living services. Key elements of the Company's strategy are to continue to: (i) develop or acquire, in geographic clusters, 60 to 85 additional assisted living communities consisting of approximately 5,400 to 7,650 units by the year 2000 (including the 35 communities under development at May 31, 1997 and the communities developed or acquired since the Company's IPO) to achieve regional density; (ii) convert at least 750 of its existing independent living units to assisted living units by the year 2000 (approximately 250 per year); (iii) focus on private pay, middle- and upper-income residents; (iv) develop network relationships and strategic alliances with leading national and regional health care providers; (v) offer a broad range of high-quality services that meet the individual needs of residents to enable them to "age in place"; and (vi) develop the Atria prototype model in targeted markets to increase brand awareness and achieve construction and operational efficiencies.

  Prior to completion of the Company's initial public offering in August 1996 (the "IPO"), certain of the Company's assisted and independent living communities had been operated by Vencor, Inc. ("Vencor") and its predecessors for over a decade. Vencor operates an integrated network of health care services primarily focusing on the needs of the elderly. After completion of this offering, Vencor will own 44.5% of the outstanding Common Stock (42.8% if the Underwriters' over-allotment option is exercised in full).

                              RECENT DEVELOPMENTS

  Atria has made significant progress in implementing its business plan since the IPO. Through a combination of acquisitions and new development, Atria has increased its total number of communities and units in operation from 22 communities with 3,022 units in August 1996 to 40 communities with 3,977 units at May 31, 1997. The number of communities and units in operation increased as a result of: (i) the acquisition in April 1997 of American Elderserve Corporation ("American Elderserve"), an operator of 12 assisted living communities with 503 units; (ii) the opening in March 1997 of an assisted living community with 92 units in Memphis, Tennessee, one of the five assisted living community development sites being acquired from The Carra Company, LLC ("Carra"); (iii) the acquisition in February 1997 of two communities in Knoxville, Tennessee with a total of 129 units; (iv) the commencement of the management of one community in Stamford, Connecticut with 123 units; and (v) the opening of three communities with 188 units that have been developed by the Company since the IPO. In addition, the Company terminated the lease of one community (80 units) in October 1996 and is in the process of terminating management contracts for four communities (156 units).

  Atria has also significantly expanded its new community development efforts. The number of communities under development has increased from 13 in August 1996 to 35 at May 31, 1997, including ongoing development projects assumed by Atria through various acquisitions. In addition, the Company has entered into a development agreement with Elder Healthcare Developers, LLC ("Elder Healthcare") to develop at least 15 communities over the next three years.

  The Company is continuing to execute its strategy to develop network relationships and strategic alliances with leading national and regional health care providers. These providers include Massachusetts General Hospital, University of Louisville Medical School, Jewish Hospital HealthCare Services, Inc. ("Jewish HealthCare") and Vencor. Specifically, in June 1997, the Company and Jewish HealthCare, one of the largest operators of health care facilities in Kentucky and southern Indiana, finalized a joint venture arrangement whereby Atria will develop assisted living communities within the market areas of existing Jewish HealthCare facilities. The Company is in discussions with other major health care providers and leading academic institutions regarding additional network relationships and strategic alliances. The Company's residents will gain increased access to a broad array of health care services from other providers as a result of these network relationships and strategic alliances. See "Recent Developments" on page 13.

                                  THE OFFERING

Common Stock offered............. 6,000,000 shares
Common Stock to be outstanding
 after the offering.............. 22,466,487 shares (1)
Use of proceeds.................. To finance the development and acquisition of assisted living communities and for general
                                  corporate purposes.
Nasdaq National Market symbol.... ATRC

--------
(1) Excludes options outstanding at May 31, 1997 to purchase 1,059,000 shares of Common Stock at a weighted average exercise price of $10.09 per share, and includes 80,000 restricted shares of Common Stock that vest over the two year period following August 20, 1996. See "Management--Non-Employee Directors 1996 Stock Incentive Plan," "--Vencor Employee Option Grants" and "--1996 Stock Ownership Incentive Plan."

                   SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

  Certain statements in this Prospectus Summary and under the captions "Risk Factors," "Recent Developments," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Business," and elsewhere in this Prospectus, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among other things: (i) the successful implementation of the Company's acquisition and development strategy; (ii) the Company's ability to obtain financing on acceptable terms to finance its growth strategy and to operate within the limitations imposed by financing arrangements; and (iii) other factors referenced in this Prospectus. See "Risk Factors."

              SUMMARY CONSOLIDATED FINANCIAL AND STATISTICAL DATA
             (IN THOUSANDS, EXCEPT PER SHARE AND STATISTICAL DATA)

                                                                        THREE
                                       YEAR ENDED                   MONTHS ENDED
                                      DECEMBER 31,                    MARCH 31,
                           --------------------------------------  ----------------
                           1993 (1)  1994 (2)  1995 (3)  1996 (4)   1996     1997
                           --------  --------  --------  --------  -------  -------
STATEMENT OF OPERATIONS
 DATA:
 Revenues................  $35,870   $39,758   $47,976   $51,846   $12,611  $14,217
 Operating income........    4,156     9,551    10,100     9,904     2,861    3,054
 Income before income
  taxes and extraordinary
  loss...................    1,003     6,343     5,925     7,056     1,927    2,625
 Income before
  extraordinary loss.....      607     3,837     3,584     4,269     1,166    1,578
 Net income..............      504     3,837     3,438     4,269     1,166    1,578
 Earnings per common
  share before
  extraordinary loss.....      --        --    $  0.36   $  0.35   $  0.11  $  0.10
 Shares used in computing
  earnings per common and
  common equivalent
  share..................      --        --     10,095    12,226    10,095   15,987
STATISTICAL DATA:
 Number of communities
  (at end of period):
  Owned and leased.......       19        19        20        19        20       23
  Managed................        2         2         2         2         2        2
                           -------   -------   -------   -------   -------  -------
   Total (5).............       21        21        22        21        22       25
 Number of units (at end
  of period):
  Owned and leased.......    2,574     2,531     2,603     2,523     2,603    2,807
  Managed................      419       419       419       419       419      419
                           -------   -------   -------   -------   -------  -------
   Total (5).............    2,993     2,950     3,022     2,942     3,022    3,226
 Average occupancy (6)...     90.8%     93.8%     94.5%     96.1%     95.7%    94.6%
 Same community average
  occupancy (6)(7).......      --        --        --        --       95.9%    95.7%

                                                            MARCH 31, 1997
                                                       ------------------------
                                                        ACTUAL  AS ADJUSTED (8)
                                                       -------- ---------------
BALANCE SHEET DATA:
 Cash and cash equivalents............................ $ 50,004    $128,383
 Total assets.........................................  217,099     295,478
 Total long-term debt, including amounts due within
  one year............................................  113,642     113,642
 Stockholders' equity.................................   90,626     169,005

--------
(1) Income includes $266,000 ($160,000 net of tax) of income related to settlement of certain litigation.
(2) Income includes $1.3 million ($750,000 net of tax) of income related to settlement of certain litigation and a $425,000 ($255,000 net of tax) gain on the sale of property.
(3) Income includes a charge of $600,000 ($360,000 net of tax or $0.03 per common share on a pro forma basis) related to the writedown of undeveloped property to net realizable value.
(4) Income includes a charge of $1.1 million ($630,000 net of tax or $0.05 per common share on a pro forma basis) related to the settlement of certain litigation.
(5) At May 31, 1997, the Company operated 40 communities with 3,977 units.
(6) Average occupancy is calculated on a daily basis by dividing the number of occupied units by the number of available units.
(7) Includes only those communities operated by the Company for at least the previous 12 months.
(8) Adjusted to give effect to the sale by the Company of 6,000,000 shares of Common Stock (based on an assumed public offering price of $13.88) and the application of the estimated net proceeds therefrom.

  Concurrent with the completion of the IPO, Vencor contributed to the Company substantially all of its assisted and independent living communities in exchange for 10,000,000 shares of Common Stock and the Company assumed certain liabilities related to such communities (the "Contribution Transaction"). Unless otherwise indicated, all share and financial information set forth herein reflect no exercise of the Underwriters' over-allotment option. All references in this Prospectus to the "Company" or "Atria" mean Atria Communities, Inc. and its subsidiaries, or the assisted and independent living communities held by Vencor prior to the Contribution Transaction.

                                 RISK FACTORS

  In addition to the other information in this Prospectus, the following factors should be considered carefully in evaluating an investment in the shares of Common Stock offered by this Prospectus.

  Financial Risks Associated with Expansion Program. Newly developed assisted living communities are expected to incur operating losses during the first 12 months of operations of between $150,000 and $250,000 for a 90 unit community. Once opened, the Company estimates that it will take an average of 12 months for its communities to achieve targeted occupancy levels. The Company may incur additional operating losses if it fails to achieve expected occupancy rates at newly developed communities or if expenses related to the development, acquisition or operation of new communities exceed expectations. The risks associated with the Company's development of additional assisted living communities and uncertainties regarding the profitability of such operations could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business-- Development Program."

  Development and Construction Risks. The Company intends to develop or acquire 60 to 85 additional assisted living communities consisting of approximately 5,400 to 7,650 units by the year 2000 (including the 35 communities being developed at May 31, 1997 and the communities developed and acquired since the IPO). The Company's ability to expand at this pace will depend upon a number of factors, including, but not limited to, the Company's ability to acquire suitable properties at reasonable prices; the Company's success in obtaining necessary zoning, land use, building, occupancy, licensing and other required governmental permits and authorizations; and the Company's ability to control construction and renovation costs and project completion schedules. In addition, the Company's development plan is subject to numerous factors outside its control, including competition for site acquisitions, shortages of, or the inability to obtain, labor or materials, changes in applicable laws or regulations or in the method of applying such laws and regulations, the failure of general contractors or subcontractors to perform under their contracts, strikes and adverse weather. The Company's business, financial condition and results of operations could be materially and adversely affected if the Company is unable to achieve its development plan. See "Business--Development Program."

  The Company does not currently have a substantial internal development staff, but it has retained third parties to locate suitable sites for new assisted living communities and to handle other aspects of the development process on a contractual basis. Final approval of all development sites is made by officers of the Company. If the Company is unable to expand its development staff or continue to retain third-party sources to assist in the development process, the Company's ability to execute its development and growth plans and the Company's business, financial condition and results of operations could be materially and adversely affected. See "Business--Business Strategy," "--Development Program" and "Certain Transactions."

  Acquisition Risks; Difficulties of Integration. In addition to developing additional assisted living communities, the Company currently plans to acquire additional assisted living facilities or other properties that can be repositioned as assisted living communities. The Company recently acquired (i) American Elderserve, an operator of 12 assisted living communities with 503 units, and (ii) two assisted living communities with a total of 129 units in Knoxville, Tennessee. There can be no assurance that the Company will be able to integrate successfully the operations of these communities or institute Company-wide systems and procedures to operate successfully the combined enterprises. There can be no assurance that the Company's acquisition of assisted living facilities will be completed at the rate currently expected, if at all. The success of the Company's acquisitions will be determined by numerous factors, including the Company's ability to identify suitable acquisition candidates, competition for such acquisitions, the purchase price, the financial performance of the facilities after acquisition and the ability of the Company to integrate effectively the operations of acquired facilities. Any failure by the Company to identify suitable candidates for acquisition or integrate or operate acquired facilities effectively may have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Business Strategy" and "--Acquisition Program."

  Limited History as a Stand-alone Company. Although the Company's predecessors have operated assisted and independent living communities for over a decade, the Company itself has only operated as a stand-alone company since August 1996. Vencor has no obligation to provide assistance to the Company except as described in the Administrative Services Agreement and the Services Agreements. The Administrative Services Agreement and the Services Agreements each have a one-year term (ending in August 1997) and upon expiration may be renewed for an additional one-year period, subject to termination by either party on 60 days' prior written notice. Although there can be no assurance that upon termination of such agreements the Company will have adequate staffing to perform the functions Vencor performed for the Company, the Company is currently evaluating plans to insource most of these services and intends to terminate substantially the Administrative Services Agreement and the Services Agreements during 1997. The costs associated with insourcing these services may exceed the costs associated with the provision of these services by Vencor. See "Certain Transactions."

  Principal Stockholder. Vencor currently holds 60.7% of the outstanding Common Stock. Upon completion of this offering, Vencor will own 44.5% of the outstanding Common Stock (42.8% if the Underwriters' over-allotment option is exercised in full) and, accordingly, is and will remain in a position to influence significantly the management and operations of the Company. Three of the eight directors are officers or directors of Vencor and only three directors of the Company are independent directors who are not Vencor affiliates or employees of the Company. Vencor has entered into a Voting Agreement pursuant to which it has agreed to vote all of its shares of Common Stock at any meeting at which directors are elected in favor of the election of independent directors so that after such election, if such persons are elected, there will be at least two independent directors. The Voting Agreement continues in effect until August 2001 so long as Vencor beneficially owns 30% or more of the Common Stock. The concentration of ownership in Vencor may have a limiting effect on the price and trading volume of the Common Stock and may inhibit changes in control of the Company. See "Certain Transactions," "Principal Stockholders" and "Description of Capital Stock."

  Relationship with Vencor; Conflicts of Interest. Certain directors and officers of Vencor, who are also directors of the Company, and Vencor, as the Company's principal stockholder, have conflicts of interest with respect to certain transactions concerning the Company. When the interests of Vencor and the Company diverge, Vencor may exercise its influence in its own best interests. The Company anticipates resolving potential conflicts of interest on a case-by-case basis, which may include the use of committees comprised of disinterested members of the Board of Directors and the retention of independent financial and other advisors. Transactions between the Company and its officers, directors, principal stockholders and their affiliates will be on terms no less favorable to the Company than could be obtained from unrelated third parties and any such transactions will be subject to approval by a majority of the disinterested members of the Board of Directors. See "Management," "Certain Transactions" and "Principal Stockholders."

  The Company and Vencor have entered into certain agreements, including an Administrative Services Agreement, an Incorporation Agreement, a Tax Sharing Agreement, a Registration Rights Agreement, a Guaranty Fee Agreement and Services Agreements (the "Vencor Agreements"), in connection with the Contribution Transaction. These agreements specify certain services to be provided to the Company by Vencor. For example, under the Administrative Services Agreement, Vencor provides certain administrative services to the Company, including finance and accounting, human resources, risk management, legal and information systems. The current annual fee to Vencor under the Administrative Services Agreement is approximately $458,000. Pursuant to the Incorporation Agreement, the Company paid Vencor $150,000 for its assistance in connection with the IPO. The maximum guaranty fee that the

Company intends to pay Vencor in connection with the Guaranty Fee Agreement is $1,500,000 per year. The maximum amount that the Company expects to pay Vencor in connection with the Services Agreements is $150,000 per year. These agreements were negotiated by officers of Vencor and the Company while the Company was a wholly owned subsidiary of Vencor. Accordingly, there is no assurance that (i) the terms and conditions of these arrangements are as favorable to the Company as those the Company could have obtained from unaffiliated third parties; or (ii) such arrangements will not be terminated or modified in the future. Although Vencor has advised the Company that it does not intend to compete with the Company, the Vencor Agreements do not contain any covenant not to compete or similar restrictions prohibiting Vencor from developing or acquiring and operating its own assisted or independent living communities. See "Certain Transactions."

  Need for Additional Financing. To achieve its growth objectives, the Company will need to obtain substantial additional financing to fund its development, construction and acquisition activities. The Company currently estimates that the net proceeds from this offering, together with existing capital resources and financing commitments, will be sufficient to fund its development and acquisition program through mid-1998. There can be no assurance, however, that the Company will not be required to obtain additional capital at an earlier date. The Company may from time to time seek additional financing through public or private financing sources, including equity or debt financing. If additional funds are raised by issuing equity securities, the Company's stockholders may experience dilution. There can be no assurance that adequate funding will be available as needed or on terms acceptable to the Company. Insufficient financial resources may require the Company to delay or eliminate all or some of its development projects and acquisition plans, which could have a material adverse effect on the Company's business, financial condition and results of operations. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

  Risks of Indebtedness. At March 31, 1997, the Company had long-term debt, including amounts due within one year, of $113.6 million. The amount of debt and debt-related payments is expected to increase substantially as the Company pursues its growth strategy. As a result, an increasing portion of the Company's cash flow will be devoted to debt service and related payments and the Company will be subject to risks normally associated with increased financial leverage. There can be no assurance that the Company will generate sufficient cash flows from operations to cover required interest, principal and any operating lease payments. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

  In August 1996, Atria entered into a $200 million bank credit facility (the "Credit Facility") which has a maturity of four years and may be extended at the option of the banks for one additional year. The obligations under the Credit Facility are secured by substantially all of Atria's property, the capital stock of its present and future principal subsidiaries and all intercompany indebtedness owed to Atria by its subsidiaries. The Credit Facility contains certain customary financial covenants and other restrictions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and Note 4 of Notes to Consolidated Financial Statements.

  The Company has agreed to fund all construction costs and working capital needs of communities developed by Elder Healthcare through the use of the Credit Facility. Such communities will be additional security for the borrowings under the Credit Facility. The Company will manage these communities from the day they commence operations. The Company may exercise its option to purchase a community only after the community's operations become profitable. If the Company fails to exercise its option, Elder Healthcare will not be obligated to obtain new financing to replace the financing provided by Atria.

  Risk of Rising Interest Rates. At March 31, 1997, $76.1 million in principal amount of the Company's indebtedness bore interest at floating rates. In addition, other indebtedness that the Company may incur in the future may also bear interest at a floating rate. Therefore, increases in prevailing interest rates could increase the Company's interest payment obligations and could have a material adverse effect on the Company's business, financial condition and results of operations.

  Restrictions Associated with Bond and HUD Financing. Nine of the Company's assisted living and independent living communities (containing 1,357 units) have been financed in whole or in part by industrial revenue bonds or HUD financing. Under the terms of the HUD financing the Company is required to obtain HUD approval prior to taking certain actions, including raising prices. In addition, under the terms of the bonds, the Company is required to rent approximately 250 assisted and independent living units to individuals who have incomes which are 80% or less of the average income levels in a designated market. In certain cases, the Company's ability to increase prices in communities with such bond financing (in response to higher operating costs or other inflationary factors) could be limited if it affects the ability of the Company to attract and retain residents with qualifying incomes. Failure to satisfy these requirements constitutes an event of default and could accelerate the maturity dates of these financings. At March 31, 1997, outstanding amounts under these financings totaled $65.9 million. The Company does not presently expect to seek additional industrial revenue bond or HUD financing. However, the Company may assume financings of these types pursuant to acquisitions of additional facilities. See "Business--Sources of Revenue for Assisted and Independent Living Care" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

  Consequences of Default. There can be no assurance that the Company will generate sufficient cash flows from operations to cover required interest, principal and operating lease payments. Any payment or other default could cause the lender to foreclose upon the communities securing such indebtedness, with a consequent loss of income and asset value to the Company. In certain cases, indebtedness secured by a community is also secured by a pledge of the Company's interests in the community. In the event of a default with respect to any such indebtedness, the lender could avoid the judicial procedures required to foreclose on real property by foreclosing on the pledge instead, thus accelerating the lender's acquisition of the community. Further, because most of the Company's mortgages contain cross-default and cross- collateralization provisions, a default by the Company on one of its payment obligations could adversely affect a significant number of the Company's other properties.

  Variations in Operating Results. Although the Company has been profitable, there can be no assurance that revenue growth or profitability will not fluctuate on a quarterly or annual basis in the future. The Company may experience variations in quarterly and annual operating results. Quarterly or annual variations may result from the timing of opening new communities and the rate at which certain occupancy levels are achieved. The Company's operating results for any particular quarter or year may not be indicative of results for future periods. See "Risk Factors--Financial Risks Associated with Expansion Program" and "Business--Development Program."

  Management of Planned Rapid Growth. The Company's success will depend, in part, on its ability to manage its planned rapid growth. The Company does not presently have adequate staff to manage its planned growth and relies on Vencor to provide many internal management functions. The Company will need to expand its operational, financial and management information systems and continue to attract, motivate and retain key employees. If the Company does not manage its growth effectively, its business, financial condition and results of operations could be materially and adversely affected. See "Risk Factors--Limited History as a Stand-alone Company," "--Relationship with Vencor; Conflicts of Interest" and "Certain Transactions."

  Dependence on Private Pay Residents. The Company currently relies, and in the foreseeable future expects to rely, primarily on the ability of residents to pay for the Company's services from their own financial resources. In the event that managed care becomes a significant factor in the assisted living industry, the amount the Company receives for its services could be adversely affected. In addition, inflation or other circumstances which adversely affect the ability of the elderly to pay for the Company's services could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Sources of Revenue for Assisted and Independent Living Care."

  Competition. The assisted living industry is highly competitive. The Company faces competition from numerous local, regional and national providers of assisted living and long-term care services. The Company also competes with companies providing home-based health care. Some of the Company's competitors operate on a not-for-profit basis or as charitable organizations. Also, many of the Company's competitors are significantly larger and have greater financial resources than the Company. The Company believes that the assisted living industry will become even more competitive in the future. Regulatory barriers to entry into the assisted living industry are generally not substantial. If the development of new assisted living facilities surpasses the demand for such facilities in particular markets, such markets may become saturated. The Company also expects to compete for acquisitions of additional assisted living facilities and properties. There can be no assurance that competition will not limit the Company's ability to attract residents or expand its business or have a material adverse effect on the Company's business, financial condition or results of operations. See "Business-- Competition."

  Government Regulation. The health care industry is subject to extensive regulation and frequent regulatory change. At this time, no federal laws or regulations specifically define or regulate assisted or independent living facilities. While a number of states have not yet enacted specific assisted living regulations, the Company's communities are subject to regulation, licensing, certificate of need requirements and permitting by state and local health and social service agencies and other regulatory authorities. Requirements vary from state to state. Changes in existing laws and regulations, adoption of new laws and regulations and new interpretations of existing laws and regulations could have an adverse impact on the Company's operations. The Company believes that such regulation will increase in the future. In addition, health care providers are receiving increased scrutiny under anti-trust laws as the integration and consolidation of health care delivery increases and affects competition. Regulation of the assisted living industry is evolving. The Company is unable to predict the content of new regulations and their effect on its business. There can be no assurance that the Company's operations will not be adversely affected by regulatory developments. Failure by the Company to comply with applicable regulatory requirements could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Government Regulation."

  Federal and state anti-remuneration laws, such as the Medicare/Medicaid anti-kickback law, govern certain financial arrangements among health care providers and others who may be in a position to refer or recommend patients to such providers. These laws prohibit, among other things, certain direct and indirect payments that are intended to induce the referral of patients to, the arranging for services by, or the recommending of a particular provider of health care items or services. Vencor and other health care providers offer certain services to residents of the Company's communities. The Medicare/Medicaid anti-kickback law has been broadly interpreted to apply to certain contractual relationships between health care providers and sources of patient referral. Similar state laws vary, are sometimes vague and seldom have been interpreted by courts or regulatory agencies. Violation of these laws can result in loss of licensure, civil and criminal penalties, and exclusion of health care providers or suppliers from participation in the Medicare and Medicaid programs. There can be no assurance that such laws will be interpreted in a manner consistent with the practices of the Company. See "Business--Government Regulation."

  Under the Americans with Disabilities Act of 1990, all places of public accommodation are required to meet certain federal requirements related to access and use by disabled persons. A number of additional federal, state and local laws exist which also may require modifications to existing and planned properties to create access to the properties by disabled persons. While the Company believes that its properties are substantially in compliance with present requirements or are exempt therefrom, if required changes involve a greater expenditure than anticipated or must be made on a more accelerated basis than anticipated, additional costs would be incurred by the Company. Further legislation may impose additional burdens or restrictions with respect to access by disabled persons, the costs of compliance with which could be substantial.

  Labor Costs. The Company competes with various health care providers and other employers for qualified and skilled personnel. The Company's labor costs will increase over time. The Company's business, financial condition and results of operations could be adversely affected if the Company is unable to control its labor costs. See "Business--Employees."

  Environmental Risks. Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be held liable for the cost of removal or remediation of certain hazardous or toxic substances that may be located on, in or under the property. These laws and regulations may impose liability regardless of whether the owner or operator was responsible for, or knew of, the presence of the hazardous or toxic substances. The liability of the owner or operator and the cost of any required remediation or removal of hazardous or toxic substances could exceed the property's value. In connection with the ownership or operation of its communities, the Company could be liable for these costs. As a result, the presence of hazardous or toxic substances at any property held or operated by the Company or acquired or operated by the Company in the future could have a material adverse effect on the Company's business, financial condition and results of operations.

  Liability and Insurance. In recent years, the long-term care industry has experienced an increase in the number of lawsuits alleging negligence and other legal theories, many of which involve significant costs and substantial claims. The Company maintains insurance policies in amounts and with such coverage as it deems appropriate for its operations. There can be no assurance, however, that the Company will be able to continue to obtain sufficient liability insurance coverage in the future or that such coverage will be available on acceptable terms. A successful claim in excess of the Company's coverage or not covered by the Company's insurance could have a material adverse effect on the Company's business, financial condition and results of operations. Claims against the Company, regardless of their merit or outcome, may involve significant legal costs and require management to devote considerable time which would otherwise be utilized in the operation of the Company.

  Anti-takeover Provisions. The Company's Restated Certificate of Incorporation and Amended and Restated By-laws, as well as Delaware corporate law, contain certain provisions that could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire or take control of the Company. These provisions could limit the price that certain investors might be willing to pay for shares of Common Stock. Certain of these provisions allow the Company to issue, without stockholder approval, preferred stock having voting rights senior to those of the Common Stock. Other provisions impose various procedural and other requirements that could make it more difficult for stockholders to effect certain corporate actions. In addition, the Company's Board of Directors is divided into three classes, each of which serves for a staggered three-year term, which may make it more difficult for a third party to gain control of the Board of Directors. As a Delaware corporation, the Company is subject to
Section 203 of the Delaware General Corporation Law which, in general, prevents an "interested stockholder" (defined generally as a person owning 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" for three years following the date such person became an interested stockholder unless certain conditions are satisfied. As a result, third parties may be discouraged from attempting to acquire or take control of the Company. See "Risk Factors--Principal Stockholder" and "Description of Capital Stock--Certain Corporate Governance Matters."

  Shares Eligible for Future Sale. Upon completion of this offering, the Company will have 22,466,487 shares of Common Stock outstanding (23,366,487 shares if the Underwriters' over-allotment option is exercised in full). Of these shares, the 6,000,000 shares sold in this offering, as well as the 5,750,000 shares sold in the IPO, will be freely transferable without restriction or limitation under the Securities Act of 1933, as amended (the "Securities Act"), except for any shares purchased by "affiliates" of the Company, as such term is defined in Rule 144 under the Securities Act. The remaining 10,716,487 shares constitute "restricted securities" within the meaning of Rule 144 such that the sale of such securities would be restricted for one year from the date they were acquired. Vencor holds 10,000,000 of the restricted shares and nine officers and directors of the Company hold the remaining 716,487 restricted shares. Vencor and one such officer are entitled to certain demand and incidental registration rights with respect to their shares. If Vencor or such officer, by exercising the demand registration rights, causes a large number of shares to be registered and sold in the public market, such sales could have a material adverse effect on the market price for the Common Stock. Further, the Company has registered 1,250,000 shares of Common Stock reserved for issuance pursuant to the Company's incentive compensation programs. At May 31, 1997, there were outstanding options to purchase 1,059,000 shares of Common Stock. The options become exercisable in four equal installments beginning one year from the date of grant. Sales of substantial amounts of shares of Common Stock in the public market after this offering or the perception that such sales could occur may materially and adversely affect the market price of the Common Stock and the Company's ability to obtain additional capital. See "Description of Capital Stock--Registration Rights Agreements" and "Shares Eligible for Future Sale." Subject to certain exceptions, Vencor, the Company and the Company's directors and executive officers have agreed with the Underwriters not to sell or otherwise dispose of any shares of Common Stock, any options to purchase Common Stock or any securities convertible or exchangeable for shares of Common Stock for a period of 90 days after the date of this Prospectus without the prior written consent of Alex. Brown & Sons Incorporated. See "Underwriting."

  Possible Volatility of Stock Price. The Company's Common Stock has been quoted on the Nasdaq National Market since August 1996. The stock market in recent years has experienced broad price and volume fluctuations that have frequently been unrelated to the performance of particular companies. Such market fluctuations may materially and adversely affect the market price of the Common Stock.

                              RECENT DEVELOPMENTS

  In April 1997, the Company acquired American Elderserve, an Atlanta based operator of assisted living communities, for $30.5 million in cash, stock and assumption of debt. At the time of the acquisition, American Elderserve operated 12 assisted living communities consisting of 503 units (six of the communities were owned; one was leased; and five were managed under contract). The Company is in the process of terminating the management contracts of four of the five managed communities. At the time of the acquisition, American Elderserve had six additional communities under construction, one of which opened in April 1997, and the remainder of which are scheduled to open by the end of 1997. In connection with the acquisition, Andy L. Schoepf, the former President and Chief Executive Officer and principal shareholder of American Elderserve, joined the Company as its Chief Operating Officer, received 636,487 shares of Common Stock (including certain demand registration rights with respect thereto), and was subsequently elected a director of the Company.

  In connection with the American Elderserve acquisition, the Company entered into a development agreement with Elder Healthcare, a limited liability company owned 10% by Atria and 90% by Assisted Care Developers, LLC ("Assisted Care Developers"). Assisted Care Developers is wholly-owned by George A. Schoepf, former Executive Vice President of American Elderserve and the brother of Andy L. Schoepf. Elder Healthcare has the exclusive right to develop assisted living communities for the Company in an 11 state region in the southeastern United States. The Company has agreed that Elder Healthcare will develop at least 15 communities in this southeast region over the next three years. The Company will have the first option to purchase any such development community at the lesser of its fair market value or the cost to develop and operate such community up to the time of purchase plus the sum of $666,666. The Company may exercise its option to purchase a community only after the community's operations become profitable as defined in the development agreement. In connection with the development of such communities, the Company has agreed to fund all construction costs and working capital needs of the communities through the use of its Credit Facility. Such communities will serve as additional security for the borrowings under the Credit Facility. The Company will manage these communities from the day they commence operations. See "Risk Factors--Risks of Indebtedness."

  The Company is in the process of completing the acquisition from Carra of five assisted living community development sites located in Tennessee, Texas and Alabama. Carra will complete the development of these communities pursuant to development agreements with the Company. The total cost to acquire and complete the development of these communities will be approximately $24.4 million. The development of one of these communities, located in Memphis, Tennessee, with 92 units was completed in March 1997. A second 84 unit community located in Memphis is under construction and scheduled to open during July 1997. Communities to be developed at the remaining three sites are scheduled to open from late 1997 through early 1998.

  In June 1997, the Company and MedGroup Management, Inc., a wholly owned for-profit subsidiary of Jewish HealthCare, reached an agreement regarding the development of assisted living communities within the market areas of Jewish HealthCare facilities. MedGroup Management, Inc. has an exclusive right of first refusal to be the sole participant with Atria in the development of assisted living communities in southern Indiana and central Kentucky. Three communities are currently under development in the greater Louisville area. Jewish HealthCare is one of the largest operators of health care facilities in Kentucky and southern Indiana, with a network of 36 health care facilities.

  In February 1997, the Company acquired a 102 unit assisted living community and a 48 bed, 27 unit memory impairment and dementia care community. Both of these communities are located in Knoxville, Tennessee. In April 1997, the Company entered into an agreement with Vencor to manage a 123 unit assisted living community recently acquired by Vencor in Stamford, Connecticut. In October 1996, the Company terminated its lease of an 80 unit assisted living community in Newark, Ohio.

                       THE COMPANY AND ITS PREDECESSORS

  The Company was incorporated in Delaware on May 1, 1996 as a wholly owned subsidiary of Vencor. Vencor operates an integrated network of health care services primarily focusing on the needs of the elderly. Concurrent with the completion of the IPO, Vencor contributed to the Company substantially all of its assisted and independent living communities in exchange for 10,000,000 shares of Common Stock and the Company assumed certain liabilities related to such communities.

  On September 28, 1995, Vencor consummated a merger (the "Hillhaven Merger") with The Hillhaven Corporation ("Hillhaven"). Prior to the Hillhaven Merger, Hillhaven and its subsidiaries operated the communities that were transferred from Vencor to the Company in connection with the IPO. Also, prior to the Hillhaven Merger, Hillhaven consummated a share exchange (the "Nationwide Exchange") with Nationwide Care, Inc. ("Nationwide") on June 30, 1995, whereby Hillhaven acquired four of these communities.

  The Company's executive offices are located at 515 West Market Street, Louisville, Kentucky 40202, and its telephone number is (502) 596-7540.

                                USE OF PROCEEDS

  The net proceeds to the Company of this offering will be approximately $78.4 million ($90.2 million if the Underwriters' over-allotment option is exercised in full), based on an assumed offering price of $13.88 per share and after deducting the estimated underwriting discounts and offering expenses payable by the Company. The Company expects to use the net proceeds to finance the development and acquisition of assisted living communities and for general corporate purposes. Pending such uses, the Company intends to invest the net proceeds in short-term investment grade, interest-bearing securities or certificates of deposit. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Business--Business Strategy."

                                DIVIDEND POLICY

  The Company has never declared or paid any cash dividends on its Common Stock and currently plans to retain future earnings to finance the growth of the Company's business rather than to pay cash dividends. Payment of any cash dividends in the future will depend on the financial condition, results of operations and capital requirements of the Company as well as other factors deemed relevant by the Board of Directors. The Credit Facility prohibits the Company from paying cash dividends. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                          PRICE RANGE OF COMMON STOCK

  The Common Stock is listed and traded on the Nasdaq National Market under the symbol "ATRC." The following table sets forth the high and low sales prices for the Common Stock, as reported by the Nasdaq National Market, for the periods indicated:

                                                                   HIGH   LOW
                                                                  ------ ------
      Fiscal year ended December 31, 1996:
        Third Quarter (1)........................................ $13.50 $10.00
        Fourth Quarter...........................................  14.50   9.25
      Fiscal year ending December 31, 1997:
        First Quarter............................................ $13.75 $ 9.88
        Second Quarter (through June 3, 1997)....................  14.50  10.25

--------
(1) The Common Stock commenced trading on August 20, 1996.

  On June 4, 1997, the closing price for the Common Stock as reported by the Nasdaq National Market was $13.88 per share. As of such date, the Company had approximately 251 holders of record of Common Stock.

                                CAPITALIZATION

  The following table sets forth as of March 31, 1997 (i) the capitalization of the Company and (ii) the capitalization of the Company as adjusted to reflect the sale of the shares of Common Stock offered hereby (based on an assumed offering price of $13.88 per share) and the application of the estimated net proceeds therefrom, all as if they occurred on March 31, 1997:

                                                                MARCH 31, 1997
                                                               -----------------
                                                                           AS
                                                                ACTUAL  ADJUSTED
                                                               -------- --------
                                                                (IN THOUSANDS)
      Cash and cash equivalents..............................  $ 50,004 $128,383
                                                               ======== ========
      Total long-term debt, including amounts due
        within one year......................................  $113,642 $113,642
      Stockholders' equity:
        Preferred stock, $1.00 par value, 5,000,000 shares
         authorized; no shares issued........................       --       --
        Common stock, $0.10 par value; 50,000,000 shares
         authorized; issued and outstanding 15,830,000 shares
         (actual) and 21,830,000 shares (as adjusted)(1).....     1,583    2,183
        Additional paid-in capital...........................    85,760  163,539
        Retained earnings....................................     3,283    3,283
                                                               -------- --------
          Total stockholders' equity.........................    90,626  169,005
                                                               -------- --------
            Total capitalization.............................  $204,268 $282,647
                                                               ======== ========

--------
(1) Excludes options outstanding at May 31, 1997 to purchase 1,059,000 shares of Common Stock at a weighted average exercise price of $10.09 and excludes 636,487 shares of Common Stock issued to Andy L. Schoepf in April 1997 in connection with the acquisition of American Elderserve. Includes 80,000 restricted shares of Common Stock that vest over the two-year period following August 20, 1996.

                     SELECTED CONSOLIDATED FINANCIAL DATA

  The following table sets forth selected consolidated financial and statistical data of the Company which have been derived from the consolidated financial statements of Vencor and is presented as if the Company had been operated as a separate entity prior to the IPO. The financial statements of the Company for the years ended December 31, 1993, 1994, 1995 and 1996 have been audited by Ernst & Young LLP, independent auditors. The selected consolidated financial data for the year ended May 31, 1993 and for the three months ended March 31, 1996 and 1997 were derived from unaudited consolidated financial statements of the Company and include all adjustments which management considers necessary for a fair presentation of financial position and results of operations for the respective periods. The following data should be read in conjunction with the consolidated financial statements of the Company and the related notes thereto included elsewhere in this
Prospectus:

                                             YEAR
                                            ENDED                YEARS ENDED                   THREE MONTHS
                                           MAY 31,              DECEMBER 31,                  ENDED MARCH 31,
                                           --------  --------------------------------------  ------------------
                                           1993 (1)    1993      1994      1995      1996      1996      1997
                                           --------  --------  --------  --------  --------  --------  --------
                                           (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS AND STATISTICAL DATA)
STATEMENT OF OPERATIONS DATA:
 Revenues................................. $ 36,479  $ 35,870  $ 39,758  $ 47,976  $ 51,846  $ 12,611  $ 14,217
                                           --------  --------  --------  --------  --------  --------  --------
 Salaries, wages and benefits.............   14,620    14,735    14,638    17,455    19,861     4,677     5,660
 Supplies.................................    4,199     4,360     4,023     4,860     5,024     1,227     1,290
 Rent.....................................      563       351       333       383       353       100        39
 Depreciation and amortization............    5,025     4,503     4,541     5,113     5,060     1,312     1,388
 Non-recurring transactions...............      --       (266)   (1,675)      600     1,050       --        --
 Other operating expenses.................    9,229     8,031     8,347     9,465    10,594     2,434     2,786
                                           --------  --------  --------  --------  --------  --------  --------
                                             33,636    31,714    30,207    37,876    41,942     9,750    11,163
                                           --------  --------  --------  --------  --------  --------  --------
 Operating income.........................    2,843     4,156     9,551    10,100     9,904     2,861     3,054
 Interest expense.........................    5,058     3,499     3,538     4,322     4,287       982     1,182
 Investment income........................     (445)     (346)     (330)     (147)   (1,439)      (48)     (753)
                                           --------  --------  --------  --------  --------  --------  --------
 Income (loss) before income taxes and
  extraordinary loss......................   (1,770)    1,003     6,343     5,925     7,056     1,927     2,625
 Provision for income taxes...............     (699)      396     2,506     2,341     2,787       761     1,047
                                           --------  --------  --------  --------  --------  --------  --------
 Income (loss) before extraordinary loss..   (1,071)      607     3,837     3,584     4,269     1,166     1,578
 Extraordinary loss on extinguishment of
  debt, net of income tax benefit.........      --       (103)      --       (146)      --        --        --
                                           --------  --------  --------  --------  --------  --------  --------
   Net income (loss)...................... $ (1,071) $    504  $  3,837  $  3,438  $  4,269  $  1,166  $  1,578
                                           ========  ========  ========  ========  ========  ========  ========
 Earnings per common and common equivalent
  share (2):
 Income before extraordinary loss.........      --        --        --   $   0.36  $   0.35  $   0.11  $   0.10
 Extraordinary loss on extinguishment of
  debt....................................      --        --        --      (0.02)      --        --        --
                                                                         --------  --------  --------  --------
   Net income.............................      --        --        --   $   0.34  $   0.35  $   0.11  $   0.10
                                                                         ========  ========  ========  ========
 Shares used in computing earnings per
  common and common equivalent share (2)..      --        --        --     10,095    12,226    10,095    15,987
STATISTICAL DATA:
 Number of communities (at end of period):
 Owned and leased.........................       20        19        19        20        19        20        23
 Managed..................................        2         2         2         2         2         2         2
                                           --------  --------  --------  --------  --------  --------  --------
   Total (3)..............................       22        21        21        22        21        22        25
 Number of units (at end of period):
 Owned and leased.........................    2,734     2,574     2,531     2,603     2,523     2,603     2,807
 Managed..................................      419       419       419       419       419       419       419
                                           --------  --------  --------  --------  --------  --------  --------
   Total (3)..............................    3,153     2,993     2,950     3,022     2,942     3,022     3,226
 Average occupancy (4)....................     87.1%     90.8%     93.8%     94.5%     96.1%     95.7%     94.6%
 Same community average occupancy (4)(5)..      --        --        --        --        --       95.9%     95.7%
BALANCE SHEET DATA:
 Cash and cash equivalents................ $  2,473  $  1,695  $  1,497  $  2,819  $ 65,238  $  3,954  $ 50,004
 Total assets.............................  141,151   137,308   133,016   140,917   209,782   141,577   217,099
 Total long-term debt, including amounts
  due within one year.....................  108,003    91,744    91,193   105,350   110,032   104,640   113,642
 Stockholders' equity.....................   30,049    34,959    31,835    28,447    88,946    27,984    90,626

--------
(1) For accounting purposes, the consolidated financial information of Atria for 1992 is based upon the previous fiscal reporting period of such entities which most closely approximate the respective calendar year. Accordingly, operating results for the five months ended May 31, 1993 are included in both May 31, 1993 and December 31, 1993 disclosures. Revenues and net income for such period approximated $15.6 million and $61,000 respectively.
(2) Share and per share amounts for 1995 and 1996 are presented on a pro forma basis.
(3) At May 31, 1997, the Company operated 40 communities with 3,977 units.
(4) Average occupancy is calculated on a daily basis by dividing the number of occupied units by the number of available units.
(5) Includes only those communities operated by the Company for at least the previous 12 months.

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS


  The Selected Consolidated Financial Data and the Consolidated Financial Statements of Atria included elsewhere in this Prospectus set forth certain information with respect to Atria's financial position, results of operation and cash flows which should be read in conjunction with the following discussion and analysis.

COMPANY INFORMATION

  Atria was incorporated in Delaware on May 1, 1996 as a wholly owned subsidiary of Vencor. Vencor operates an integrated network of health care services primarily focusing on the needs of the elderly. Upon completion of the IPO, Vencor contributed to Atria substantially all of its assisted and independent living communities in exchange for 10,000,000 shares of Common Stock and Atria assumed certain liabilities related to such communities.

  On September 28, 1995, Vencor consummated the Hillhaven Merger. For over a decade prior to the Hillhaven Merger, Hillhaven and its subsidiaries operated most of the assisted and independent living communities transferred from Vencor to Atria in connection with the IPO. Prior to the Hillhaven Merger, Hillhaven consummated the Nationwide Exchange on June 30, 1995. Four of the communities now operated by Atria were operated by Nationwide until the effective date of the Nationwide Exchange, and from that date until the consummation of the Hillhaven Merger, by Hillhaven.

  Atria is a leading national provider of assisted and independent living services for the elderly. At May 31, 1997, the Company operated 40 communities in 17 states with a total of 3,977 units. The Company also had 35 assisted living communities under development, including 14 communities under construction. The Company's communities included 1,718 assisted living units and 2,259 independent living units. The Company owns 27 of its communities, holds a majority interest in two communities, leases two communities and manages nine communities. The Company is in the process of terminating management contracts for four communities.

  Substantially all revenues are derived from private pay sources and are earned from services provided to residents under both daily residence and ancillary service agreements. Revenues related to management contracts are not significant.

PLANNED EXPANSION AND DEVELOPMENT

  Atria intends to expand its business in the future by developing or acquiring 60 to 85 additional assisted living communities consisting of approximately 5,400 to 7,650 units by the year 2000 (including the 35 communities being developed at May 31, 1997 and the communities developed and acquired since the
IPO) and converting at least 750 of its existing independent living units to assisted living units by the year 2000 (approximately 250 units per year). The Company will pursue acquisitions in conjunction with its development efforts in order to cluster assisted living communities in targeted markets. The estimated cost to construct, equip or otherwise acquire such communities could approximate $375 to $550 million, which substantially exceeds the Company's presently existing capital resources.

  The Company currently estimates that the net proceeds of this offering, together with existing capital resources and existing financing commitments, will be sufficient to fund its development and acquisition programs through mid-1998. Available sources of future capital may include, among other things, equity, public or private debt and additional bank revolving credits. However, there can be no assurance that such financing will be available on terms acceptable to Atria.

  Newly opened communities are expected to incur operating losses until sufficient occupancy levels and operating efficiencies are achieved. Based upon historical experience, management believes that a typical community will achieve its targeted occupancy levels 12 months from commencement of operations. Accordingly, Atria will require substantial amounts of liquidity to maintain the operations of newly opened communities. In addition, if sufficient occupancy levels related to newly opened communities are not achieved within a reasonable period, the results of operations, financial position and liquidity of Atria could be materially and adversely impacted.

RESULTS OF OPERATIONS

  The following table sets forth certain items included in the Company's Statement of Operations expressed as a percentage of revenues. The Company's past operating results are not necessarily indicative of future operating results.

                                                PERCENTAGE OF REVENUES
                                             ---------------------------------
                                                                     THREE
                                                                    MONTHS
                                                YEAR ENDED        ENDED MARCH
                                                DECEMBER 31           31
                                             -------------------  ------------
                                             1994   1995   1996   1996   1997
                                             -----  -----  -----  -----  -----
Revenues.................................... 100.0% 100.0% 100.0% 100.0% 100.0%
Salaries, wages and benefits................  36.8   36.4   38.3   37.1   39.8
Supplies....................................  10.1   10.1    9.7    9.7    9.1
Rent........................................   0.9    0.8    0.7    0.8    0.3
Depreciation and amortization...............  11.4   10.7    9.8   10.4    9.8
Non-recurring transactions..................  (4.2)   1.2    2.0    --     --
Other operating expenses....................  21.0   19.7   20.4   19.3   19.5
                                             -----  -----  -----  -----  -----
                                              76.0   78.9   80.9   77.3   78.5
                                             -----  -----  -----  -----  -----
Operating income............................  24.0   21.1   19.1   22.7   21.5
Interest expense............................   8.9    9.0    8.3    7.8    8.3
Investment income...........................  (0.9)  (0.2)  (2.8)  (0.4)  (5.3)
                                             -----  -----  -----  -----  -----
  Income before income taxes and
   extraordinary loss.......................  16.0   12.3   13.6   15.3   18.5
Provision for income taxes..................   6.3    4.8    5.4    6.1    7.4
                                             -----  -----  -----  -----  -----
  Income before extraordinary loss..........   9.7%   7.5%   8.2%   9.2%  11.1%
                                             =====  =====  =====  =====  =====

 Three Months Ended March 31, 1997 and 1996.

  Revenues increased 12.7% to $14.2 million in the first quarter of 1997 compared to $12.6 million in the same period last year. The increases were primarily attributable to price increases ($700,000), growth in ancillary services ($100,000) and the addition of two acquired communities and two newly constructed communities in the first quarter of 1997 ($800,000).

  Compensation costs and other operating expenses as a percentage of revenues increased in the first quarter of 1997 compared to 1996. Increases in such costs resulted primarily from growth in administrative expenses of approximately $650,000 associated with Atria's expansion and development program.

  Despite growth in administrative expenses, first quarter 1997 operating income totaled $3.1 million, up 6.7% from $2.9 million a year ago primarily as a result of improved same community operations. Same community occupancy was 95.7% in the first quarter of 1997, approximately the same as the same period in 1996, and same community revenue growth was 6.4% in the first quarter of 1997. Operating results of the two newly constructed communities opened in March 1997 had no material effect on first quarter operating income.

  Net income rose 35.3% to $1.6 million from $1.2 million last year. The increase was attributable to improvements in operating income and growth in investment income resulting from the IPO.

  For periods prior to the IPO, certain allocations and estimates have been made by management in the consolidated financial statements to present the historical financial position and results of operations of Atria as a separate entity. Upon consummation of the IPO, Atria became contractually obligated to pay Vencor for certain centralized management and administrative services underlying such historical allocations and estimates. The operating results of Atria include $114,000 and $150,000 of corporate costs and expenses charged by Vencor for the three months ended March 31, 1997 and 1996, respectively. Management believes that these allocations reasonably reflect the proportional costs incurred by Vencor on behalf of Atria.

 Years Ended December 31, 1996, 1995 and 1994.

  Revenues increased 8.1% to $51.8 million in 1996 and 20.7% to $48.0 million in 1995. This increase in 1996 was primarily attributable to price increases approximating 5.0% ($2.2 million), growth in occupancy ($1.0 million) and expansion of ancillary services ($600,000). The increase in 1995 revenues was primarily attributable to the purchase of controlling interests in two communities previously accounted for under the equity method ($4.4 million), the effect of two newly constructed communities ($2.2 million), price increases approximating 4.0% ($1.2 million), growth in occupancy ($600,000) and expansion of ancillary services ($400,000). Revenues in 1994 include approximately $600,000 related to the operations of a sold community.

  Compensation costs and other operating expenses as a percentage of revenues increased in 1996 compared to 1995. Increases in such costs resulted primarily from growth in administrative expenses of approximately $1.3 million associated with Atria's expansion and development program. Compensation and other operating expenses as a percentage of revenue declined in 1995 compared to 1994 primarily as a result of operating efficiencies associated with increased occupancy and the fixed nature of a significant portion of such costs.

  Operating income declined 1.9% to $9.9 million in 1996 and increased 5.7% to $10.1 million in 1995. Excluding the effect of non-recurring transactions, operating income increased 2.4% to $11.0 million in 1996 and increased 35.9% to $10.7 million in 1995. In both years, operating income increased primarily due to growth in revenues, operating efficiencies associated with higher occupancy levels and growth in ancillary services. However, operating income in 1996 was adversely impacted by administrative costs incurred in connection with Atria's expansion and development program.

  Income before extraordinary loss increased 19.1% to $4.3 million in 1996 and declined 6.6% to $3.6 million in 1995. Excluding the effect of non-recurring transactions, income before extraordinary loss increased 24.2% to $4.9 million in 1996 and 39.3% to $3.9 million in 1995. The improvement in 1996 was primarily attributable to a decline in interest costs and increased investment income resulting from the IPO. The improvement in 1995 resulted primarily from growth in operating income.

  For periods prior to the IPO, certain allocations and estimates have been made by management in the consolidated financial statements to present the historical financial position and results of operations of Atria as a separate entity. Upon consummation of the IPO, Atria became contractually obligated to pay Vencor for certain centralized management and administrative services underlying such historical allocations and estimates. The operating results of Atria include corporate costs and expenses of Vencor aggregating $620,000, $600,000 and $570,000 for the three years ended December 31, 1996, 1995 and 1994, respectively. Management believes that these allocations reasonably reflect the proportional costs incurred by Vencor on behalf of Atria.

  In June 1996, Atria recorded a non-recurring pretax charge of $1.1 million ($630,000 net of tax) in connection with the settlement of certain litigation involving a minority partner at one of its communities. Results of operations in 1995 include a charge of $600,000 ($360,000 net of tax) related to the writedown of undeveloped property to its estimated net realizable value. Pretax income in 1994 includes a gain on the sale of property aggregating $425,000 ($255,000 net of tax). In addition, settlements of certain litigation increased pretax earnings by approximately $1.3 million ($750,000 net of tax) in 1994.

SUMMARY OF RESULTS OF OPERATIONS BY QUARTER

  The following table presents summarized unaudited quarterly operating results for the periods from March 31, 1996 to March 31, 1997. The Company believes that all necessary adjustments have been included to present fairly the following selected information when read in conjunction with the Company's annual audited consolidated financial statements and related notes thereto. Results of operations for any particular quarter are not necessarily indicative of results of operations for a full year or any other quarter.

                                       THREE MONTHS ENDED
                           ----------------------------------------------------
                                        JUNE       SEPT.      DEC.
                           MARCH 31,     30,        30,        31,    MARCH 31,
                             1996       1996       1996       1996      1997
                           ---------   -------    -------    -------  ---------
                                 (IN THOUSANDS, EXCEPT PER SHARE
                                      AND STATISTICAL DATA)
STATEMENT OF OPERATIONS
 DATA:
  Revenues................  $12,611    $12,837    $13,038    $13,360   $14,217
                            -------    -------    -------    -------   -------
  Salaries, wages and
   benefits...............    4,677      4,727      5,253      5,204     5,660
  Supplies................    1,227      1,223      1,233      1,341     1,290
  Rent....................      100         99        114         40        39
  Depreciation and
   amortization...........    1,312      1,313      1,123      1,312     1,388
  Non-recurring
   transactions...........      --       1,050        --         --        --
  Other operating
   expenses...............    2,434      2,495      2,750      2,915     2,786
                            -------    -------    -------    -------   -------
                              9,750     10,907     10,473     10,812    11,163
                            -------    -------    -------    -------   -------
  Operating income........    2,861      1,930      2,565      2,548     3,054
  Interest expense........      982      1,051        966      1,288     1,182
  Investment income.......      (48)       (61)      (404)      (926)     (753)
                            -------    -------    -------    -------   -------
  Income before income
   taxes..................    1,927        940      2,003      2,186     2,625
  Provision for income
   taxes..................      761        372        791        863     1,047
                            -------    -------    -------    -------   -------
    Net income............  $ 1,166    $   568    $ 1,212    $ 1,323   $ 1,578
                            =======    =======    =======    =======   =======
  Earnings per common and
   common equivalent
   share..................  $  0.11(1) $  0.06(1) $  0.10(1) $  0.08   $  0.10
                            =======    =======    =======    =======   =======
  Shares used in computing
   earnings per common and
   common equivalent
   share..................   10,095     10,095     12,595     15,924    15,987
STATISTICAL DATA:
  Average occupancy (2)...     95.7%      95.4%      96.2%      97.0%     94.6%
  Number of communities
   (at end of period).....       22         22         22         21        25
  Number of units (at end
   of period).............    3,022      3,022      3,022      2,942     3,226

--------
(1)Computed on a pro forma basis.
(2) Average occupancy is calculated on a daily basis by dividing the number of occupied units by the number of available units.

LIQUIDITY AND CAPITAL RESOURCES

 Three Months Ended March 31, 1997 and 1996.

  Net cash provided by operations totaled $5.0 million and $3.4 million for the first quarter of 1997 and 1996, respectively. The improvement in cash flows from operations resulted primarily from improvements in net income and growth in accrued liabilities.

  Net cash used in investing activities totaled $20.0 million and $800,000 for the first quarter of 1997 and 1996, respectively. Atria's investing activities included capital expenditures related to the development of new communities and expansion of existing operations totaling $11.3 million and $500,000 for the respective periods. In addition, Atria acquired two communities in the first quarter of 1997 at a cost of approximately $8.0 million.

  Net cash used in financing activities totaled $200,000 and $1.5 million for the first quarter of 1997 and 1996, respectively. The 1996 amount includes $1.6 million of net repayments of advances from Vencor prior to the IPO.

  Working capital totaled $28.4 million at March 31, 1997, compared to $45.6 million at December 31, 1996. Substantially all cash and cash equivalents in excess of working capital needs will be used to fund the Company's expansion and development program. In connection with its expansion and development plans, Atria maintains the $200 million Credit Facility. At March 31, 1997, available borrowings under the Credit Facility approximated $110 million.

  Capital expenditures related to acquisitions of existing communities, construction of new communities and expansion and improvement of existing communities could approximate $100 to $110 million in 1997. Additionally, Atria is committed to finance the development costs of its joint venture with Elder Healthcare through its Credit Facility which costs are not expected to exceed $10 million in 1997. Atria has borrowed $14 million from Vencor which becomes due in August 1997. Atria expects to extend the term of this note through the end of 1997. Although management believes that cash flows from operations, proceeds from the IPO, proceeds from this offering, and available borrowings under the Credit Facility are sufficient to meet these liquidity needs, Atria will require substantial additional financing to continue its growth plans beyond mid-1998. At March 31, 1997, the additional cost to complete and equip seven communities under construction approximated $26 million.

  At March 31, 1997, Atria had 26 sites under development for new assisted living communities, eight of which were under construction. In addition, in April 1997, the Company completed its acquisition of American Elderserve for $30.5 million in stock, cash and assumption of debt.

  Atria plans to retain future earnings to finance the growth of its business rather than to pay cash dividends. Payment of cash dividends in the future will depend on the financial condition, results of operations and capital requirements of Atria as well as other factors deemed relevant by the Board of Directors. The Credit Facility prohibits Atria from paying cash dividends.

  In connection with the IPO, all amounts previously classified as investments by and advances from Vencor were contributed to Atria as part of its permanent capitalization. In addition, Vencor also contributed approximately $4.3 million in cash to Atria prior to the consummation of the IPO.

  The Credit Facility contains financial covenants and other restrictions that
(i) require Atria to meet certain financial tests, (ii) require that there be no change of control of Atria, (iii) limit, among other things, the ability of Atria and certain of its subsidiaries to borrow additional funds, dispose of certain assets and engage in mergers and other business combinations, (iv) prohibit distributions to Atria's stockholders and (v) require that Vencor own at least 30.0% of Atria's common stock. Vencor has guaranteed for four years certain borrowings by Atria under the Atria Credit Facility in amounts up to $100 million in the first year following the IPO, declining to $75 million, $50 million and $25 million in each respective year thereafter. Atria was in compliance with all debt covenants at March 31, 1997.

  In June 1997, the Company and MedGroup Management, Inc., a wholly owned subsidiary of Jewish HealthCare, reached an agreement regarding the joint development of assisted living communities within the market areas of Jewish HealthCare facilities. Pursuant to this arrangement, MedGroup Management, Inc. has the right to purchase up to a 40% equity interest in any such development projects and the right to put its equity interest to the Company at any time based upon a fair market value formula. Three such projects are currently under development in the greater Louisville area.

 Years Ended December 31, 1996, 1995 and 1994.

  Cash provided by operations totaled $13.2 million, $8.5 million and $7.6 million for the three years ended December 31, 1996, 1995 and 1994, respectively. The improvement in cash flows from operations resulted primarily from growth in net income (excluding non-recurring transactions) and, in 1996, growth in accounts payable and other accrued liabilities.

  As a result of the IPO, working capital at December 31, 1996 totaled $45.6 million. Current liabilities exceeded current assets by $776,000 at December 31, 1995, primarily as a result of the timing of cash settlements of advances from Vencor (which comprised 100% of Atria's pre-IPO equity). Substantially all cash and cash equivalents in excess of working capital needs will be used to fund Atria's expansion and development program.

  In August 1996, Atria entered into the $200 million Credit Facility (including a letter of credit option not to exceed $70 million) which has a maturity of four years and may be extended at the option of the banks for one additional year. The Credit Facility bears interest, at Atria's option, at either (i) a base rate based on PNC Bank's prime rate or the daily federal funds rate or (ii) a LIBOR rate, plus an additional percentage based on certain leverage ratios. The obligations under the Credit Facility are secured by substantially all of Atria's property, the capital stock of its present and future principal subsidiaries and all intercompany indebtedness owed to Atria by its subsidiaries. Available borrowings under the Credit Facility at December 31, 1996 approximated $107 million.

  Net cash used in investing activities totaled $8.5 million, $2.9 million and $4.0 million for the three years ended December 31, 1996, 1995 and 1994, respectively. Atria's investing activities included capital expenditures related to the development of new communities and expansion of existing operations totaling $7.4 million, $4.0 million and $5.7 million for the respective periods.

  Net cash provided by financing activities was $57.8 million (including $52.1 million of proceeds from the IPO) for 1996, while net cash used in financing activities totaled $4.3 million for 1995 and $3.8 million for 1994. In all periods prior to the IPO, operating cash flows in excess of capital expenditures were used primarily to repay advances from Vencor.

EFFECTS OF INFLATION AND CHANGING PRICES

  Atria derives substantially all of its revenues from private pay sources within its assisted and independent living business. The terms of most resident agreements approximate one year, generally enabling Atria to increase prices to maintain operating margins. However, management believes that a significant number of competing assisted and independent living communities will be developed in markets in which Atria operates, the effect of which may limit Atria's ability to increase prices to maintain operating margins in the future. In addition, other conditions, including the effect of unfavorable real estate zoning requirements, increased government regulation, and limitations associated with industrial revenue bond and HUD financing could adversely impact Atria's ability to increase prices or control growth in operating expenses.

                                   BUSINESS

OVERVIEW

  Atria is a leading national provider of assisted and independent living services for the elderly. At May 31, 1997, the Company operated 40 communities in 17 states with a total of 3,977 units. The Company also had 35 assisted living communities under development, including 14 communities under construction. The Company's communities included 1,718 assisted living units and 2,259 independent living units. The Company owns 27 of its communities, holds a majority interest in two communities, leases two communities and manages nine communities. The Company is in the process of terminating management contracts for four communities (156 units).

  Atria has made significant progress in implementing its business plan since the IPO. Through a combination of acquisitions and new development, Atria has increased its total number of communities and units in operation from 22 communities with 3,022 units in August 1996 to 40 communities with 3,977 units at May 31, 1997. The number of communities and units in operation increased as a result of: (i) the acquisition in April 1997 of American Elderserve, an operator of 12 assisted living communities with 503 units; (ii) the opening in March 1997 of an assisted living community with 92 units in Memphis, Tennessee, one of the five assisted living community development sites to be acquired from Carra; (iii) the acquisition in February 1997 of two communities in Knoxville, Tennessee with a total of 129 units; (iv) the commencement of the management of one community in Stamford, Connecticut with 123 units; and
(v) the opening of three communities with 188 units that have been developed by the Company since the IPO. In addition, the Company terminated the lease of one community (80 units) in October 1996.

  Atria has also significantly expanded its new community development efforts. The number of communities under development has increased from 13 in August 1996 to 35 at May 31, 1997, including ongoing development projects assumed by Atria through various acquisitions. In addition, the Company has entered into a development agreement with Elder Healthcare to develop at least 15 communities over the next three years.

  The Company is continuing to execute its strategy to develop network relationships and strategic alliances with leading national and regional health care providers. These providers include Massachusetts General Hospital, University of Louisville Medical School, Jewish HealthCare, and Vencor. Specifically, in June 1997, the Company and Jewish HealthCare, one of the largest operators of health care facilities in Kentucky and southern Indiana, finalized a joint venture arrangement whereby Atria will develop assisted living communities within the market areas of existing Jewish HealthCare facilities. Twenty-two of the Company's communities and 19 communities under development are or will be in close proximity to Vencor facilities. The Company is also in discussions with other major health care providers and leading academic institutions regarding additional network relationships and strategic alliances. The Company's residents will gain increased access to a broad array of health care services from other providers as a result of these network relationships and strategic alliances.

INDUSTRY BACKGROUND

  The assisted living industry, which represented approximately $12 billion in revenue in 1996, is a rapidly emerging component of the non-acute health care system for the elderly. The assisted and independent living industries serve the long-term care needs of the elderly who do not require the more extensive medical services available in skilled nursing facilities, yet who are no longer capable of a totally independent lifestyle. It is estimated that 45% of the people over the age of 85 require assistance with at least one ADL, such as eating, grooming and bathing, personal hygiene and toileting, dressing, transportation, walking and medication management. Assisted living residents typically require assistance with two or more ADLs. The independent living industry serves the long term care needs of the elderly who require only occasional assistance with ADLs.

  The Company believes that a number of significant trends will support the continued growth of the assisted and independent living industries. These trends include:

  Favorable Demographic Trends. The Bureau of the Census estimates that the 85 and over age group is the fastest growing segment of the population and is projected to increase approximately 42% from 1990 to 2000. The Company believes that with a growing elderly population segment, the number of people who will need or desire to reside in an assisted or independent living community will also increase.

  Changing Family Dynamics. As a result of the growing number of two-income families, fewer children are able to care for elderly parents in their own homes but can afford to pay for quality care such as that which is offered in an assisted or independent living community. Other factors such as the increase in single-parent households and the increasing geographic dispersion of families also contribute to the inability of many children to care for elderly parents in the home.

  Consumer Preference and Price Advantages. The Company believes that assisted and independent living communities provide residents and their families with an attractive alternative to skilled nursing facilities. Assisted living communities allow residents to age in place and preserve their independence in a more residential setting. A 1993 industry report indicated that the annual cost per patient for nursing facility care averaged approximately $35,000 in 1993, while the annual per resident cost for assisted living care averaged approximately $24,000. Because rates paid by private pay patients in skilled nursing facilities are higher than government reimbursement rates, the comparable cost advantage of assisted living over a private pay skilled nursing facility rate is even greater. The Company also believes that assisted living compares favorably with home health care, particularly when the prices associated with housing and meal preparation are added to the prices of home health care.

  Limited Supply of Assisted Living Facilities. The Assisted Living Federation of America estimates that there are fewer than 700,000 assisted living beds which serve less than 10% of the seven million elderly who need assisted living services. The Company believes that there is currently a limited supply of purpose-built assisted living beds relative to the growing demand for assisted living services. The number of elderly who need assisted living services is expected to grow from seven million to over nine million by the year 2000.

  Supply/Demand Imbalance. The ratio of skilled nursing beds to persons 85 years of age and older is declining. This decline may be attributed to several factors, including the aging of the population and limitations on the granting of certificates of need for new skilled nursing facilities. Many skilled nursing facilities are also focusing on higher acuity patients with higher reimbursement profiles. As a result, fewer skilled nursing beds are available for the growing number of elderly who need assistance with ADLs but do not require the significant medical attention available in a skilled nursing facility.

BUSINESS STRATEGY

  The Company and its predecessors have operated assisted and independent living communities for over a decade. The Company's objective is to expand its position as a national provider of high-quality assisted living services. The Company is pursuing the following strategies to meet this objective:

  Rapid Development of Additional Assisted Living Communities and Units. The Company intends to develop or acquire 60 to 85 additional assisted living communities consisting of 5,400 to 7,650 units by the year 2000 (including 35 communities being developed at May 31, 1997 and the communities developed or acquired since the IPO). The Company plans to expand its base of assisted living communities in targeted markets with high population density and where demographic and competitive factors are favorable. Atria will continue to execute its development program using internal development personnel and third-party developers. The Company will also cluster these communities to achieve regional density, thereby increasing brand awareness and enabling the Company to achieve operating efficiencies. At May 31, 1997, the Company had 35 sites under development for new assisted living communities and had received zoning approvals for 23 of those sites. The Company also plans to develop additional units for the memory-impaired and convert at least 750 of its existing independent living units to assisted living units by the year 2000 (approximately 250 units per year). The Company believes that its development efforts have been accelerated by outsourcing selected development functions to third parties, such as preliminary site selection, zoning, architecture and construction.

  Private Pay Focus. The Company intends to focus its development and marketing efforts on private pay, middle- and upper-income residents. The Company believes that this market represents the largest market opportunity for assisted living services and that private pay residents are more profitable than residents covered by government reimbursement programs. Substantially all of the Company's revenues are derived from private pay sources.

  Development of Network Relationships and Strategic Alliances with Health Care Providers. The Company believes that assisted living is an integral part of the continuum of health care services for the elderly. The Company's strategy is to participate in health care delivery networks by developing relationships and strategic alliances with leading national and regional health care providers. Current network relationships include Massachusetts General Hospital, University of Louisville Medical School, Jewish HealthCare and Vencor. These relationships include shared campuses with Vencor skilled nursing facilities and a joint venture arrangement whereby Atria will develop assisted living communities within the market areas of existing Jewish HealthCare facilities. In addition, Massachusetts General Hospital participates in a wellness program for the residents of Foxhill Village community near Boston, Massachusetts.

  Offer a Broad Range of High Quality Assisted Living Services. Atria provides its residents with a broad range of high quality assisted living services and has developed the "Atria Levels of Care Program" to meet the needs of these residents. This program bundles Atria's assisted living services into four levels of increasing acuity which allow Atria's residents to age in place in an attractive residential setting. As a result, residents with few or no health care needs are able to continue living in an Atria community as their needs increase, unless they develop medical conditions requiring institutional care available only in a skilled nursing facility or an acute care hospital. Atria intends to implement this program in most of its existing communities by the end of 1997 and in all new communities under development.

  Continued Development of Atria Prototype Model in Targeted Markets. Atria will continue to develop the Atria prototype model (the "Atria Model") in targeted markets to increase brand awareness and achieve operating and construction efficiencies. Twenty-two of the Company's 35 sites under development at May 31, 1997 are Atria prototype communities.

SERVICES PROVIDED

  The Company's mission is to be the leading provider of senior living services by delivering consistent, high-quality, innovative services to its residents while promoting independence and dignity. The Company provides a full range of assisted living services to fit individual resident needs and allow residents to age in place in an attractive residential setting.

  Residents live in private studios or apartments and have access to basic services ("Basic Services"), which include health screenings, blood pressure checks, security, utilities, meal service, housekeeping and laundry services, dietary, exercise and fitness classes, social and recreational programs, 24-hour emergency call systems and local transportation on a van or minibus to physician offices, stores and community events. In addition to Basic Services, residents are also offered assisted living services ("Assisted Living Services") which include assistance with one or more ADLs, such as eating, grooming and bathing, personal hygiene and toileting, dressing, additional transportation, walking and medication management. Health-related services, which are made available and provided according to individual resident needs and state regulatory requirements, may include assistance with taking medication and injections, as well as health care monitoring.

  Residents historically have paid a monthly fee for Basic Services and have been charged for Assisted Living Services based upon hourly rates or as part of an increased service package. The new Atria Levels of Care Program will enable the Company to bundle services into four levels of care, allowing the Company to charge prices that better correspond to the level of service provided.

  Under the Atria Levels of Care Program, the entry level of care, Atria Supportive Living, offers the resident an apartment, together with access to all Basic Services. The second level of care, Atria Enhanced Living, is designed for the resident who also requires assistance with up to two ADLs. The third level of care, Atria Comprehensive Care, is designed for residents who need assistance with more than two ADLs or residents needing incontinence care management. The fourth level of care is a specialized program for the memory impaired. The Company currently operates memory impairment programs at ten of its existing communities and plans to add these services to selected existing communities as well as incorporate memory impairment programs in substantially all of its newly developed communities.

  Determining the proper level of care for a resident begins with the admission process, when the community's management staff, the resident and, if appropriate, the resident's family and physician evaluate the resident's needs. Once implemented, the service plan is periodically reviewed, and modified to accommodate the resident's changing needs. If recommended by the resident's physician, additional health or medical services may be provided at the community by a third party home health care agency or other medical provider. In some states, Atria is a licensed home health care provider.

  Most residents in Atria communities rent units through a one year agreement. If the resident dies or transfers to another facility due to the need for a higher level of medical care, the agreement is no longer binding on the resident.

  The Company believes that quality care creates satisfied residents who, along with their families, are important referral sources for the Company. The Company has developed quality assurance programs to ensure that service quality is maintained in its communities. The Company conducts periodic surveys of residents to monitor satisfaction with accommodations and services. The Company has established operational standards and performance goals for its communities addressing all services offered by the Company.

THE COMPANY'S COMMUNITIES

  The Company's communities vary in size from 23 to 356 units and are designed to maximize privacy in an attractive residential setting. Atria has developed the Atria Model which generally ranges in size from 60 to 90 units. At the center of the Atria Model is an atrium, from which the Company derives its name, where the residents gather to socialize and participate in community activities. The architectural and interior design concepts used by Atria are intended to recognize and enhance the value of individuals while providing assistance with daily living. The Company will adapt the Atria Model to regional architectural styles. Approximately 40% of the building is devoted to common areas and amenities, including communal dining rooms, family and living rooms, beauty salons, libraries, computer rooms and exercise facilities, all designed to promote social and communal interaction. Additionally, the Atria Model has a wellness clinic which serves as the central point of coordination for many of the ADL and wellness services. The Atria Model also is designed to accommodate a 20 unit wing dedicated to memory impairment and dementia care. Atria's assisted living units typically range in size from 375 to 525 square feet while the independent living units range in size from 375 to 1,000 square feet. All units feature a private bathroom, kitchenette, closet, living and sleeping areas, emergency call system, individual temperature controls, and fire alarm and sprinkler systems.

  The table below sets forth certain information regarding communities operated by the Company at May 31, 1997:

                                                         NUMBER OF UNITS
                                                    --------------------------
                                        YEAR FIRST  INDEPENDENT ASSISTED       OWNERSHIP
COMMUNITY                LOCATION       OPERATED(1)   LIVING     LIVING  TOTAL  STATUS
---------                --------       ----------- ----------- -------- ----- ---------
ALABAMA
 Auburn................. Auburn            1996           --        40      40   Owned
ARIZONA
 Valley Manor........... Tucson            1975           45        24      69   Owned
 Villa Campana.......... Tucson            1984          141        --     141   Owned
 Campana Del Rio........ Tucson            1988          190        24     214   Owned
 Kachina Point.......... Sedona            1986          102        --     102   Owned
CALIFORNIA
 Courtyard at San
  Marcos(2)............. San Marcos        1987          176        36     212   Owned
 Atria Redding.......... Redding           1997           --        60      60   Owned
COLORADO
 The Court at Castle
  Gardens(3)............ Northglenn        1986           --        99      99   Owned
CONNECTICUT
 Courtland Gardens...... Stamford          1972           --       123     123  Managed
FLORIDA
 Evergreen Woods........ Spring Hill       1979          161        55     216   Owned
 The Heritage(3)........ Brooksville       1992           --        57      57   Owned
 Windsor Woods.......... Hudson            1988           96        84     180   Owned
 Meridian House......... Lantana           1986          140        33     173   Owned
GEORGIA
 Johnson Ferry(3)....... Marietta          1995           --        56      56   Owned
 Stone Mountain(3)...... Stone Mountain    1995           --        40      40   Owned
 Hartwell(3)............ Hartwell          1995           --        34      34   Owned
 Lawrenceville(3)....... Lawrenceville     1996           --        48      48   Owned
 Woodstock(3)........... Woodstock         1996           --        50      50   Owned
 Duluth(4).............. Duluth            1989           --        62      62  Managed
 Decatur(4)............. Decatur           1988           --        24      24  Managed
 Cedartown(4)........... Cedartown         1990           --        30      30  Managed
 Dunwoody(4)............ Dunwoody          1993           --        40      40  Managed
 Calhoun................ Calhoun           1991           --        23      23  Managed
 Roswell(5)(3).......... Roswell           1997           --        65      65   Owned
IDAHO
 Hillcrest.............. Boise             1984          115        --     115   Owned
INDIANA
 The Heritage at
  Wildwood.............. Indianapolis      1995           --        72      72   Owned
 Colonial Oaks.......... Marion            1978           63        --      63  Managed
KANSAS
 The Hearthstone........ Topeka            1987          115        40     155   Owned
MASSACHUSETTS
 Foxhill Village........ Westwood          1990          329        27     356  Managed
 New Pond Village....... Walpole           1990          167        32     199  Leased
MISSOURI
 Villa Ventura.......... Kansas City       1985          129        43     172   Owned
NEW HAMPSHIRE
 The Greens............. Hanover           1984           28        --      28   Owned
TENNESSEE
 Weston Place........... Knoxville         1993           --       102     102   Owned
 Weston Court(3)........ Knoxville         1996           --        27      27   Owned
 Winfield Village(6).... Memphis           1997           --        92      92  Managed
TEXAS
 Cypresswood(3)......... Houston           1996           --        56      56  Leased
UTAH
 The Crosslands......... Sandy             1986          120        --     120   Owned
 Atria Crosslands....... Sandy             1997           --        63      63   Owned
WASHINGTON
 The Narrows Glen....... Tacoma            1987          142        --     142   Owned
 Laurel House........... Tacoma            1994           --        57      57   Owned
                                                       -----     -----   -----
   Total................                               2,259     1,718   3,977
                                                       =====     =====   =====

--------
(1) Represents year in which Company or predecessor of the Company opened or commenced operations.
(2) The Company owns a 65.0% interest in this community.
(3) Memory impairment level of care offered at this facility.
(4) Company has provided notice of intent to cancel this management contract.
(5) The Company owns a 57.5% interest in this community.
(6) The Company is managing the facility pending final approval from HUD to transfer the property.

DEVELOPMENT PROGRAM

  At May 31, 1997, the Company had 35 sites for new assisted living communities under development and had received zoning approvals for 23 of these communities. The table below sets forth certain information regarding the Company's development properties:

                                                ESTIMATED (1)  PLANNED
         LOCATION           DEVELOPMENT PHASE  COMPLETION DATE  UNITS
         --------           ------------------ --------------- -------
Charlotte, NC.............  Under Construction July 1997           60
Chattanooga, TN...........  Under Construction July 1997           50
Memphis, TN (Primacy)(2)..  Under Construction July 1997           48
Memphis, TN (Cordova)(3)..  Under Construction July 1997           84
Jacksonville, FL..........  Under Construction August 1997         67
Sedona, AZ(2).............  Under Construction October 1997        60
Louisville, KY (St.
 Matthews)................  Under Construction October 1997        70
Tacoma, WA(2).............  Under Construction October 1997        40
Augusta, GA...............  Under Construction November 1997       57
Houston, TX (Kingswood)...  Under Construction December 1997       57
Tucson, AZ(2).............  Under Construction January 1998        40
Elizabethtown, KY(2)......  Zoned              January 1998        60
Huntsville, AL............  Under Construction March 1998          50
Northglenn, CO(2).........  Zoned              March 1998          48
Atlanta, GA (Buckhead)....  Zoned              March 1998          74
Jackson, TN...............  Under Construction March 1998          51
Dallas, TX (Preston
 Hollow)..................  Under Construction March 1998          64
Evansville, IN(2).........  Zoned              April 1998          90
Topeka, KS(2).............  Zoned              April 1998          90
Virginia Beach, VA(2).....  Zoned              April 1998         110
Kennebunk, ME(2)..........  Zoned              May 1998            75
Carrollton, TX(2)(4)......  Under Contract     May 1998            90
Dallas, TX (Grapevine)(2).  Under Contract     June 1998           90
Louisville, KY (Springdale
 Road)(2).................  Under Contract     August 1998         90
Lantana, FL(2)(5).........  Zoned              September 1998      48
Dallas, TX
 (Richardson)(2)..........  Under Contract     September 1998      90
Dennis, MA(2).............  Land owned         December 1998       47
Nashua, NH(2).............  Under Contract     January 1999        90
Houston, TX (West
 Chase)(2)................  Under Contract     January 1999        90
Mobile, AL(2).............  Zoned              February 1999       90
Indianapolis, IN(2).......  Under Contract     March 1999          90
Covington, KY(2)..........  Under Contract     May 1999            90
Louisville, KY (Six
 Mile)(2).................  Under Contract     March 1999          90
Athens, GA................  Under Contract     December 1999       56
Ashville, NC..............  Under Contract     December 1999       63
                                                                -----
  Total...................                                      2,459
                                                                =====

--------
(1) There can be no assurance that zoning or construction delays will not be experienced.
(2) Atria Model.
(3) The Company has agreed to acquire this community in connection with the Carra transaction.
(4) This property is leased from Metrocrest Hospital Authority pursuant to a long-term land lease.
(5) A special use permit is also required to begin construction.

  The Company plans to expand its base of assisted living communities in targeted markets with high population density and where demographic and competitive factors are favorable. Atria will continue to execute its development program using internal development personnel and third party developers. The Company currently expects to develop or acquire 60 to 85 communities consisting of approximately 5,400 to 7,650 units by the year 2000 (including the 35 assisted living communities under development at May 31, 1997 and the communities acquired and developed since the IPO). In addition, the Company plans to convert at least 750 of its existing independent living units to assisted living units by the year 2000 (approximately 250 units per year).

  The Company's development efforts begin with site selection. When selecting new development sites, the Company considers the local and regional economic environment, demographics, competition, the labor market, the legislative and regulatory environment and other factors. After targeting a market, the Company engages independent contractors to identify suitable real estate. After the land is under contract, the Company typically initiates the zoning, architectural and construction aspects of development. The Company's internal development efforts will be based on the Atria Model. However, the Company may continue to acquire ongoing development projects from third parties similar to the Carra transaction, which could result in the development of non-Atria Model communities. The Company estimates that zoning and other site approvals may take approximately six months after a site is placed under contract. Once such approvals are obtained, the Company estimates that construction time will be six to ten months and the cost of each unit will range from $70,000 to $80,000.

  Prior to the completion of construction, the Company initiates a marketing campaign, emphasizing contacts with potential referral sources. Once opened, the Company estimates that it will take approximately 12 months for communities to achieve targeted occupancy levels. See "Risk Factors-- Development and Construction Risks."

ACQUISITION PROGRAM

  Since the IPO, the Company has completed the acquisition of American Elderserve, an operator of 12 communities with 503 units, and the acquisition of two communities in Knoxville, Tennessee with a total of 129 units. The Company plans to acquire additional assisted living communities or other properties that can be repositioned as assisted living communities. In evaluating possible acquisitions, the Company considers, among other factors:
(i) location, construction quality, condition and design of the facility; (ii) current and projected cash flows; (iii) the ability to increase revenues, occupancy and cash flows by providing a full range of assisted living services; (iv) costs of repositioning (including renovations, if any); and (v) the extent to which the acquisition will complement the Company's development program, including its clustering strategy. See "Risk Factors--Acquisition Risks; Difficulties of Integration."

MANAGEMENT OF THE COMMUNITIES

  An executive director manages the day-to-day operations at each community, including oversight of the quality of care, marketing, coordination of services and monitoring financial performance. The executive director is responsible for all personnel, including management, security, staff and independent contractors. Executive directors are compensated based on service quality, as well as financial results. Service quality is assessed, in part, through customer and employee satisfaction surveys.

  In most cases, each community also has managers for environmental services, care services, the business office, dietary services, activities, security, transportation and sales and marketing. All assisted living communities employ a licensed practical nurse. Some residents contract with third parties such as home health agencies to provide additional services.

  The Company actively recruits personnel to maintain adequate staffing levels at its existing communities, as well as new staff for new or acquired communities prior to opening. The Company maintains regional training sites at various communities for its executive directors and other key personnel. Participants receive intensive training in all facets of community management in three- to four-day sessions.

  Executive directors report to area executive directors. The Company has seven area executive directors, each with regional responsibility. Area executive directors report to the Vice President of Operations or Corporate Director of Operations, who in turn report to the Chief Operating Officer.

MARKETING

  Each community employs a sales and marketing director. Before opening new communities, the Company typically uses telemarketing, direct mail and newspaper ads for developing awareness of such communities. Once communities are open, the Company's marketing strategy focuses on enhancing the reputation of the communities and creating an awareness of the Company's services among potential referral sources, such as hospitals, rehabilitation hospitals, home health care agencies and other health care providers located near the Company's communities. The Company believes that satisfied residents and their families are the most important referral sources for its established communities. Accordingly, the Company believes that its emphasis on high-quality services and resident satisfaction will result in a strong referral base for its existing communities. The Company also seeks to maintain occupancy levels by retaining residents for longer periods of time by expanding the services available to residents, thereby allowing residents to age in place in an attractive residential setting.

COMPETITION

  The assisted living industry is highly competitive. The Company faces competition from numerous local, regional and national providers of assisted living and other long-term care services. The Company also competes with companies providing home-based health care. Some of the Company's competitors operate on a not-for-profit basis or as charitable organizations. Many of the Company's competitors are significantly larger and have greater financial resources than the Company. The Company believes that the assisted living industry will become even more competitive in the future. Regulatory barriers to entry into this industry are generally not substantial. If the development of new assisted living communities surpasses the demand for such communities in particular markets, such markets may become saturated. The Company expects to face competition with respect to its acquisition of additional assisted living communities and properties. There can be no assurance that competition will not limit the Company's ability to attract residents and expand its business and will not have a material adverse effect on the Company's business, financial condition and results of operations.

  The Company believes that assisted and independent living communities compete primarily on the basis of quality of service, services offered, reputation, location, appearance and price. The Company believes its communities are distinguishable from assisted and independent living facilities that do not cater primarily to private pay residents because of the quality of services, amenities and physical facilities that the Company is able to offer. In addition, a number of the Company's communities maintain both assisted and independent living units. The Company believes that the ability of these communities to continue to serve residents as their needs increase may be attractive to potential residents. See "Risk Factors-- Competition."

SOURCES OF REVENUE FOR ASSISTED AND INDEPENDENT LIVING CARE

  The Company currently relies primarily on its residents' ability to pay for the Company's services from their own resources. Inflation or other circumstances that adversely affect the elderly's ability to pay for services could have an adverse effect on the Company's business, financial condition and results of operations. Depending on the nature of an individual's health insurance program or any long-term care insurance policy, the resident may receive reimbursement for certain costs under an "alternate care benefit."

  Government payments for assisted and independent living have been limited. Some state or local governments offer subsidies for rent or services for low-income elderly persons. Others may provide subsidies in the form of additional payments for those who receive Supplemental Security Income. Medicaid provides insurance for certain financially or medically needy persons, regardless of age, and is funded jointly by federal, state and local governments. However, payments for the services provided by the Company are not permitted under the Medicaid program absent a waiver. While there are various federal and state initiatives to provide reimbursement for assisted and independent living programs, at this time the Company believes that the level of reimbursement under such federal and state programs would be insufficient to cover the cost of delivering the level of service provided by the Company.

GOVERNMENT REGULATION

  Changes in existing laws and regulations, adoption of new laws and regulations and new interpretations of existing laws and regulations could have a material impact on the Company's operations. Failure by the Company to comply with applicable regulatory requirements could have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors--Government Regulation."

  The health care industry is subject to extensive regulation and frequent regulatory change. At this time, no federal laws or regulations specifically regulate assisted or independent living facilities. While a number of states have not yet enacted specific assisted living regulations, the Company's communities are subject to regulation, licensing, certificate of need requirements and permitting by state and local health and social service agencies and other regulatory authorities. While such requirements vary from state to state, they typically relate to staffing, physical design, required services and resident characteristics. The Company believes that such regulation will increase in the future. In addition, health care providers are receiving increased scrutiny under anti-trust laws as integration and consolidation of health care delivery increases and affects competition. The Company's communities are also subject to various zoning restrictions, local building codes and other ordinances, such as fire safety codes. Failure by the Company to comply with applicable regulatory requirements could have a material adverse effect on the Company's business, financial condition and results of operations. Regulation of the assisted living industry is evolving. The Company is unable to predict the content of new regulations and their effect on its business. There can be no assurance that the Company's operations will not be adversely affected by changes in existing law and regulations, adoption of new laws and regulations and new interpretations of existing laws and regulations.

  Federal and state anti-remuneration laws, such as the Medicare/Medicaid anti-kickback law, govern certain financial arrangements among health care providers and others who may be in a position to refer or recommend patients to such providers. These laws prohibit, among other things, certain direct and indirect payments that are intended to induce the referral of patients to, the arranging for services by, or the recommending of, a particular provider of health care items or services. Vencor and other health care providers offer certain services to residents of the Company's communities. The Medicare/Medicaid anti- kickback law has been broadly interpreted to apply to certain contractual relationships between health care providers and sources of patient referral. Similar state laws, which vary from state to state, are sometimes vague and seldom have been interpreted by courts or regulatory agencies. Violation of these laws can result in loss of licensure, civil and criminal penalties, and exclusion of health care providers or suppliers from participation in the Medicare and Medicaid program. There can be no assurance that such laws will be interpreted in a manner consistent with the practices of the Company.

  The Company believes that its communities are in substantial compliance with applicable regulatory requirements. However, in the ordinary course of business, one or more of the Company's communities could be cited for deficiencies. In such cases, the appropriate corrective action would be taken. To the Company's knowledge, no material regulatory actions are currently pending with respect to any of the Company's communities.

  Under the Americans with Disabilities Act of 1990, all places of public accommodation are required to meet certain federal requirements related to access and use by disabled persons. A number of additional federal, state and local laws exist which also may require modifications to existing and planned properties to create access to the properties by disabled persons. While the Company believes that its properties are substantially in compliance with present requirements or are exempt therefrom, if required changes involve a greater expenditure than anticipated or must be made on a more accelerated basis than anticipated, additional costs would be incurred by the Company. Further legislation may impose additional burdens or restrictions with respect to access by disabled persons, the costs of compliance with which could be substantial.

EMPLOYEES

  At May 31, 1997, the Company had approximately 1,500 employees of which 950 were full-time and 550 were part-time. Seventeen full-time employees are employed at the Company's principal executive offices. None of the Company's employees is currently represented by a labor union and the Company is not aware of any union organizing activity among its employees. The Company believes that its relationship with its employees is good.

LITIGATION

  The Company is involved in various lawsuits and claims arising in the normal course of business. In the opinion of management of the Company, although the outcomes of these suits and claims are uncertain, in the aggregate they should not have a material adverse effect on the Company's business, financial condition or results of operations.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  The following table sets forth certain information concerning each of the Company's directors and executive officers:

 NAME                     AGE                     POSITION(S) WITH THE COMPANY
 ----                     ---                     ----------------------------
W. Bruce Lunsford(1)(2)    49 Chairman of the Board
W. Patrick Mulloy, II(1)   44 Chief Executive Officer, President and Director
Andy L. Schoepf            48 Chief Operating Officer and Director
J. Timothy Wesley          37 Chief Financial Officer, Vice President of Development and Secretary
Sandra Harden              49 Director
 Austin(3)(4)
William C. Ballard         56 Director
 Jr.(4)
Peter J. Grua(3)(4)        42 Director
Thomas T. Ladt(2)(4)       46 Director
R. Gene Smith(1)(2)(3)     62 Director

--------
(1) Member of the Executive Committee of which Mr. Lunsford is Chairman.
(2) This person also serves as a Vencor director or officer.
(3) Member of the Executive Compensation Committee of which Mr. Smith is
    Chairman.
(4) Member of the Audit Committee of which Mr. Ballard is Chairman.

  Mr. Lunsford has served as a director of the Company since May 1996. He is a certified public accountant and an attorney. Mr. Lunsford is a founder of Vencor and has served as Vencor's Chairman of the Board, President and Chief Executive Officer since Vencor commenced operations in 1985. He is a director of National City Corporation, a bank holding company; Churchill Downs Incorporated; and Res-Care, Inc., a provider of residential training and support services for persons with developmental disabilities and certain vocational training services.

  Mr. Mulloy has served as the Chief Executive Officer, President and a director of the Company since May 1996. From 1994 to 1996, Mr. Mulloy was a member and of counsel to the law firm of Greenebaum Doll & McDonald PLLC. From 1992 to 1994, Mr. Mulloy served as the Secretary of the Finance and Administration Cabinet for the Commonwealth of Kentucky. For over ten years prior to 1992, Mr. Mulloy engaged in the private practice of law in Louisville, Kentucky. Mr. Mulloy is on the board of directors of the Assisted Living Federation of America and the American Seniors Housing Association. Mr. Mulloy has also been actively involved in commercial and multi-family real estate acquisitions and developments.

  Mr. Schoepf has served as Chief Operating Officer of the Company since April 1997, and a director of the Company since May 1997. For over nine years prior to that time, Mr. Schoepf was President and Chief Executive Officer of American ElderServe Corporation. He is a founding member of the Senior Living Association of Georgia and the Executive Vice President and the founding board member of the Assisted Living Association of Georgia.

  Mr. Wesley has been the Chief Financial Officer, Vice President of Development and Secretary of the Company since May 1996. From 1994 to May 1996, Mr. Wesley was Director and Manager of Development at Vencor. From 1992 to 1994, Mr. Wesley was Vice President of Strategic Planning for Home Care Affiliates, Inc., and from 1986 to 1992, he was employed by Humana Inc., most recently as Director of Acquisitions.

  Ms. Austin has served as a director of the Company since May 1996. From 1994 to 1996 Ms. Austin was a Division President of Caremark International, a provider of health care products and services. Ms. Austin served as President and Chief Operating Officer of University of Chicago Hospitals from 1990 to 1993. Ms. Austin is a director of National City Corporation and Ferro Corporation, a multi-specialty chemical manufacturer.

  Mr. Ballard has been a director of the Company since May 1996. Since 1992, Mr. Ballard has been of counsel to the law firm of Greenebaum Doll & McDonald PLLC. From 1981 to 1992, he served as Executive Vice President--Finance and Administration of Humana Inc. Mr. Ballard is also a director of Mid-America Bancorp, United Healthcare Corp., LG&E Energy Corp., Health Care REIT, Inc. and American Safety Razor Inc.

  Mr. Grua has served as a director of the Company since August 1996. Since 1992, Mr. Grua has been a principal of HLM Management, an investment management company specializing in entrepreneurial and growth companies. Prior to joining HLM Management, Mr. Grua was a Managing Director of Alex. Brown & Sons Incorporated where he was a research analyst from 1986 to 1992.

  Mr. Ladt has been a director of the Company since May 1996. Mr. Ladt has served as Executive Vice President, Operations of Vencor since February 1996. From November 1995 to February 1996, he served as President of Vencor's Hospital Division. Mr. Ladt was Vice President of Vencor's Hospital Division from 1993 to November 1995. From 1989 to 1993, Mr. Ladt was a Regional Director of Operations for Vencor.

  Mr. Smith has served as a director of the Company since May 1996. Mr. Smith has been a director of Vencor since 1985 and Vice Chairman of the Board of Vencor since 1987. From 1987 to 1995, Mr. Smith was President of New Jersey Blockbuster, Ltd., which held the Blockbuster Video franchise for northern New Jersey. Since 1988, Mr. Smith has been Chairman of the Board of Taco Tico, Inc., an operator of Mexican fast-food restaurants. Since 1993, Mr. Smith has been Managing General Partner of Direct Programming Services, which was a marketer of direct broadcast satellite television services through 1996. In addition, he has been President and owner of R. Gene Smith, Inc., a private investment firm, since 1980.

  In connection with the American Elderserve acquisition, Atria agreed to cause a nominee selected by Andy L. Schoepf to be included in the slate of directors recommended for election by management at each annual meeting of stockholders until such time that Mr. Schoepf no longer owns at least 400,000 shares of Common Stock. In addition, Vencor agreed to vote all of its shares of Common Stock in favor of Mr. Schoepf's nominee so long as Mr. Schoepf owns at least 400,000 shares of Common Stock. Pursuant to these agreements, Mr. Schoepf selected himself and was elected to the Company's board of directors at its annual meeting of stockholders in May 1997. See "Certain Transactions-- Transactions with Management."

COMMITTEES OF THE BOARD OF DIRECTORS

  Executive Committee. The members of the Executive Committee are Messrs. Mulloy, Smith and Lunsford. The Executive Committee has been delegated all of the powers of the Board of Directors to the extent permitted under the Delaware General Corporation Law.

  Executive Compensation Committee. The members of the Executive Compensation Committee are Messrs. Smith and Grua, and Ms. Austin, all of whom are non-employee directors. The Compensation Committee makes recommendations to the full Board of Directors concerning compensation and benefits for executive officers of the Company.

  Audit Committee. The members of the Audit Committee are Messrs. Ballard, Grua and Ladt, and Ms. Austin, all of whom are non-employee directors. The Audit Committee, among other things, makes recommendations concerning the engagement of independent auditors, reviews the results and scope of the annual audit and other services provided by the Company's independent auditors, and reviews the adequacy of the Company's internal accounting controls.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

  The following table sets forth the compensation paid by the Company to each of the Company's three executive officers, including the Chief Executive Officer and President (collectively, the "named executive officers"), during 1996.

                           SUMMARY COMPENSATION TABLE

                       ANNUAL                 LONG TERM
                    COMPENSATION             COMPENSATION
                  --------------------    --------------------
 NAME AND                                 RESTRICTED   OPTIONS
 PRINCIPAL                                  STOCK      (NO. OF     ALL OTHER
 POSITIONS   YEAR SALARY(1)     BONUS     AWARDS(2)    SHARES)    COMPENSATION
 ---------   ---- ---------    -------    ----------   -------    ------------
W. Patrick   1996 $127,500     $60,000     $337,500    200,000           --
 Mulloy, II
 Chief Ex-
 ecutive
 Officer
 and Presi-
 dent
Ralph H.     1996 $153,779(4)  $34,780(5)  $168,750(3)  75,000(3)   $149,097(6)
 Bellande
 (3)
 Chief Op-
 erating
 Officer
J. Timothy   1996 $ 60,000     $22,500     $ 56,250     35,000           --
 Wesley
 Chief Fi-
 nancial
 Officer,
 Vice Pres-
 ident of
 Development
 and Secre-
 tary

--------
(1) Except as otherwise specified below, these amounts represent cash compensation paid to these named executive officers for approximately eight months of service with the Company.
(2) The restrictions on the restricted shares will lapse in two equal annual installments beginning on August 20, 1997, the first anniversary of their grant date. These amounts were calculated based on a value of $11.25 per share, the closing market value of the Common Stock on the date of the grant. As of December 31, 1996, the following number of restricted shares were held by the named executive officers: Mr. Mulloy--30,000 shares and Mr. Wesley--5,000 shares. The restricted shares granted to Mr. Bellande were forfeited upon his resignation. See footnote 3. The market values of the restricted shares held by the named executive officers at December 31, 1996 were as follows: Mr. Mulloy--$307,500 and Mr. Wesley--$51,250. The market value of the Common Stock was $10.25 per share as of December 31, 1996 (the last trading date in 1996) based on the closing price per share on the Nasdaq National Market. If the Company were to declare a dividend on the Common Stock, any such dividend would also be paid on the restricted shares.
(3) Mr. Bellande resigned his position with the Company effective December 24, 1996. Pursuant to the terms of his option agreement and restricted shares agreement, all stock options and restricted shares were forfeited as of the effective date of his resignation.
(4) Mr. Bellande was employed by the Company or a subsidiary of the Company for all of 1996 until his resignation on December 24, 1996. As such, his salary represents nearly a full year of service.
(5) Represents a bonus paid to Mr. Bellande by a subsidiary of the Company prior to the time such subsidiary was owned by the Company.
(6) Represents a $50,000 severance payment made to Mr. Bellande in connection with his resignation from the Company, $18,173 in accrued vacation pay distributed in connection with his resignation, and $80,924 in relocation expenses paid to Mr. Bellande by a subsidiary of the Company prior to the time such subsidiary was owned by the Company.

                           COMPENSATION OF DIRECTORS

  During 1996, directors not employed by the Company received $500 for each board meeting they attended. Non-employee directors also received $250 for each committee meeting they attended. In addition, non-employee directors received a $750 retainer for each calendar quarter they served as director. Directors are reimbursed for reasonable out-of-pocket expenses incurred in attending Board meetings.

  Directors not employed by the Company receive options to purchase Common Stock pursuant to the Company's Non-Employee Directors 1996 Stock Incentive Plan (the "Directors Plan"). On each August 20, the Company will issue to each of the Company's non-employee directors an option to purchase 1,000 shares of Common Stock. In addition, each new non-employee director will be granted an option to purchase 10,000 shares of Common Stock on the date of his or her election to the Board of Directors. The exercise price of these options will be equal to the fair market value of the Common Stock on the date of grant and will become exercisable in four equal annual installments, beginning on the first anniversary of the date of grant.

  In addition to the annual grants, the Directors Plan provided for an initial, one-time grant of 5,000 and 20,000 restricted shares of Common Stock to each non-employee director and the Chairman of the Board, respectively. The restrictions on all such shares lapse in two equal annual installments beginning on August 20, 1997, the first anniversary of their date of grant. The Directors Plan also provided for an initial, one-time grant of options to purchase 10,000 shares of Common Stock at the IPO price of $10 per share to each non-employee director and an option to purchase 80,000 shares at the IPO price for the Chairman of the Board. These options become exercisable in four equal annual installments, beginning on August 20, 1997, the first anniversary of their grant date.

                       OPTION GRANTS IN LAST FISCAL YEAR

  The following table sets forth information concerning options to purchase shares of Common Stock granted in 1996 to the Company's named executive officers.

                         NUMBER OF SECURITIES  % OF TOTAL OPTIONS                            GRANT DATE
                          UNDERLYING OPTIONS  GRANTED TO EMPLOYEES EXERCISE PRICE EXPIRATION  PRESENT
          NAME                GRANTED(1)            IN 1996         PER SHARE(2)     DATE     VALUE(3)
          ----           -------------------- -------------------- -------------- ---------- ----------
W. Patrick Mulloy, II
 (4)....................       200,000               49.0%             $10.00      8/20/06   $1,338,000
Ralph H. Bellande (5)...        75,000               18.0%             $10.00      8/20/06   $  501,750
J. Timothy Wesley (6)...        35,000                9.0%             $10.00      8/20/06   $  234,150

--------
(1) All options shown in the above table become exercisable in four equal annual installments, beginning on August 20, 1997. All options become fully exercisable upon a change in control of the Company.
(2) All options were granted on August 20, 1996 at the IPO price. The exercise price and any tax withholding obligations related to exercise may be paid by delivery of shares of Common Stock.
(3) The Company used the Black-Scholes model of option valuation to determine grant date present value. The present value calculation for the options granted on August 20, 1996 is based on, among other things, the following assumptions: (a) a .50 expected volatility factor, (b) a 6.50% risk-free interest rate, (c) no dividend yield and (d) expected term of nine years. The Company does not advocate or necessarily agree that the Black-Scholes model can properly determine the value of an option. There is no assurance that the value, if any, realized by the option holder will be at or near the value estimated under the Black-Scholes model.
(4) Mr. Mulloy has been granted options to purchase an additional 120,000 shares of the Common Stock since January 1, 1997.
(5) Mr. Bellande resigned his position with the Company effective December 24, 1996. Pursuant to the terms of his option agreement, the stock options granted to Mr. Bellande were forfeited as of the effective date of his registration.
(6) Mr. Wesley has been granted options to purchase an additional 45,000 shares of Common Stock since January 1, 1997.

                         OPTION EXERCISES AND HOLDINGS

  The following table sets forth information with respect to the Company's named executive officers concerning options held as of December 31, 1996. No options were exercisable by the named executive officers during 1996.

                        AGGREGATE YEAR-END OPTION VALUES

                                                       VALUE OF UNEXERCISED IN-
                               NUMBER OF UNEXERCISED     THE-MONEY OPTIONS AT
                                OPTIONS AT 12/31/96           12/31/96(1)
                             ------------------------- -------------------------
NAME                         EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
----                         ----------- ------------- ----------- -------------
W. Patrick Mulloy, II.......     --         200,000        --         $50,000
Ralph H. Bellande(2)........     --             --         --             --
J. Timothy Wesley...........     --          35,000        --           8,750

--------
(1) These amounts were calculated by subtracting the exercise price from the market value of the underlying Common Stock as of year-end. The market value of the Common Stock was $10.25 per share as of December 31, 1996 (the last trading date in 1996), based on the closing price per share on the Nasdaq National Market.
(2) Mr. Bellande resigned his position with the Company effective December 24, 1996. Pursuant to the terms of his option agreement, the stock options granted to Mr. Bellande were forfeited as of the effective date of his resignation.

NON-EMPLOYEE DIRECTORS 1996 STOCK INCENTIVE PLAN

  Directors not employed by the Company will receive restricted shares of the Common Stock and options to purchase shares of the Common Stock pursuant to the Non-Employee Directors 1996 Stock Incentive Plan (the "Directors Plan"). The Directors Plan provided for an initial, one-time grant of 5,000 restricted shares of Common Stock as of the date of the IPO (the "Initial Grant Date"). However, the Chairman of the Board of Directors, Mr. Lunsford, received 20,000 restricted shares of Common Stock. The restrictions on all such shares of Common Stock lapse in two equal annual installments, beginning on the first anniversary of the Initial Grant Date. The Directors Plan also provided for an initial grant of options to purchase shares of Common Stock on the Initial Grant Date at the IPO price. The Company annually issues, on the anniversary of the Initial Grant Date, to each of the Company's non-employee directors, an option to purchase 1,000 shares of Common Stock. Subsequent to this offering, all options for directors will be granted at the fair market value of the Common Stock on the date of grant. A total of 250,000 shares is reserved for issuance under the Directors Plan. All options granted under the Directors Plan will become exercisable in four equal annual installments, beginning on the first anniversary of such option's date of grant.

VENCOR EMPLOYEE OPTION GRANTS

  On the IPO date, the Company issued options for 90,000 shares of Common Stock to certain Vencor employees with an exercise price of $10.00 per share. These options were granted to incentivize and reward Vencor employees who have provided, and will provide, support services to the Company. These options will become exercisable in four equal annual installments, beginning on the first anniversary of the grant date.

1996 STOCK OWNERSHIP INCENTIVE PLAN

  The 1996 Stock Ownership Incentive Plan (the "1996 Plan") provides for the granting of any of the following awards ("Employee Awards") to eligible employees of the Company and its subsidiaries: (i) stock options which do not constitute "incentive stock options" within the meaning of section 422 of the Internal Revenue Code of 1986, as amended ("non-qualified stock options");
(ii) incentive stock options; (iii) restricted shares; and (iv) performance units. The 1996 Plan is intended to provide incentives and rewards for employees to support the execution of the Company's business plan and to associate the interests of employees with those of the Company's stockholders.

  The 1996 Plan is administered by a committee composed of two or more directors or by the entire board of directors (the "Committee"). In administering the 1996 Plan, the Committee determines, among other things: (i) individuals to whom grants of Employee Awards will be made; (ii) the type and size of Employee Awards; (iii) the terms of an Employee Award including, but not limited to, a vesting schedule, exercise price, restriction or performance criteria, and the length of any relevant performance, restriction or option period. The Committee also construes, interprets, and corrects defects, omissions, and inconsistencies in the 1996 Plan.

  The Common Stock subject to the 1996 Plan is authorized but unissued shares or previously acquired shares. The 1996 Plan provides that 1,000,000 shares of Common Stock will be available for grant of Employee Awards and the total number of shares of Common Stock with respect to which stock options may be granted to any individual over the term of the Plan may not exceed 40.0% of the total shares authorized for the 1996 Plan. The total number of shares of Common Stock available for awards of restricted stock is 20.0% of the total shares authorized under the 1996 Plan. Pursuant to the 1996 Plan, the number and kind of shares to which Employee Awards are subject may be appropriately adjusted in the event of certain changes in capitalization of the Company, including stock dividends and splits, reclassification, recapitalization, reorganizations, mergers, consolidations, spin-offs, split-ups, combinations or exchange of shares, and certain distributions, and repurchases of shares.

  Stock Options. The Committee may grant stock options to eligible individuals in the form of an incentive stock option or a non-qualified stock option. The exercise period for any stock option will be determined by the Committee at the time of grant but may not exceed ten years from the date of grant (five years in the case of an Incentive Stock Option granted to a "Ten-Percent Stockholder" as defined in the 1996 Plan). The exercise price per share of Common Stock covered by a stock option may not be less than 100.0% of the fair market value of a share of Common Stock on the date of grant (110.0% in the case of an incentive stock option granted to a Ten-Percent Stockholder). The exercise price is payable, at the Committee's discretion, in cash, in shares of already owned Common Stock or in any combination of cash and shares. Stock options will become exercisable in installments as determined by the Committee and as set forth in the optionee's option agreement. Each option grant may be exercised in whole, at any time, or in part, from time to time, after the grant becomes exercisable.

  If a participant's employment terminates by reason of death or disability, any outstanding stock options will vest fully and be exercisable at any time within two years following the date of death or disability (but in no event beyond the stated term of the option). Upon an optionee's retirement, stock options will be exercisable at any time prior to the end of the stated term of the stock option or two years following the retirement date in the case of non-qualified stock options and 90 days in the case of incentive stock options, whichever is the shorter period, but only to the extent the stock options are exercisable at retirement. Upon termination for any other reason other than for cause, any previously vested stock options will be exercisable for the lesser of 90 days or the balance of the stock option's stated term. In the event of termination for cause, all options, whether or not exercisable, will terminate.

  Restricted Stock. Subject to the limitations of the 1996 Plan, the Committee may grant restricted stock to eligible individuals. Restricted stock awards are shares of Common Stock that are subject to restrictions on transfer or other incidents of ownership where the restrictions lapse based solely on continued employment with the Company for specified periods or based on the attainment of specified performance standards in either case, as the Committee may determine. The Committee will determine all terms and conditions pursuant to which restrictions upon restricted stock will lapse. At the discretion of the Committee, certificates representing shares of restricted stock will be deposited with the Company until the restriction period ends. Grantees of restricted stock have all the rights of a stockholder with respect to the restricted stock and may receive dividends, unless the Committee determines otherwise. Dividends may, at the discretion of the Committee, be deferred until the restriction period ends and may bear interest if the Committee so determines.

  If a grantee's employment terminates by reason of death or disability prior to the expiration of the restriction period applicable to any restricted shares then held by the grantee, all restrictions pertaining to such shares immediately lapse. Upon termination for any other reason, all restricted shares are forfeited.

  Performance Units. The Committee may grant performance units to eligible individuals. Each performance unit will specify the performance goals, the performance period and the number of performance units granted. The performance period will be not less than one year, nor more than five years, as determined by the Committee. Performance goals are those objectives established by the Committee which may be expressed in terms of earnings per share, price of the Common Stock, pre-tax profit, net earnings, return on equity or assets, revenues or any combination of the above. Performance goals may relate to the performance of the Company, a subsidiary, a division or other operating unit of the Company. Performance goals may be established as a range of goals if the Committee so desires.

  If the Committee determines that the performance goals have been met, the grantee will be entitled to the appropriate payment with respect thereto. At the option of the Committee, payment may be made solely in shares of Common Stock, solely in cash, or a combination of cash and shares of Common Stock.

  Change in Control. Generally, in the event of a "change in control" (as defined in the 1996 Plan) of the Company, all outstanding stock options become fully vested and immediately exercisable in their entirety. In addition, if provided in an optionee's agreement, the optionee will be permitted to sell the option to the Company generally for an amount equal to the excess of (x) the fair market value over (y) the per share exercise price for such shares under the stock option. In addition, all restrictions on restricted stock lapse upon a change in control and outstanding performance units become fully vested and payable in an amount equal to the greater of: (i) the maximum amount payable under the performance unit multiplied by a percentage equal to the percentage that would have been earned assuming the rate at which the performance goals have been achieved as of the date of the change in control would have continued until the end of the performance cycle; or (ii) the maximum amount payable multiplied by the percentage of the performance cycle completed at the time of the change in control.

  Amendments and Termination. The Board may at any time terminate and, from time to time, may amend or modify the 1996 Plan; provided, however, that no amendment may impair the rights of a participant with respect to outstanding Employee Awards without the participant's consent. Any such action of the Board may be taken without the approval of the Company's stockholders, but only to the extent that such stockholder approval is not required by applicable law or regulation. The 1996 Plan will terminate ten years from its effective date.

                              CERTAIN TRANSACTIONS

TRANSACTIONS WITH MANAGEMENT

  SCM Partners, a Kentucky general partnership, leases a parking lot next to the Company's headquarters in Louisville, Kentucky to Vencor pursuant to a two-year lease. Vencor pays SCM Partners approximately $50,000 per year in connection with such lease. Mr. Mulloy owns a 10.4% interest in SCM Partners. Vencor believes that the terms of such lease are no less favorable than terms which could be obtained from an unrelated third party. William C. Ballard Jr., a director of the Company, is of counsel to the law firm of Greenebaum Doll & McDonald PLLC, which is counsel to the Company.

  On April 1, 1997, the Company completed its acquisition of American Elderserve, an Atlanta based operator of assisted living communities, for $30.5 million in cash, stock and assumption of debt. Andy L. Schoepf, the Chief Operating Officer of the Company and a director, was a 50.0% shareholder in American Elderserve and was serving as its President and Chief Executive Officer at the time of the acquisition. In addition, Mr. Schoepf's wife, Elizabeth Schoepf, was a 25.0% shareholder. In connection with the acquisition, Mr. Schoepf received 636,487 shares of Common Stock, including certain demand and incidental registration rights with respect to such Common Stock. Elizabeth Schoepf received $3.7 million in cash. In addition, the Company agreed to nominate a person selected by Mr. Schoepf to the Board of Directors and obtain the commitment of Vencor to vote its shares of Common Stock in favor of such nominee, until such time as Mr. Schoepf holds fewer than 400,000 shares of Common Stock. At the 1997 annual meeting of the Company's shareholders, Mr. Schoepf was elected a director pursuant to these arrangements.

  In connection with the American Elderserve acquisition, the Company entered into a development agreement with Elder Healthcare, a limited liability company owned 10.0% by Atria and 90.0% by Assisted Care Developers. Assisted Care Developers is wholly owned by George A. Schoepf, former Executive Vice President of American Elderserve and the brother of Andy L. Schoepf. Elder Healthcare has the exclusive right to develop assisted living communities for the Company in an 11 state region in the southeast United States. George A. Schoepf serves as President and Chief Executive Officer of Elder Healthcare. The Company has agreed that Elder Healthcare will develop at least 15 communities in the southeast region over the next three years. The Company will have the first option to purchase any such developed community at the lesser of its fair market value or the costs to develop and operate such community up to the time of purchase plus the sum of $666,666. The Company may exercise its option to purchase such a community only after the community's operations become profitable as defined by the development agreement. In connection with the development of such communities, the Company has agreed to fund all construction costs and working capital needs of the communities through the use of its Credit Facility. Such communities will serve as additional security for the borrowings under the Credit Facility. The Company will manage these communities from the date they commence operations.

  From time to time, Elder Healthcare may engage DevCon Realty, LLC ("DevCon"), a commercial real estate brokerage firm, to serve as its broker in the acquisition of new community development sites. DevCon is owned 50.0% by George A. Schoepf, 25.0% by Andy L. Schoepf and 25.0% by the adult children of Andy L. Schoepf. In connection with such transactions, DevCon would receive brokerage commissions in amounts customary in the geographic area.

  Pursuant to the acquisition of American Elderserve, Atria assumed construction contracts between Delta Construction Corporation ("Delta") and American Elderserve for four of the communities then under development. Delta is owned by Andy L. Schoepf (40.0%) and his brothers--George Schoepf (40.0%) and Earl Schoepf (20.0%). The contracts allow Delta to act as the construction manager or general contractor for each of the communities. When it serves only as construction manager, it must pay for the services of the general contractor out of its fee. The Company estimates that it will pay Delta approximately $425,000 during 1997. The Company believes that the construction contracts entered into between American Elderserve and Delta prior to the acquisition are on terms substantially similar to those that would have been available from unaffiliated third parties.

  Although Elder Healthcare has no obligation to contract with Delta in the future, Elder Healthcare expects to use Delta's construction management or general contracting services subject to Atria's approval of the specific terms of each construction contract. The Company believes that future contracts with Delta will be on terms substantially similar to those entered into between the Company and unaffiliated third parties.

  Pursuant to the acquisition of American Elderserve, the Company acquired a promissory note that Schoepf Equities, LLC had originally issued to American Elderserve (the "Note") in the approximate principal amount of $545,000, with principal and 7.0% per annum interest due March 31, 1999. Schoepf

Equities, LLC is owned 50.0% by Andy L. Schoepf and 50.0% by George A. Schoepf. The funds were used to purchase land in Chattanooga, Tennessee and the Note is secured by the land.

  Pursuant to the acquisition of American Elderserve, the Company acquired a 50% interest in an extended stay hotel in Savannah, Georgia, subject to the lease of that property to Southeastern Lodges, LLC ("Lessee"). Schoepf Equities, LLC, owns a 50.0% interest in, and is the managing member of, Lessee. The lease runs from January 1, 1997 through December 31, 1999 with annual aggregate payments of approximately $29,000.

TRANSACTIONS WITH VENCOR

  In May 1996, the Company was incorporated as a wholly-owned subsidiary of Vencor. In connection with the IPO, the Company and Vencor entered into the following agreements to provide for the transition of the Company from a wholly-owned subsidiary of Vencor to a separate company. Vencor currently owns approximately 60.7% of the Company's Common Stock. After the completion of this offering, Vencor will own 44.5% of the outstanding Common Stock (42.8% if the Underwriters' over-allotment option is exercised in full).

  Incorporation Agreement. Prior to the completion of the IPO, Vencor transferred to the Company, or caused its respective subsidiaries or affiliates to transfer to the Company, their respective interests in various communities pursuant to the terms of an Incorporation Agreement. The Company assumed all the communities' liabilities in accordance with the Incorporation Agreement. Except as expressly set forth in the Incorporation Agreement, no party made any representation or warranty as to the assets, businesses, or liabilities transferred or assumed as part of the separation, as to any consents or approvals required in connection therewith, as to the value or freedom from counterclaim with respect to any claim of any party, or as to the legal sufficiency of any assignment, document, or instrument delivered to convey title to any asset transferred. Except as expressly set forth in the Incorporation Agreement, all assets were transferred on an "as is" basis, and the Company agreed to bear the economic and legal risks that the conveyance was insufficient to vest in the Company good and marketable title, free and clear of any security interest or adverse claim.

  The Company has indemnified Vencor and its subsidiaries against certain losses, claims, damages or liabilities including those arising out of: (i) any inaccurate representation or breach of warranty under the Incorporation Agreement; and (ii) any indebtedness, lease, contract, or other obligation referred to in the Incorporation Agreement. The Company also indemnified Vencor, as a controlling person, against any loss, claim, damage, or liability arising out of the IPO, except for losses, claims, damages or liabilities arising from information supplied in writing by Vencor for inclusion in the prospectus used for the IPO. Vencor indemnified the Company and its subsidiaries with respect to any inaccurate representation or breach of warranty under the Incorporation Agreement. The Company paid Vencor $150,000 for legal and accounting assistance provided to the Company in connection with the IPO.

  Administrative Services Agreement. The Company and Vencor entered into an Administrative Services Agreement pursuant to which Vencor provides certain administrative services to the Company. The Administrative Services Agreement is a one-year agreement (expiring in August 1997) which may be terminated by the Company at any time upon 30 days' written notice to Vencor. Some of the services provided to the Company by Vencor include finance and accounting, human resources, risk management, legal support, and information systems support. The Company, however, may extend the Administrative Services Agreement after the first year for up to one additional year. In such case, Vencor or the Company may terminate the Administrative Services Agreement upon 60 days' written notice. During 1996, the Company paid Vencor approximately $620,000 for these services. During 1997, the Company expects to pay Vencor approximately $458,000 for such services due to a decrease in the level of service provided. The Company or Vencor may agree to increase or decrease the services to be provided in accordance with the Administrative Services Agreement, if needed. The Company intends to substantially terminate the Administrative Services Agreement during 1997.

  Services Agreements and Sublease Agreement. The Company and subsidiaries of Vencor entered into Services Agreements relating to seven communities which are contiguous to Vencor facilities. The Services Agreements pertain to the sharing of costs relating to maintenance and lawn services, marketing, food services, general office, housekeeping, and emergency call systems. These Services Agreements may be canceled by either party upon 90 days' prior written notice. The maximum amount that the Company expects to pay Vencor in connection with the Services Agreements is $150,000 per year. The Company and Vencor also entered into a two-year Sublease Agreement covering approximately 4,000 square feet of office space used for the Company's headquarters located in Louisville, Kentucky at an annual rental of $48,300. The Company paid Vencor approximately $18,000 in rent during 1996.

  New Pond Lease. New Pond Village Associates, a partnership owned by subsidiaries of Vencor ("New Pond"), leases the New Pond Village Retirement Center to Atria pursuant to the terms of a lease which is intended to be categorized as a finance lease for financial and tax accounting purposes. The lease has a term of 99 years, unless earlier terminated. Under the lease, the Company pays no rent as such, but is obligated to pay all ad valorem property taxes, insurance, utilities, and all payments required to be made on the indebtedness secured by the leased property. New Pond is obligated to use its reasonable best efforts to obtain the requisite zoning and consent of the holder of the mortgage on the leased property to the conveyance of the leased property to the Company. At such time as such conveyance occurs, the Company will assume the indebtedness secured by the mortgage on the leased property.

  Guaranty Fee Agreement. Vencor and the Company entered into a Guaranty Fee Agreement prior to completion of the IPO. The Guaranty Fee Agreement provides that the Company will pay to Vencor a fee equal to 1.5% of the average outstanding sum of the principal balance of all debts, letters of credit, or obligations of the Company which are guaranteed by Vencor. Pursuant to this agreement, Vencor has guaranteed for four years borrowings by Atria under the Credit Facility in amounts up to $100 million in the first year following the IPO, declining by $25 million each year thereafter. During 1996, the Company did not incur any costs related to Vencor's guarantee.

  Redding Lease. During part of 1996 and 1997 the Company leased certain real estate in Redding, California from Vencor pursuant to a lease categorized as a finance lease for financial and tax accounting purposes. The lease had a term of 99 years, unless earlier terminated. Under the lease, the Company paid $1.00 per year rent and was obligated to pay all ad valorem property taxes, insurance, and utilities relating to the leased property. The lease also required Vencor to use its reasonable best efforts to obtain the requisite approval for the subdivision of a larger parcel of which the leased property was a part. Upon receipt of such approval in 1997, Vencor conveyed the property to the Company for $1.00 and the lease terminated.

  Registration Rights Agreement. The Company granted demand and incidental registration rights to Vencor for the registration of shares of Common Stock owned by Vencor under the Securities Act of 1933. Four demand registrations are permitted. The Company will pay the fees and expenses of two demand registrations and all incidental registrations, while Vencor will pay all underwriting discounts and commissions. The registration rights expire five years from the completion of the IPO and are subject to certain conditions and limitations, including the right of underwriters to limit the number of shares owned by Vencor included in such registration.

  Voting Agreement. Vencor entered into a Voting Agreement pursuant to which it agrees to vote all of its shares of Common Stock at any meeting at which directors are elected in favor of the election of independent directors so that after such election, if such persons are elected, there will be at least two independent directors. The Voting Agreement will continue in effect for five years from the date of the IPO so long as Vencor beneficially owns 30% or more of the Common Stock.

  Tax Sharing Agreement. Vencor and the Company have entered into a Tax Sharing Agreement which generally provides for the manner in which the parties will bear taxes for the period between the

Company's organization and the sale by the Company of the Common Stock pursuant to the IPO and income tax deficiencies/refunds resulting from future audit adjustments. The Company will be required to pay Vencor an amount equal to the excess of the income tax liability which the Company would have for such period over the amount which the Company has previously paid (or been charged with by Vencor) with respect to such taxes.

  If additional taxes must be paid by the Company or Vencor as a result of an adjustment made by a tax regulatory authority and as a result of that adjustment the other party would obtain an offsetting tax benefit, the party obtaining the tax benefit pays an amount equal to the additional tax to the party whose income tax liability was increased. Likewise, if income taxes are reduced as a result of an adjustment made by a tax regulatory authority and as a result of that adjustment the other party would suffer an offsetting tax detriment, the party whose taxes were reduced pays that amount to the other party. The Tax Sharing Agreement also contains provisions dealing with challenging adjustments made by tax regulatory authorities, who will bear the expenses of any such challenge and cooperation between the parties.

  Borrowing From Vencor. A subsidiary of the Company is indebted to Vencor in the amount of $14 million as of both December 31, 1996 and March 31, 1997. The indebtedness is evidenced by a promissory note in favor of Vencor, bears interest at a rate equal to the floating prime rate of National City Bank, Kentucky plus 1.0%, payable quarterly, and the principal amount is due on August 20, 1997. The promissory note may be prepaid without premium or penalty. The interest costs incurred by the Company in connection with the promissory note aggregated $482,000 for 1996. The Company expects that Vencor will extend the term of the note through the end of 1997.

  Additional Capital Contribution by Vencor. In connection with the Credit Facility, Vencor contributed $4.3 million in cash to the Company before the completion of the IPO.

  Company policy provides that transactions between the Company and its officers, directors, principal stockholders and their affiliates will be on terms no less favorable to the Company than could be obtained from unrelated third parties and any such transactions will be approved by a majority of the disinterested members of the Board of Directors. Although the Company was a wholly owned subsidiary of Vencor at the time it entered into the above-described transactions, the Company believes that the terms of such agreements are no less favorable than terms which could be obtained from an unrelated third party. Because Vencor is a principal stockholder of Atria, an inherent conflict of interest will exist. When conflicts of interest do arise in its dealings with Vencor, the Company anticipates resolving such conflicts on a case-by-case basis, which may include the use of committees comprised of disinterested members of the Board of Directors and the retention of independent financial and other advisors. Transactions between the Company and its officers, directors, principal stockholders and their affiliates will be on terms no less favorable to the Company than could be obtained from unrelated third parties and any such transactions will be approved by a majority of the disinterested members of the Board of Directors.

                            PRINCIPAL STOCKHOLDERS

  The following table sets forth at May 31, 1997, certain information with respect to beneficial ownership of the Common Stock by: (i) each person known by the Company to be the beneficial owner of more than five percent of the outstanding Common Stock; (ii) each director and executive officer of the Company; and (iii) all directors and executive officers of the Company as a group.

                                                                PERCENTAGE OF
                                                  NUMBER OF     COMMON STOCK
                                                    SHARES    -----------------
                                                 BENEFICIALLY  BEFORE   AFTER
                                                   OWNED(1)   OFFERING OFFERING
                                                 ------------ -------- --------
Sandra Harden Austin(2).........................       5,000       *        *
William C. Ballard(3)...........................      20,500       *        *
Peter J. Grua(4)................................       7,000       *        *
Thomas T. Ladt(5)...............................      15,035       *        *
W. Bruce Lunsford(6)............................  10,060,000    61.1%    44.8%
W. Patrick Mulloy, II(7)........................      36,515       *        *
Andy L. Schoepf(8)..............................     636,487     3.9%     2.8%
R. Gene Smith(4)................................      65,000       *        *
J. Timothy Wesley(4)............................       6,500       *        *
Vencor, Inc.(9).................................  10,000,000    60.7%    44.5%
All executive officers and directors as a group
 (9 persons)(10)................................  10,852,037    65.9%    48.3%

--------
  (*)Less than 1%
 (1) Beneficial ownership of shares, as determined in accordance with applicable Securities and Exchange Commission rules, includes shares as to which a person has or shares voting power and/or investment power. Except as set forth in the accompanying footnotes, the named persons have sole voting power and sole investment power over the shares shown as beneficially owned by them.
 (2) Represents restricted shares of Common Stock. The restrictions lapse in two equal annual installments beginning on August 20, 1997.
 (3) Includes 7,000 shares held in trust for Mr. Ballard's spouse, 4,000 shares held in trust for his children and 5,000 restricted shares of Common Stock. Restrictions on restricted shares lapse in two equal annual installments beginning on August 20, 1997.
 (4) Includes 5,000 restricted shares of Common Stock. The restrictions lapse in two equal annual installments beginning on August 20, 1997.
 (5) Includes 35 shares held as custodian for his son and 5,000 restricted shares of Common Stock. Restrictions on restricted shares lapse in two equal annual installments beginning on August 20, 1997.
 (6) Includes 10,000,000 shares held by Vencor, Inc. Mr. Lunsford is Chairman of the Board, President and Chief Eexecutive Officer of Vencor, Inc. Because Mr. Lunsford has authority to direct the voting and disposition of such shares, he may be deemed to beneficially own these shares. Mr. Lunsford disclaims beneficial ownership of these shares. This amount also includes 20,000 restricted shares of Common Stock. Restrictions on restricted shares lapse in two equal annual installments beginning August 20, 1997. Excludes 10,000 shares held in trust for the benefit of his children. Mr. Lunsford's address is 3300 Providian Center, 400 West Market Street, Louisville, Kentucky 40202.
 (7) Includes 350 shares held jointly with Mr. Mulloy's spouse, 1,360 shares held by his spouse and 380 shares held as custodian for his minor children. With respect to the shares held jointly by his spouse, Mr. Mulloy shares voting and investment power with his spouse. This amount also includes 30,000 restricted shares of Common Stock. Restrictions on restricted shares lapse in two equal annual installments beginning on August 20, 1997.
 (8) As part of the American Elderserve acquisition, Mr. Schoepf received 636,487 shares of the Company's Common Stock in April 1997. See "Certain Transactions--Transactions with Management."
 (9) The ownership given for Vencor, Inc. is based on information contained in the Schedule 13G dated January 28, 1997 filed by Vencor, Inc. with the Securities and Exchange Commission. The address of Vencor, Inc. is 3300 Providian Center, 400 West Market Street, Louisville, Kentucky 40202.
(10) Includes 80,000 restricted shares of Common Stock. The restrictions on restricted shares lapse in two equal annual installments beginning on August 20, 1997.

                         DESCRIPTION OF CAPITAL STOCK

GENERAL

  The Company's Restated Certificate of Incorporation provides that the authorized capital stock of the Company consists of 50,000,000 shares of Common Stock, par value $.10 per share, and 5,000,000 shares of Preferred Stock, par value $1.00 per share. Upon completion of this offering, 22,466,487 shares of Common Stock will be issued and outstanding (23,366,487 shares if the Underwriters' over-allotment option is exercised in full), and no shares of Preferred Stock will be issued or outstanding.

COMMON STOCK

  The holders of Common Stock are entitled to one vote per share owned of record on all matters voted upon by stockholders. Subject to the requirements (including preferential rights) of any Preferred Stock outstanding, holders of Common Stock are entitled to receive dividends if, as and when declared by the Board out of funds legally available therefor. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share equally and ratably in the assets of the Company, if any, remaining after the payment of all liabilities of the Company and the liquidation preferences of any outstanding Preferred Stock. Holders of the Common Stock have no preemptive rights, no cumulative voting rights and no rights to convert their Common Stock into any other securities, and there are no redemption or sinking fund provisions with respect to the Common Stock.

  National City Bank acts as the transfer agent and registrar for the Common Stock.

PREFERRED STOCK

  The Board has the authority to issue the authorized shares of Preferred Stock in one or more series and to fix the designations, powers, preferences, rights, qualifications, limitations and restrictions of all shares of each such series, including, without limitation, dividend rates, conversion rights, voting rights, redemption and sinking fund provisions, liquidation preferences and the number of shares constituting each such series, without any further vote or action by the stockholders. The issuance of Preferred Stock could decrease the amount of earnings and assets available for distribution to holders of Common Stock or adversely affect the rights and powers, including voting rights, of the holders of Common Stock. The issuance of Preferred Stock also could have the effect of delaying, deterring or preventing a change in control of the Company without further action by the stockholders.

CERTAIN CORPORATE GOVERNANCE MATTERS

  Pursuant to the Company's Restated Certificate of Incorporation and the Amended and Restated By-laws, the Board is divided into three classes. Two classes of directors consist of three directors each and one class consists of two directors, with the term of office of the first class to expire at the 1998 annual meeting of stockholders, the term of office of the second class to expire at the 1999 annual meeting of stockholders, and the term of office of the third class to expire at the 2000 annual meeting of stockholders. At each succeeding annual meeting of stockholders, directors will be elected to a three-year term of office.

  The Company's Restated Certificate of Incorporation and the Amended and Restated By-laws provide that: (i) the number of directors of the Company will be fixed by resolution of the Board, but in no event will be less than three nor more than 15 directors; (ii) the directors of the Company in office from time to time will fill any vacancy or newly created directorship on the Board, with any new director to serve in the class of directors to which he or she is so elected; (iii) directors of the Company may be removed only for cause by the holders of at least a majority of the Company's voting stock, provided, however, that prior to the date that Vencor and its affiliates cease owning at least a majority of the Company's

Common Stock (the "Trigger Date"), cause is not required for removal of directors; (iv) after the Trigger Date, stockholder action can be taken only at an annual or special meeting of stockholders and not by written consent in lieu of a meeting; and (v) except as described below, special meetings of stockholders may be called only by the Chairman of the Board, the President of the Company or by a majority of the total number of directors of the Company and, prior to the Trigger Date, by Vencor, and the business permitted to be conducted at any such meeting is limited to that stated in the notice of the special meeting. The Amended and Restated By-laws also require that stockholders desiring to bring any business before an annual meeting of stockholders deliver written notice thereof to the Secretary of the Company not fewer than 60 days nor more than 90 days in advance of the annual meeting of stockholders; provided, however, if the date of the meeting is not furnished to stockholders in a notice, or is not publicly disclosed by the Company, more than 70 days prior to the meeting, notice by the stockholder, to be timely, must be delivered to the President or Secretary of the Company not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made.

  The Amended and Restated By-laws also provide that stockholders desiring to nominate persons for election as directors must make their nominations in writing to the President of the Company not fewer than 60 days nor more than 90 days prior to the scheduled date for the annual meeting; provided, however, if fewer than 70 days notice or prior public disclosure of the scheduled date for the annual meeting is given or made, notice by the stockholders, to be timely, must be delivered to the President or Secretary of the Company not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. Prior to the Trigger Date, Vencor may nominate persons for election as directors without following the notice pending nomination procedures required of all other stockholders.

  Under applicable provisions of the Delaware General Corporation Law, the approval of a Delaware corporation's board of directors, in addition to stockholder approval, is required to adopt any amendment to the corporation's certificate of incorporation, but a corporation's by-laws may be amended either by action of its stockholders or, if the corporation's certificate of incorporation so provides, its board of directors. The Restated Certificate of Incorporation and Amended and Restated By-laws provide that the provisions summarized above may not be amended by the stockholders, nor may any provision inconsistent therewith be adopted by the stockholders, without the affirmative vote of the holders of at least 80% of the Company's voting stock, voting together as a single class.

  The foregoing provisions of the Restated Certificate of Incorporation and Amended and Restated By-laws may discourage or make more difficult the acquisition of control of the Company by means of a tender offer, open market purchase, proxy contest or otherwise. These provisions may have the effect of discouraging certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of the Company first to negotiate with the Company. The Company's management believes that the foregoing measures provide benefits to the Company and its stockholders by enhancing the Company's ability to negotiate with the proponent of any unfriendly or unsolicited proposal to take over or restructure the Company and that such benefits outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

  The Company is a Delaware corporation and is subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prevents an "interested stockholder" (defined generally as a person owning 15% or more of the corporation's outstanding voting stock) from engaging in a "business combination" (as defined in Section 203) with a Delaware corporation for three years following the date such person became an interested stockholder unless:
(i) before such person became an interested stockholder, the board of directors of the corporation approved either the transaction in which the interested stockholder became an interested stockholder or the business combination; (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time such transaction commenced (excluding stock held by directors who are also officers of the corporation and by employee stock plans that do not provide employees with the rights to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (iii) following the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of at least two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder. Under Section 203, the restrictions described above also do not apply to certain business combinations proposed by an interested stockholder following the public announcement or notification (as required by Section 203) of a transaction which is one of certain extraordinary transactions involving the corporation, is with or by a person who either has not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation's directors, and is approved or not opposed by a majority of the board of directors then in office. As a result of its initial ownership of all of the outstanding Common Stock, Vencor is not subject to the restrictions imposed upon an interested stockholder under Section 203.

REGISTRATION RIGHTS AGREEMENTs

  The Company has granted demand and incidental registration rights to both Vencor and Andy Schoepf, the Company's Chief Operating Officer, for the registration under the Securities Act of shares of Common Stock owned by them. Vencor is permitted four demand registrations. Mr. Schoepf is permitted only one demand registration once the Company is eligible to register its Common Stock on Form S-3. The Company will pay the fees and expenses for the demand registration of Mr. Schoepf and two demand registrations of Vencor, as well as all incidental registrations, while Vencor and Mr. Schoepf will pay all underwriting discounts and commissions. The registration rights of Vencor expire August 20, 2001 and the registration rights of Mr. Schoepf expire April 1, 1999. The registration rights are subject to certain conditions and limitations, including the right of underwriters to limit the number of shares included in a registration.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of this offering, the Company will have outstanding 22,466,487 shares of Common Stock (23,366,487 shares if the Underwriters' over-allotment option is exercised in full). The 6,000,000 shares sold in this offering (or a maximum of 6,900,000 shares if the Underwriters' over-allotment option is exercised in full) will be and the 5,750,000 shares sold in the IPO are freely tradable without restriction or further registration under the Securities Act, unless held by "affiliates" of the Company as that term is defined in Rule 144 under the Securities Act. The remaining 10,716,487 shares outstanding are "restricted securities" as that term is defined under Rule 144 and were issued by the Company in private transactions in reliance upon one or more exemptions under the Securities Act. Such restricted securities may be resold in a public distribution only if registered under the Securities Act or pursuant to an exemption therefrom, including Rule 144. See "Risk Factors-- Shares Eligible for Future Sale."

  In general, under Rule 144, a person (or persons whose shares are aggregated), including an affiliate of the Company, who has beneficially owned restricted securities for at least one year is entitled to sell within any three-month period a number of shares that does not exceed the greater of the average weekly trading volume during the four calendar weeks preceding such sale or one percent of the then outstanding shares of the Common Stock, provided certain manner of sale and notice requirements and requirements as to the availability of current public information about the Company are satisfied. In addition, affiliates of the Company must comply with the restrictions and requirements of Rule 144, other than the holding period, to sell shares of Common Stock. A person who is deemed not to have been an "affiliate" of the

Company at any time during the 90 days preceding a sale by such person, and who has beneficially owned such shares for at least two years, would be entitled to sell such shares without regard to the volume limitations described above.

  The Company has registered under the Securities Act 1,250,000 shares of Common Stock reserved for issuance pursuant to the Company's incentive compensation programs. At May 31, 1997, there were outstanding options to purchase 1,059,000 shares of Common Stock. The options become exercisable in four equal installments beginning one year from the date of grant.

  Subject to certain exceptions, Vencor, the Company and the Company's executive officers and directors have agreed with the Underwriters not to sell or otherwise dispose of any shares of Common Stock, any Common Stock issuable upon exercise of options to purchase Common Stock or any securities convertible into or exchangeable for shares of Common Stock for a period of 90 days after the date of this Prospectus without the prior written consent of Alex. Brown & Sons Incorporated.

  Vencor is entitled to certain rights with respect to the registration for sale under the Securities Act of 10,000,000 restricted shares of Common Stock, and Andy L. Schoepf, the Company's Chief Operating Officer, is entitled to certain rights with respect to the registration for sale under the Securities Act of 636,487 restricted shares of Common Stock. See "Description of Capital Stock--Registration Rights Agreements."

                                  UNDERWRITING

  Subject to the terms and conditions contained in the Underwriting Agreement, the Underwriters named below (the "Underwriters") through their Representatives, Alex. Brown & Sons Incorporated, J.C. Bradford & Co., and Donaldson, Lufkin & Jenrette Securities Corporation have severally agreed to purchase from the Company, the following respective numbers of shares of Common Stock at the public offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus:

                                                                        NUMBER
      UNDERWRITER                                                      OF SHARES
      -----------                                                      ---------
      Alex. Brown & Sons Incorporated.................................
      J.C. Bradford & Co..............................................
      Donaldson, Lufkin & Jenrette Securities Corporation.............
                                                                       ---------
                                                                       6,000,000
                                                                       =========

  The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will purchase all shares of the Common Stock offered hereby if any of such shares are purchased.

  The Company has been advised by the Representatives of the Underwriters that the Underwriters propose to offer the shares of Common Stock to the public at the public offering price set forth on the cover page of this Prospectus and to
certain dealers at such price less a concession not in excess of $      per
share. The Underwriters may allow, and such dealers may reallow, a concession
not in excess of $      per share to certain other dealers. After the offering,
the offering price and other selling terms may be changed by the Representatives of the Underwriters.

  The Company has granted to the Underwriters an option, exercisable not later than 30 days after the date of this Prospectus, to purchase up to 900,000 additional shares of Common Stock at the public offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus. To the extent that the Underwriters exercise such option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage thereof that the number of shares of Common Stock to be purchased by it shown in the above table bears to 6,000,000, and the Company will be obligated, pursuant to the option, to sell such shares to the Underwriters. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of Common Stock offered hereby. If purchased, the Underwriters will offer such additional shares on the same terms as those on which the 6,000,000 shares are being offered.

  The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act.

  Subject to certain exceptions, the Company has agreed not to offer, sell, sell short or otherwise dispose of any shares of Common Stock for a period of 90 days from the date of this Prospectus without the prior consent of Alex. Brown & Sons Incorporated. In addition, directors, executive officers and certain shareholders of the Company, who will own upon the completion of this offering an aggregate of 10,852,037 shares of Common Stock and options representing the right to purchase 555,000 shares of Common Stock, have agreed not to offer, sell, sell short or otherwise dispose of any such shares of Common Stock beneficially owned by them or any shares issuable upon exercise of stock options for a period of 90 days from the date of this Prospectus without the prior written consent of Alex. Brown & Sons Incorporated. See "Shares Eligible for Future Sale."

  In connection with this offering, certain Underwriters and selling group members (if any) who are qualifying registered market makers on the Nasdaq Stock Market may engage in passive market making transactions in the Common Stock on the Nasdaq National Market in accordance with Rule 103 of

Regulation M under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), during the qualifying period which is two business days before commencement of sales in this offering. The passive market making transactions must comply with applicable price and volume limits and be identified as such. In general, a passive market maker may display its bid at a price not in excess of the highest independent bid for the security; if all independent bids are lowered below the passive market maker's bid, however, such bid must then be lowered when certain purchase limits are exceeded. Net purchases by a passive market maker on each day are generally limited to 30.0% of the passive market maker's average daily trading volume in the Common Stock during a prior period and must be discontinued when such limit is reached. Passive market making may stabilize the market price of the Common Stock at a level above that which might otherwise prevail, and, if commenced, may be discontinued at any time.

  The Representatives have advised the Company that, pursuant to Regulation M under the Exchange Act, certain persons participating in the offering may engage in transactions, including stabilizing bids, syndicate covering transactions or the imposition of penalty bids which may have the effect of stabilizing or maintaining the market price of the Common Stock at a level above that which might otherwise prevail in the open market. A "stabilizing bid" is a bid for or the purchase of Common Stock on behalf of the Underwriters for the purchase of fixing or maintaining the price of the Common Stock. A "syndicate covering transaction" is the bid for or the purchase of the Common Stock on behalf of the Underwriters to reduce a short position incurred by the Underwriters in connection with the offering. A "penalty bid" is an arrangement permitting the Representatives to reclaim the selling concession otherwise accruing to an Underwriter or syndicate member in connection with the offering if the Common Stock originally sold by such Underwriter or syndicate member is purchased by the Representatives in a syndicate covering transaction and has therefore not been effectively placed by such Underwriter or syndicate member. The Representatives have advised the Company that such transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

  The Representatives of the Underwriters have advised the Company that the Underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.

                                 LEGAL MATTERS

  The validity of the shares offered hereby will be passed upon for the Company by Greenebaum Doll & McDonald PLLC, Louisville, Kentucky. William C. Ballard Jr., a director of the Company, is of counsel to Greenebaum Doll & McDonald PLLC and as of the date of this Prospectus he beneficially owns 20,500 shares of Common Stock. Alston & Bird LLP, Atlanta, Georgia, is acting as counsel for the Underwriters in connection with certain legal matters relating to the sale of the Common Stock offered hereby.

                                    EXPERTS

  The audited consolidated financial statements of Atria Communities, Inc. included in this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein and are included herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

  The Company has filed through the Electronic Data Gathering, Analysis and Retrieval system with the Securities and Exchange Commission (the "SEC") in Washington, D.C., a Registration Statement on Form S-1 (the "Registration Statement," which includes all amendments, exhibits and schedules thereto), pursuant to the Securities Act, and the rules and regulations promulgated thereunder, with respect to this offering. This prospectus, which constitutes a part of the Registration Statement, does not contain all the information set forth in the Registration Statement, certain parts of which are omitted from this Prospectus in accordance with the rules and regulations of the SEC and to which reference is hereby made.

  The Company is subject to the informational and reporting requirements of the Exchange Act and, in accordance therewith, is required to file proxy statements, reports and other information with the SEC. The Registration Statement, as well as any such report, proxy statement and other information filed by the Company with the SEC, may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the SEC: Northeast Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048; and Midwest Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such filings may also be obtained from the SEC through the Internet at http://www.sec.gov.

  Statements made in this Prospectus concerning the provisions of any contract, agreement or other document referred to herein are not necessarily complete. With respect to each such statement concerning a contract, agreement or other document filed as an exhibit to the Registration Statement or otherwise filed with the SEC, reference is made to such exhibit or other filing for a more complete description of the matter involved and each such statement is qualified in its entirety by such reference.

  The Company intends to furnish to its stockholders annual reports containing financial statements audited by an independent accounting firm. The Company also intends to furnish such other reports as it may determine or as may be required by law.

                            ATRIA COMMUNITIES, INC.
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
Report of Independent Auditors............................................  F-2
Consolidated Financial Statements:
 Consolidated Statement of Income for the years ended December 31, 1996,
  1995 and 1994...........................................................  F-3
 Consolidated Balance Sheet, December 31, 1996 and 1995...................  F-4
 Consolidated Statement of Stockholders' Equity for the years ended
  December 31, 1996, 1995
  and 1994................................................................  F-5
 Consolidated Statement of Cash Flows for the years ended December 31,
  1996, 1995 and 1994.....................................................  F-6
 Notes to Consolidated Financial Statements...............................  F-7
Condensed Consolidated Financial Statements (Unaudited):
 Condensed Consolidated Statement of Income -- for the three months ended
  March 31, 1997 and 1996................................................. F-15
 Condensed Consolidated Balance Sheet -- March 31, 1997 and December 31,
  1996.................................................................... F-16
 Condensed Consolidated Statement of Cash Flows -- for the three months ended March 31, 1997 and 1996........................................... F-17
 Notes to Condensed Consolidated Financial Statements..................... F-18

                        REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholders
Atria Communities, Inc.

  We have audited the accompanying consolidated balance sheet of Atria Communities, Inc. (formerly the assisted and independent living businesses of Vencor, Inc.--see Note 1) as of December 31, 1996 and 1995, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Atria Communities, Inc. at December 31, 1996 and 1995, and the consolidated results of its operations and cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          /s/ Ernst & Young LLP

Louisville, Kentucky
February 1, 1997, except
for Note 11 as to which
the date is March 3, 1997

                            ATRIA COMMUNITIES, INC.
                        CONSOLIDATED STATEMENT OF INCOME
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                       1996     1995     1994
                                                      -------  -------  -------
Revenues............................................  $51,846  $47,976  $39,758
                                                      -------  -------  -------
Salaries, wages and benefits........................   19,861   17,455   14,638
Supplies............................................    5,024    4,860    4,023
Rent................................................      353      383      333
Depreciation and amortization.......................    5,060    5,113    4,541
Non-recurring transactions..........................    1,050      600   (1,675)
Other operating expenses............................   10,594    9,465    8,347
                                                      -------  -------  -------
                                                       41,942   37,876   30,207
                                                      -------  -------  -------
Operating income....................................    9,904   10,100    9,551
Interest expense....................................    4,287    4,322    3,538
Investment income...................................   (1,439)    (147)    (330)
                                                      -------  -------  -------
Income before income taxes and extraordinary loss...    7,056    5,925    6,343
Provision for income taxes..........................    2,787    2,341    2,506
                                                      -------  -------  -------
Income before extraordinary loss....................    4,269    3,584    3,837
Extraordinary loss on extinguishment of debt, net of
 income
 tax benefit of $93 in 1995.........................        -     (146)       -
                                                      -------  -------  -------
    Net income......................................  $ 4,269  $ 3,438  $ 3,837
                                                      =======  =======  =======
Earnings per common and common equivalent share:
 Income before extraordinary loss...................  $  0.35  $  0.36
 Extraordinary loss on extinguishment of debt, net
  of income
  tax benefit.......................................        -    (0.02)
                                                      -------  -------
    Net income......................................  $  0.35  $  0.34
                                                      =======  =======
Shares used in computing earnings per common
 and common equivalent share........................   12,226   10,095


                            See accompanying notes.

                            ATRIA COMMUNITIES, INC.
                           CONSOLIDATED BALANCE SHEET
                           DECEMBER 31, 1996 AND 1995
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                               1996      1995
                          ASSETS                             --------  --------
Current assets:
 Cash and cash equivalents.................................  $ 65,238  $  2,819
 Accounts receivable less allowance for loss of $130--1996
  and $89--1995............................................       574       561
 Other.....................................................       985       366
                                                             --------  --------
                                                               66,797     3,746
Property and equipment, at cost:
 Land......................................................    21,368    20,668
 Buildings.................................................   123,707   122,986
 Equipment.................................................    11,228    10,510
 Construction in progress (estimated cost to complete and
  equip after December 31, 1996--$7,000)...................     5,643        73
                                                             --------  --------
                                                              161,946   154,237
 Accumulated depreciation..................................   (27,426)  (23,027)
                                                             --------  --------
                                                              134,520   131,210
Intangible assets less accumulated amortization of $3,599--
 1996 and $3,294--1995.....................................     3,353     2,173
Other......................................................     5,112     3,788
                                                             --------  --------
                                                             $209,782  $140,917
                                                             ========  ========
           LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable..........................................  $  2,536  $  1,875
 Salaries, wages and other compensation....................     1,163     1,019
 Other accrued liabilities.................................     2,686       784
 Long-term debt due within one year........................    14,825       844
                                                             --------  --------
                                                               21,210     4,522
Long-term debt.............................................    95,207   104,506
Deferred credits and other liabilities.....................     4,419     3,442
Contingencies
Stockholders' equity:
 Preferred stock, $1.00 par value, authorized 5,000 shares:
  none issued and outstanding..............................         -         -
 Common stock, $0.10 par value; authorized 50,000 shares;
  issued and
  outstanding 15,830 shares................................     1,583         -
 Capital in excess of par value............................    85,658         -
 Retained earnings.........................................     1,705         -
 Investments by and advances from Vencor, Inc..............         -    28,447
                                                             --------  --------
                                                               88,946    28,447
                                                             --------  --------
                                                             $209,782  $140,917
                                                             ========  ========


                            See accompanying notes.

                            ATRIA COMMUNITIES, INC.
                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                                 (IN THOUSANDS)

                                                             INVESTMENTS
                                           CAPITAL              BY AND
                         COMMON  COMMON   IN EXCESS            ADVANCES
                         STOCK    STOCK      OF     RETAINED     FROM
                         SHARES PAR VALUE PAR VALUE EARNINGS VENCOR, INC.  TOTAL
                         ------ --------- --------- -------- ------------ -------
Balances, December 31,
 1993...................      -  $    -    $     -   $    -    $ 34,959   $34,959
 Net income.............                                          3,837     3,837
 Net cash payments to
  Vencor, Inc...........                                         (6,811)   (6,811)
 Non-cash transfers to
  Vencor, Inc...........                                           (150)     (150)
                         ------  ------    -------   ------    --------   -------
Balances, December 31,
 1994...................      -       -          -        -      31,835    31,835
 Net income.............                                          3,438     3,438
 Net cash payments to
  Vencor, Inc...........                                         (6,350)   (6,350)
 Non-cash transfers to
  Vencor, Inc...........                                           (476)     (476)
                         ------  ------    -------   ------    --------   -------
Balances, December 31,
 1995...................      -       -          -        -      28,447    28,447
 Net income January 1,
  through
  August 19, 1996.......                                          2,564     2,564
 Net income after August
  19, 1996..............                              1,705                 1,705
 Net cash advances by
  Vencor, Inc...........                                          2,621     2,621
 Non-cash transfers from
  Vencor, Inc...........                                          1,646     1,646
 Equity contribution
  from Vencor, Inc...... 10,000   1,000     34,278              (35,278)        -
 Net proceeds from
  public offering of
  common stock..........  5,750     575     51,234                         51,809
 Award of restricted
  stock.................     80       8        146                            154
                         ------  ------    -------   ------    --------   -------
Balances, December 31,
 1996................... 15,830  $1,583    $85,658   $1,705    $      -   $88,946
                         ======  ======    =======   ======    ========   =======


                            See accompanying notes.

                            ATRIA COMMUNITIES, INC.
                      CONSOLIDATED STATEMENT OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                                 (IN THOUSANDS)

                                                      1996     1995     1994
                                                    --------  -------  -------
Cash flows from operating activities:
 Net income........................................ $  4,269  $ 3,438  $ 3,837
 Adjustments to reconcile net income to net cash
  provided
  by operating activities:
  Depreciation and amortization....................    5,060    5,113    4,541
  Provision for doubtful accounts..................       42       79        7
  Deferred income taxes............................      860      (63)     169
  Extraordinary loss on extinguishment of debt.....        -      239        -
  Non-recurring transactions.......................      750      600     (425)
  Other............................................       22     (261)    (745)
  Changes in operating assets and liabilities:
   Accounts receivable.............................     (340)    (240)    (212)
   Other assets....................................      164      234       18
   Accounts payable................................    1,354       53      572
   Other accrued liabilities.......................    1,017     (661)    (179)
                                                    --------  -------  -------
    Net cash provided by operating activities......   13,198    8,531    7,583
                                                    --------  -------  -------
Cash flows from investing activities:
 Purchase of property and equipment................   (7,389)  (4,025)  (5,714)
 Sale of assets....................................        -        -      672
 Collection of notes receivable....................        -        -    1,800
 Net change in partnership investments.............       31      716     (814)
 Other.............................................   (1,185)     437       54
                                                    --------  -------  -------
    Net cash used in investing activities..........   (8,543)  (2,872)  (4,002)
                                                    --------  -------  -------
Cash flows from financing activities:
 Issuance of long-term debt........................   23,205    6,806    6,450
 Repayment of long-term debt.......................  (18,205)  (4,659)  (3,348)
 Payment of deferred financing costs...............   (1,816)       -        -
 Public offering of common stock...................   52,097        -        -
 Equity contribution from Vencor, Inc..............    4,350        -        -
 Net payments to Vencor, Inc.......................   (1,729)  (6,350)  (6,811)
 Other.............................................     (138)    (134)     (70)
                                                    --------  -------  -------
    Net cash provided by (used in) financing
     activities....................................   57,764   (4,337)  (3,779)
                                                    --------  -------  -------
Change in cash and cash equivalents................   62,419    1,322     (198)
Cash and cash equivalents at beginning of period...    2,819    1,497    1,695
                                                    --------  -------  -------
Cash and cash equivalents at end of period......... $ 65,238  $ 2,819  $ 1,497
                                                    ========  =======  =======
Supplemental information:
 Interest payments................................. $  3,528  $ 4,397  $ 3,667
 Income tax payments...............................    2,446    2,310    2,336
 Non-cash transaction:
  Exchange of note receivable for additional
   partnership interest............................        -    4,552        -

                            See accompanying notes.

                            ATRIA COMMUNITIES, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--ACCOUNTING POLICIES

 BASIS OF PRESENTATION

  Atria Communities, Inc. ("Atria" or the "Company") is a national provider of assisted and independent living communities for the elderly. At December 31, 1996, Atria operated 21 communities located in 12 states with a total of 2,942 units, including 650 assisted living units and 2,292 independent living units.

  In May 1996, the Board of Directors of Vencor, Inc. ("Vencor") authorized management to establish Atria as a wholly owned subsidiary to operate Vencor's assisted and independent living business. As part of that transaction, management consummated an initial public offering (the "IPO") of 5,750,000 shares of Atria's common stock (including 750,000 shares in connection with the exercise of the underwriters' overallotment option) in the third quarter of 1996. At December 31, 1996, Vencor owned 10,000,000 shares, or 63.2%, of Atria's outstanding common stock.

  The consolidated financial statements include all subsidiaries. Significant intercompany transactions have been eliminated.

  The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles and include amounts based upon the estimates and judgments of management. Actual amounts may differ from these estimates.

 REVENUES

  Revenues are recognized when services are rendered and consist of daily resident fees and fees for other ancillary services. Agreements with residents are generally for a term of one year. Revenues from management contracts are recognized in the period earned in accordance with the terms of the management agreement.

  Substantially all revenues are derived from private pay sources. A summary of revenues follows (dollars in thousands):

                                                         1996    1995    1994
                                                        ------- ------- -------
Owned and leased facilities............................ $51,568 $47,635 $39,340
Managed facilities.....................................     278     341     418
                                                        ------- ------- -------
                                                        $51,846 $47,976 $39,758
                                                        ======= ======= =======

  The terms of resident agreements at one community require the resident to forfeit a certain percentage of the face amount of a resident mortgage bond (purchased by the resident at the inception of the residency agreement) to Atria upon termination of the residency agreement. These amounts are recorded as deferred revenue at the inception of the residency agreement and recognized as income on a straight-line basis over the estimated stay of a resident based upon the community's historical experience. See Note 4.

 CASH AND CASH EQUIVALENTS

  Cash and cash equivalents include highly liquid investments with an original maturity of three months or less. Carrying values of cash and cash equivalents approximate fair value due to the short-term nature of these instruments.

 ALLOWANCE FOR DOUBTFUL ACCOUNTS

  A summary of the allowance for doubtful accounts follows (dollars in thousands):

                                                               1996  1995  1994
                                                               ----  ----  ----
Balance at beginning of period................................ $ 89  $46   $47
  Provision for doubtful accounts.............................   42   79     7
  Accounts written off........................................   (1) (36)   (8)
                                                               ----  ---   ---
Balance at end of period...................................... $130  $89   $46
                                                               ====  ===   ===

                            ATRIA COMMUNITIES, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 1--ACCOUNTING POLICIES (CONTINUED)

 PROPERTY AND EQUIPMENT

  Property and equipment are recorded at cost and include interest capitalized on significant construction projects during the construction period as well as other costs directly related to the development and construction of communities.

  Depreciation expense, computed by the straight-line method, was $4.6 million in 1996, $4.4 million in 1995 and $3.8 million in 1994. Depreciable lives for buildings range generally from 20 to 45 years. Estimated useful lives of equipment vary from 5 to 10 years.

  During 1996, Atria adopted Financial Accounting Standards Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." The provisions of this statement did not have a material impact on the consolidated financial statements.

 INTANGIBLE ASSETS

  Intangible assets consist primarily of debt issuance costs and are amortized by the straight-line method based upon the lives of the respective loans.

 INCOME TAXES

  Prior to the IPO, Atria's operations were included in Vencor's federal and certain state income tax returns on a consolidated basis. Accordingly, provision for income taxes recorded in the consolidated financial statements of Vencor have been apportioned to Atria on a divisional basis. However, for purposes of the accompanying consolidated financial statements, the provision for income taxes has been recorded as if Atria were filing separate income tax returns. Subsequent to the IPO, Atria will file separate federal and state income tax returns.

 MINORITY INTEREST IN CONSOLIDATED ENTITIES

  The consolidated financial statements include all assets, liabilities, revenues and expenses of partnerships controlled by Atria. Minority interests in the earnings and equity of these entities are not significant.

 EARNINGS PER COMMON SHARE

  Shares used in the computation of earnings per share include 10,000,000 shares of common stock issued to Vencor for its contribution of assets to Atria and the assumption by Atria of related liabilities, and 95,000 shares of restricted stock. In addition, for the year ended December 31, 1996, the computation also gives effect to the 5,750,000 shares issued in connection with the IPO and the dilution associated with the issuance of common stock options. Share and per share amounts for periods prior to the IPO are presented on a pro forma basis.

NOTE 2--NON-RECURRING TRANSACTIONS

  In June 1996, Atria recorded a non-recurring pretax charge of $1.1 million in connection with the settlement of certain litigation involving a minority partner at one of its communities. Results of operations in 1995 include a charge of $600,000 related to the writedown of undeveloped property to its estimated net realizable value. Operating results in 1994 include a gain on the sale of property aggregating $425,000.

  Settlements of certain litigation increased income before income taxes by approximately $1.3 million in 1994.

                            ATRIA COMMUNITIES, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 3--INCOME TAXES

  A summary of provision for income taxes follows (dollars in thousands):

                                                          1996    1995    1994
                                                         ------  ------  ------
Current
 Federal................................................ $1,634  $2,021  $1,965
 State..................................................    293     383     372
                                                         ------  ------  ------
                                                          1,927   2,404   2,337
Deferred................................................    860     (63)    169
                                                         ------  ------  ------
                                                         $2,787  $2,341  $2,506
                                                         ======  ======  ======

  Reconciliation of federal statutory rate to effective income tax rate follows:

                                                          1996    1995    1994
                                                         ------  ------  ------
Federal statutory rate..................................   35.0%   35.0%   35.0%
State income taxes, net of federal income tax benefit...    3.7     4.0     4.1
Other items, net........................................    0.8     0.5     0.4
                                                         ------  ------  ------
 Effective income tax rate..............................   39.5%   39.5%   39.5%
                                                         ======  ======  ======

  A summary of deferred income taxes by source included in the consolidated balance sheet at December 31 follows (dollars in thousands):

                                                  1996               1995
                                           ------------------ ------------------
                                           ASSETS LIABILITIES ASSETS LIABILITIES
                                           ------ ----------- ------ -----------
Depreciation.............................. $    -   $3,761    $    -   $2,954
Partnerships..............................  2,040        -     1,908        -
Compensation..............................    214      198       187        -
Other.....................................    361      223       152        -
                                           ------   ------    ------   ------
                                           $2,615   $4,182    $2,247   $2,954
                                           ======   ======    ======   ======

  Deferred income taxes totaling $193,000 and $79,000 at December 31, 1996 and 1995, respectively, are included in other current assets. Non-current deferred income taxes, included principally in deferred credits and other liabilities, totaled $1,760,000 and $786,000 at December 31, 1996 and 1995, respectively.

NOTE 4--LONG-TERM DEBT

  A summary of long-term debt at December 31 follows (dollars in thousands):

                                                                1996     1995
                                                              -------- --------
Industrial revenue bonds, 5.0% to 6.1% (rates generally
 floating, average 5.2%) payable in periodic installments
 through 2010................................................ $ 62,115 $ 66,456
Non-interest bearing residential mortgage bonds, payable in
 periodic installments through 2040..........................   33,917   33,344
Collateralized borrowings under Vencor, Inc. bank revolving
 credit agreement (floating rates averaging 6.9%)............        -    5,550
Note payable to Vencor, Inc., at prime plus 1%, due August
 1997........................................................   14,000        -
                                                              -------- --------
  Total debt, average life of 20 years (rates averaging
   4.1%).....................................................  110,032  105,350
Amounts due within one year..................................   14,825      844
                                                              -------- --------
  Long-term debt............................................. $ 95,207 $104,506
                                                              ======== ========

                            ATRIA COMMUNITIES, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
NOTE 4--LONG-TERM DEBT (CONTINUED)

  Under the terms of a residency agreement at one community, residents are required to purchase a residential mortgage bond which entitles them to occupy a residential unit and to receive services and use the community as described in the agreement. The face amount of each bond is equal to the market value of the residential unit to be occupied by the resident. The bonds represent non-interest bearing loans to the Company and are non-transferable. The first maturity date of each bond is January 1, 2040; however, the Company is required to redeem a bond within 180 days of the termination of a residency agreement, at which time the Company is required to repay the residential mortgage bond to the resident less a fee of up to 20% of the face amount of the bond. The consolidated statement of cash flows includes issuances of resident mortgage bonds aggregating $5.5 million, $4.2 million and $6.5 million in 1996, 1995 and 1994, respectively, and redemptions of such bonds aggregating $4.7 million, $3.5 million and $2.8 million for each of the respective years.

  Maturities of long-term debt in years 1998 through 2001 are $825,000, $875,000, $875,000 and $875,000, respectively.

  The estimated fair value of Atria's long-term debt was $97.0 million and $91.8 million at December 31, 1996 and 1995, respectively, compared to carrying amounts aggregating $110.0 million and $105.4 million. The estimate of fair value is based upon the quoted market prices for the same or similar issues of long-term debt, or on rates available to Atria for debt of the same remaining maturities.

  On August 26, 1996, Atria entered into a bank credit facility (the "Credit Facility") aggregating $200 million (including a letter of credit option not to exceed $70 million) which has a maturity of four years and may be extended at the option of the banks for one additional year. The Credit Facility will bear interest, at Atria's option, at either (i) a base rate based on PNC Bank's prime rate or the daily federal funds rate or (ii) a LIBOR rate, plus an additional percentage based on certain leverage ratios. The obligations under the Credit Facility are secured by substantially all of Atria's property, the capital stock of its present and future principal subsidiaries and all intercompany indebtedness owed to Atria by its subsidiaries.

  The Credit Facility contains financial covenants and other restrictions that
(i) require Atria to meet certain financial tests, (ii) require that there be no change of control of Atria, (iii) limit, among other things, the ability of Atria and certain of its subsidiaries to borrow additional funds, dispose of certain assets and engage in mergers and other business combinations, (iv) prohibit distributions to Atria's stockholders and (v) require that Vencor own at least 30% of Atria's common stock. Vencor has guaranteed for four years certain borrowings by Atria under the Credit Facility in amounts up to $100 million in the first year following the IPO, declining to $75 million, $50 million and $25 million in each respective year thereafter.

NOTE 5--CONTINGENCIES

  Management continually evaluates contingencies based upon the best available evidence. In addition, allowances for loss are provided currently for disputed items that have continuing significance, such as deductions that continue to be claimed on tax returns.

  Management believes that allowances for loss have been provided to the extent necessary and that its assessment of contingencies is reasonable. Management believes that resolution of contingencies will not materially affect Atria's liquidity, financial position or results of operations.

                            ATRIA COMMUNITIES, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 6--TRANSACTIONS WITH VENCOR

  For periods prior to the IPO, certain allocations and estimates have been made by management in the consolidated financial statements to present the historical financial position and results of operations of Atria as a separate entity. Upon consummation of the IPO, Atria became contractually obligated to pay Vencor for certain centralized management and administrative services underlying such historical allocations and estimates. The operating results of Atria include corporate costs and expenses of Vencor aggregating $620,000, $600,000 and $570,000 for the years ended December 31, 1996, 1995 and 1994, respectively. Management believes that these allocations reasonably reflect the proportional costs incurred by Vencor on behalf of Atria.

  Administrative Services--Vencor provides to Atria for a period of one year various administrative services in such areas as finance and accounting, human resources, risk management, legal support, market planning and information systems support. Atria may extend the Administrative Services Agreement for up to one additional year, subject to termination by either party upon 60 days prior written notice.

  Shared Services--Atria and subsidiaries of Vencor share certain costs at seven communities relating to marketing and certain administrative services. These agreements may be canceled by either party upon 90 days prior written notice. Atria will pay a maximum of $150,000 per year for such services.

  Guarantees--Vencor guarantees for four years certain borrowings by Atria under the Credit Facility in amounts up to $100 million in the first year following the IPO, declining to $75 million, $50 million and $25 million in each respective year thereafter. Atria will pay to Vencor a fee equal to 1 1/2% of any guaranteed amounts. During 1996, Atria did not incur any costs related to Vencor's guarantee.

  Leases--Atria leases certain properties from Vencor including its headquarters office space. Rent expense approximated $18,000 in 1996.

  Borrowings From Vencor--A subsidiary of Atria is indebted to Vencor in the amount of $14 million, due August 1997, which bears interest (payable quarterly) at a rate equal to the floating prime rate of National City Bank, Kentucky plus 1%. The promissory note may be prepaid without penalty at any time after six months. Interest costs incurred by Atria in connection with this note aggregated $482,000 for the year ended December 31, 1996.

  Income Taxes--A tax sharing agreement provides for risk-sharing arrangements in connection with various income tax related issues.

  Registration Rights--Atria has granted demand and piggyback registration rights to Vencor with respect to registration under the Securities Act of 1933 of Atria Common Stock owned by Vencor. Four demand registrations are permitted. Atria will pay the fees and expenses of two demand registrations and the piggyback registrations, while Vencor will pay all underwriting discounts and commissions. The registration rights expire five years from the completion of the IPO and are subject to certain conditions and limitations, including the right of underwriters of an offering to limit the number of shares owned by Vencor included in such registration.

  Registration Expenses--Atria paid Vencor $150,000 for Vencor's assistance provided to Atria in connection with the IPO.

                            ATRIA COMMUNITIES, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 6--TRANSACTIONS WITH VENCOR (CONTINUED)

  Liabilities and Indemnifications--Atria assumed all contractual liabilities relating to the assets transferred by Vencor to Atria.

  In connection with the IPO, all amounts previously classified as investments by and advances from Vencor were contributed to Atria as part of its permanent capitalization. In addition, Vencor also contributed approximately $4.3 million in cash to Atria prior to the consummation of the IPO.

NOTE 7--CAPITAL STOCK

 PLAN DESCRIPTIONS

  Atria's Restated Certificate of Incorporation authorizes 50,000,000 shares of common stock (par value $0.10 per share) and 5,000,000 shares of preferred stock (par value $1.00 per share). No preferred stock was issued in 1996.

  The accompanying consolidated financial statements are presented as if Atria had been operated as a separate entity. Accordingly, stockholders' equity prior to the IPO comprises both investments by and non-interest bearing advances from Vencor. In connection with the IPO, such amounts have been classified as part of Atria's permanent equity capitalization.

  Atria has established certain stock compensation plans under which options to purchase common stock may be granted to officers, key employees and directors who are not employees of Atria. Options may be granted at not less than market price on the date of grant. Options are exercisable in whole or in part one to four years after grant and ending ten years after grant. The plans also provide that awards of restricted stock may be distributed to officers, key employees and certain directors. The initial restricted stock issued in connection with the IPO will vest one-half annually over a two-year period.

  Options granted in 1996 (option price of $10.00 per share) aggregated 639,500, of which 549,500 were outstanding at December 31, 1996. The remaining contractual life of the options outstanding at December 31, 1996 approximated 10 years. Shares of common stock available for future grants were 700,500 at December 31, 1996.

 STATEMENT NO. 123 DATA

  Atria has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and related interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under FASB Statement No. 123, "Accounting for Stock-Based Compensation" ("Statement No. 123"), requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of Atria's employee stock options is equal to the market price of the underlying stock on the date of grant, no compensation expense is recognized.

  Pro forma information regarding net income and earnings per share is required by Statement No. 123, which also requires that the information be determined as if Atria has accounted for its employee stock options granted subsequent to December 31, 1994 under the fair value method of that Statement. The fair value of these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions for 1996: risk-free interest rate of 6.5%; no dividend yield; expected term of 9 years and a volatility factor of the expected market price of Atria's common stock of .50. The fair value of options granted in 1996 approximated $6.69 per share.

                            ATRIA COMMUNITIES, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
NOTE 7--CAPITAL STOCK (CONTINUED)

 STATEMENT NO. 123 DATA (CONTINUED)

  The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because Atria's employee stock options have characteristics significantly different from those of traded options, and because the changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

  For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. Pro forma information follows (in thousands, except per share amounts):

                                                                          1996
                                                                         ------
Pro forma net income.................................................... $3,929
Pro forma earnings per common share.....................................   0.32

  All stock options outstanding as of December 31, 1996 were granted in connection with the IPO.

NOTE 8--EMPLOYEE BENEFIT PLANS

  Atria participates in Vencor's defined contribution retirement plans covering employees who meet certain minimum eligibility requirements. Benefits are determined as a percentage of a participant's contributions and are generally vested based upon length of service. Retirement plan expense was $84,000 for 1996, $77,000 for 1995 and $66,000 for 1994. Amounts equal to retirement plan expense are funded annually.

  Atria participates in a substantial number of Vencor employee benefit plans.

NOTE 9--ACCRUED LIABILITIES

  A summary of other accrued liabilities at December 31 follows (dollars in thousands):

                                                                     1996  1995
                                                                    ------ ----
Taxes other than income............................................ $  779 $625
Interest...........................................................    835   70
Due to Vencor......................................................    257    -
Employee benefits..................................................    243   77
Income taxes.......................................................    190    -
Professional fees..................................................    167    9
Other..............................................................    215    3
                                                                    ------ ----
                                                                    $2,686 $784
                                                                    ====== ====

                            ATRIA COMMUNITIES, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 10--FAIR VALUE DATA

  A summary of fair value data at December 31 follows (dollars in thousands):

                                                     1996            1995
                                               ---------------- ---------------
                                               CARRYING  FAIR   CARRYING  FAIR
                                                VALUE    VALUE   VALUE   VALUE
                                               -------- ------- -------- ------
Cash and cash equivalents..................... $ 65,238 $65,238 $  2,819 $2,819
Long-term debt, including amounts due within
 one year.....................................  110,032  96,989  105,350 91,822

NOTE 11--SUBSEQUENT EVENT

  On March 3, 1997, the Company entered into a definitive agreement to acquire American ElderServe Corporation ("American ElderServe"), an Atlanta based operator of assisted living communities, for a combination of stock and cash plus debt assumption valued at approximately $30.5 million. American ElderServe currently operates 12 assisted living communities consisting of 503 units and also has six additional communities under construction scheduled to open in 1997.

                            ATRIA COMMUNITIES, INC.
                   CONDENSED CONSOLIDATED STATEMENT OF INCOME
               FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1996
                                  (UNAUDITED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                               1997     1996
                                                              -------  -------
Revenues..................................................... $14,217  $12,611
                                                              -------  -------
Salaries, wages and benefits.................................   5,660    4,677
Supplies.....................................................   1,290    1,227
Rent.........................................................      39      100
Depreciation and amortization................................   1,388    1,312
Other operating expenses.....................................   2,786    2,434
                                                              -------  -------
                                                               11,163    9,750
                                                              -------  -------
Operating income.............................................   3,054    2,861
Interest expense.............................................   1,182      982
Investment income............................................    (753)     (48)
                                                              -------  -------
Income before income taxes...................................   2,625    1,927
Provision for income taxes...................................   1,047      761
                                                              -------  -------
    Net income............................................... $ 1,578  $ 1,166
                                                              =======  =======
Earnings per common and common equivalent share.............. $  0.10  $  0.11
                                                              =======  =======
Shares used in computing earnings per common and common
 equivalent share............................................  15,987   10,095



                            See accompanying notes.

                            ATRIA COMMUNITIES, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEET
                                  (UNAUDITED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                          MARCH    DECEMBER 31,
                                                         31, 1997      1996
                                                         --------  ------------
                         ASSETS
Current assets:
 Cash and cash equivalents.............................. $ 50,004    $ 65,238
 Accounts receivable less allowance for loss of $133--
  March 31
  and $130--December 31.................................      739         574
 Other..................................................      909         985
                                                         --------    --------
                                                           51,652      66,797
 Property and equipment, at cost........................  184,588     161,946
 Accumulated depreciation...............................  (28,625)    (27,426)
                                                         --------    --------
                                                          155,963     134,520
Intangible assets less accumulated amortization of
 $3,788--March 31
 and $3,599--December 31................................    3,714       3,353
Other...................................................    5,770       5,112
                                                         --------    --------
                                                         $217,099    $209,782
                                                         ========    ========
          LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable....................................... $  2,553    $  2,536
 Salaries, wages and other compensation.................    1,521       1,163
 Other accrued liabilities..............................    4,320       2,686
 Long-term debt due within one year.....................   14,825      14,825
                                                         --------    --------
                                                           23,219      21,210
Long-term debt..........................................   98,817      95,207
Deferred credits and other liabilities..................    4,437       4,419
Stockholders' equity:
 Common stock, $.10 par value; authorized 50,000 shares:
  issued and outstanding 15,830 shares at March 31 and
  December 31...........................................    1,583       1,583
 Capital in excess of par value.........................   85,760      85,658
 Retained earnings......................................    3,283       1,705
                                                         --------    --------
                                                           90,626      88,946
                                                         --------    --------
                                                         $217,099    $209,782
                                                         ========    ========


                            See accompanying notes.

                            ATRIA COMMUNITIES, INC.
                 CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
               FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1996
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                               1997     1996
                                                             --------  -------
Cash flows from operating activities:
 Net income................................................. $  1,578  $ 1,166
 Adjustments to reconcile net income to net cash provided by operating activities:
  Depreciation and amortization.............................    1,388    1,312
  Deferred income taxes.....................................        -       35
  Other.....................................................      (42)      31
  Changes in operating assets and liabilities:
   Accounts receivable......................................     (167)     (51)
   Other assets.............................................       95       30
   Accounts payable.........................................      374      206
   Income taxes.............................................      916      761
   Other accrued liabilities................................      834      (65)
                                                             --------  -------
    Net cash provided by operating activities...............    4,976    3,425
                                                             --------  -------
Cash flows from investing activities:
 Purchase of property and equipment.........................  (11,293)    (509)
 Acquisition of assisted living communities.................   (8,000)       -
 Other......................................................     (695)    (288)
                                                             --------  -------
    Net cash used in investing activities...................  (19,988)    (797)
                                                             --------  -------
Cash flows from financing activities:
 Issuance of long-term debt.................................      868    1,277
 Repayment of long-term debt................................   (1,001)  (1,069)
 Net payments to Vencor, Inc................................        -   (1,628)
 Other......................................................      (89)     (73)
                                                             --------  -------
    Net cash used in financing activities...................     (222)  (1,493)
                                                             --------  -------
Change in cash and cash equivalents.........................  (15,234)   1,135
Cash and cash equivalents at beginning of period............   65,238    2,819
                                                             --------  -------
Cash and cash equivalents at end of period.................. $ 50,004  $ 3,954
                                                             ========  =======
Supplemental information:
 Interest payments.......................................... $  1,352  $   617
 Income tax payments........................................      131      761

                            See accompanying notes.

                            ATRIA COMMUNITIES, INC.
             NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

NOTE 1--REPORTING ENTITY

  Atria Communities, Inc. ("Atria" or the "Company") is a national provider of assisted and independent living communities for the elderly. At March 31, 1997, Atria operated 25 communities located in 13 states with a total of 3,226 units, including 967 assisted living units and 2,259 independent living units.

  In May 1996, the Board of Directors of Vencor, Inc. ("Vencor") authorized management to establish Atria as a wholly owned subsidiary to operate Vencor's assisted and independent living business. As part of that transaction, management consummated an initial public offering (the "IPO") of 5,750,000 shares of Atria's common stock (including 750,000 shares in connection with the exercise of the underwriters' overallotment option) in the third quarter of 1996. At March 31, 1997, Vencor owned 10,000,000 shares, or 63.2%, of Atria's outstanding common stock.

NOTE 2--BASIS OF PRESENTATION

  For periods prior to the IPO, the accompanying condensed consolidated financial statements reflect the operations of the assisted and independent living business of Vencor which were transferred to Atria at or prior to completion of the IPO. These financial statements have been derived from the consolidated financial statements of Vencor and reflect the operations of Atria as a separate entity for all periods presented.

  The accompanying condensed consolidated financial statements do not include all of the disclosures normally required by generally accepted accounting principles or those normally made in Atria's annual audited financial statements. Accordingly, these financial statements should be read in conjunction with Atria's audited consolidated financial statements for the year ended December 31, 1996 filed with the Securities and Exchange Commission on Form 10-K.

  The accompanying condensed consolidated financial statements have been prepared in accordance with Atria's customary accounting practices and have not been audited. Management believes that the financial information included herein reflects all adjustments necessary for a fair presentation of interim results and all such adjustments are of a normal and recurring nature.

NOTE 3--REVENUES

  Revenues are recognized when services are rendered and consist of daily resident fees and fees for other ancillary services. Agreements with residents are generally for a term of one year. Revenues from management contracts are recognized in the period earned in accordance with the terms of the management agreement.

  Substantially all revenues are derived from private pay sources. A summary of revenues for the three months ended March 31, 1997 and 1996 follows (dollars in thousands):

                                                                 1997    1996
                                                                ------- -------
Owned and leased facilities.................................... $14,138 $12,544
Managed facilities.............................................      79      67
                                                                ------- -------
                                                                $14,217 $12,611
                                                                ======= =======

                            ATRIA COMMUNITIES, INC.

                                  (UNAUDITED)

NOTE 4--EARNINGS PER COMMON SHARE

  Shares used in the computation of earnings per common share include 10,000,000 shares of common stock issued to Vencor for its contribution of assets to Atria and the assumption by Atria of related liabilities and shares of restricted stock issued at the consummation date of the IPO. In addition, for the three months ended March 31, 1997, the computation also gives effect to the 5,750,000 shares issued in connection with the IPO and the dilution associated with the issuance of common stock options. Share and per share amounts for the periods prior to the IPO are presented on a pro forma basis.

  In February 1997, the Financial Accounting Standards Board issued Statement No. 128 "Earnings Per Share," which will require Atria to change the current method of computing earnings per common share and restate all prior periods. Statement No. 128 is required to be adopted on December 31, 1997 and requires, among other things, that the calculation of primary earnings per common share exclude the dilutive effect of common stock options. The change in the calculation method is not expected to have a material impact on previously reported earnings per common share.

NOTE 5--SUBSEQUENT EVENT

  On April 1, 1997, Atria acquired American ElderServe Corporation ("American ElderServe"), an operator of assisted living communities, for a combination of Atria common stock, cash and assumption of debt valued at approximately $30.5 million. At the time of the acquisition, American ElderServe operated 12 assisted living communities consisting of 503 units and also had six additional facilities under construction containing 345 units scheduled to open in 1997.

[Photograph of Atria Community]                 [Photograph of Atria Community]

Atria Kachina Point                                      Atria New Pond Village
Sedona, Arizona                                          Walpole, Massachusetts

                 [RENDERING OF 90-UNIT ATRIA MODEL COMMUNITY]

                             Atria Model-90 Units

[Photograph of Atria community]                 [Photograph of Atria community]

Atria Narrows Glen and Atria                                Atria Villa Campana
Laurel House                                                    Tucson, Arizona
Tacoma, Washington

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

 NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THE OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PRO-SPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEI-THER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                                  -----------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................    3
Risk Factors..............................................................    6
Recent Developments.......................................................   13
The Company and its Predecessors..........................................   14
Use of Proceeds...........................................................   14
Dividend Policy...........................................................   14
Price Range of Common Stock...............................................   15
Capitalization............................................................   15
Selected Consolidated Financial Data......................................   16
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   17
Business..................................................................   23
Management................................................................   33
Certain Transactions......................................................   39
Principal Stockholders....................................................   44
Description of Capital Stock..............................................   45
Shares Eligible for Future Sale...........................................   47
Underwriting..............................................................   49
Legal Matters.............................................................   50
Experts...................................................................   50
Available Information.....................................................   50
Index to Consolidated Financial Statements................................  F-1

                                  -----------

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                               6,000,000 Shares

                                     LOGO

                                 Common Stock

                                 -------------

                                  PROSPECTUS

                                 -------------

                              Alex. Brown & Sons
                                 incorporated

                              J.C. Bradford & Co.

                         Donaldson, Lufkin & Jenrette
                             securities corporation

                                 July   , 1997

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                PART II--INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The following table sets forth the estimated costs and expenses to be borne by the Company in connection with the offering described in the Registration Statement.

      Registration Fee................................................ $ 27,313
      Legal Fees and Expenses.........................................  150,000
      Accounting Fees and Expenses....................................   50,000
      Printing and Engraving Expenses.................................  150,000
      Blue Sky Registration Fees and Expenses.........................    5,000
      Transfer Agent's Fees...........................................   10,000
      NASD Filing Fees................................................    9,513
      Miscellaneous Expenses..........................................   98,174
                                                                       --------
          Total....................................................... $500,000
                                                                       ========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  A. Elimination of Certain Liability. Pursuant to Article IX of the registrant's Restated Certificate of Incorporation ("Article IX"), a director of the registrant shall not be personally liable to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of the State of Delaware is hereafter amended to permit further elimination or limitation of the personal liability of directors, then the liability of a director of the registrant shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended. Any repeal or modification of Section A of Article IX shall not adversely effect any right or protection of a director of the registrant existing at the time of such repeal or modification.

  B. Right to Indemnification. Subject to Section C of Article XI. of the registrant's Restated Certificate of Incorporation, each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that such person, or a person of whom such person is the legal representative, is or was a director or officer of the registrant or is or was serving at the request of the registrant as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the registrant to the fullest extent authorized by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the registrant to provide broader indemnification rights than said law permitted the registrant to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, excise taxes under the Employee Retirement Income Security Act of 1974, as in effect from time to time ("ERISA"), penalties and amounts to be paid in settlement) reasonably incurred or suffered by such person in connection therewith. The registrant may, by action of its Board of Directors, provide indemnification to other employees or agents of the registrant with the same scope and effect as the indemnification of directors and officers pursuant to
Article IX.

  C. Procedure for Indemnification. Any indemnification under Article IX (unless ordered by a court) shall be made by the registrant only as authorized in the specific case upon a determination that indemnification is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the General Corporation Law of the State of Delaware, as the same exists or hereafter may be amended (but, in the case of any such amendment, only to the extent that such amendment permits the registrant to provide broader indemnification rights then said law permitted the registrant to provide prior to such amendment). Such determination shall be made (i) by the Board of Directors by a majority vote of a quorum consisting of directors who are not parties to such action, suit or proceeding (the "Disinterested Directors"), or (ii) if such a quorum of Disinterested Directors is not obtainable, or, even if obtainable, if a quorum of Disinterested Directors so directs, by independent legal counsel and a written opinion, or (iii) by the stockholders. The majority of Disinterested Directors may, as they deem appropriate, elect to have the registrant indemnify any other employee, agent or other person acting for or on behalf of the registrant.

  D. Advances for Expenses. Costs, charges and expenses (including attorneys' fees) incurred by a director or officer of the registrant, or such other person acting on behalf of the registrant as determined in accordance with Section C of Article IX, in defending a civil or criminal action, suit or proceeding shall be paid by the registrant in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director, officer or other person to repay all amounts so advanced in the event that it shall ultimately be determined that such director, officer or other person is not entitled to be indemnified by the registrant as authorized in Article IX or otherwise.

  E. Right of Claimant to Bring Suit. If a claim under Article IX is not paid in full by the registrant within 30 days after a written claim has been received by the registrant, the claimant may at any time thereafter bring suit against the registrant to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the registrant) that the claimant has not met the standard of conduct which make it permissible under the General Corporation Law of the State of Delaware for the registrant to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the registrant. Neither the failure of the registrant (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because the claimant has met the applicable standards of conduct set forth in the General Corporation Law of the State of Delaware, nor an actual determination by the registrant (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

  F. Other Rights; Continuation of Right to Indemnification. The indemnification and advancement of expenses provided by Article IX shall not be deemed exclusive of any other rights to which a claimant may be entitled under any law (common or statutory) by-law, agreement, vote of stockholders or Disinterested Directors or otherwise, both as to action in his or her official capacity and as to any action in another capacity while holding office or while employed by or acting as agent for the registrant, and shall inure to the benefit of the estate, heirs, executors and administrators of such person. All rights to indemnification under Article IX shall be deemed to be a contract between the registrant and each director and officer of the registrant who serves or served in such capacity at any time while Article IX is in effect. Any repeal or modification of Article IX or any repeal or modification of relevant provisions of the General Corporation Law of the State of Delaware or any other applicable law shall not in any way diminish any rights to indemnification of such director, officer or the obligations of the registrant arising hereunder with respect to any action, suit or proceeding arising out of, or relating to, any actions, transactions or facts occurring prior to the final adoption of such modification or repeal. For the purposes of Article IX, references to "the registrant" include all constituent corporations absorbed in a consolidation or merger as well as the resulting or surviving corporation, so that any person who is or was a director or officer of such a constituent corporation or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise shall stand in the same position under the provisions of this Article IX of the registrant's Articles of Incorporation, with respect to the resulting or surviving corporation, as such person would if such person had served the resulting or surviving corporation in the same capacity.

  G. Insurance. The registrant may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the registrant or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the registrant would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware.

  H. Severability. If any provision or provisions of Article IX shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (1) the validity, legality and enforceability of the remaining provisions of Article IX (including, without limitation, each portion of any paragraph of Article IX containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (2) to the fullest extent possible, the provisions of Article IX of the registrant's Articles of Incorporation (including, without limitation, each such portion of any paragraph of Article IX containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  On August 23, 1996, Atria issued 10,000,000 shares of its Common Stock to Vencor, Inc. in consideration of Vencor's contribution to the Company of substantially all of its assisted and independent living communities. The shares were acquired by Vencor, Inc. for investment purposes. The shares were issued without registration under the Securities Act of 1933 (the "Act") in reliance on the exemption afforded by Section 4(2) thereof.

  On April 1, 1997, Atria issued 636,487 shares of its Common Stock to Andy L. Schoepf in connection with Atria's acquisition of American Elderserve Corporation. The shares were acquired by Mr. Schoepf for investment purposes. The shares were issued without registration under the Act in reliance on the exemption afforded by Section 4(2) thereof.

ITEMS 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) INDEX TO AND DESCRIPTION OF EXHIBITS

     NUMBER                             DESCRIPTION
     ------                             -----------
      1     Form of Underwriting Agreement
      2     Agreement and Plan of Merger among Atria Communities, Inc., Atria
            Communities Southeast, Inc., American ElderServe Corporation, Andy
            L. Schoepf, Elizabeth A. Schoepf, and Evely C. Schoepf, dated as of
            March 3, 1997. Exhibit 2.1 to the Company's Current Report on Form
            8-K dated April 1, 1997 (Comm. File No. 0-21159) is hereby incorporated by reference
      3.1   Restated Certificate of Incorporation. Exhibit 3.1 to the Company's
            Registration Statement on Form S-1 (Comm. File 333-06907) is hereby incorporated by reference.
      3.2   Amended and Restated Bylaws. Exhibit 3.2 to the Company's
            Registration Statement on Form S-1 (Comm. File No. 333-06907) is
            hereby incorporated by reference
      4.1   Specimen Common Stock Certificate. Exhibit 4 to the Company's
            Registration Statement on Form S-1 (Comm. File No. 333-06907) is
            hereby incorporated by reference

      NUMBER                              DESCRIPTION
      ------                              -----------
      4.2      Article IV of the Restated Certificate of Incorporation is
               included in Exhibit 3.1
      4.3      Credit Agreement dated as of August 15, 1996, among (a) Atria
               Communities, Inc., as Borrower; (b) the lending institutions listed in Annex I to the Credit Agreement, as Lenders; (c) PNC
               Bank, National Association, as Administrative Agent; (d) PNC
               Bank, Kentucky, Inc., as Managing Agent; (e) National City Bank
               of Kentucky, as Documentation Agent, and (f) PNC Bank, National
               Association, National City Bank of Kentucky, and the Toronto-
               Dominion Bank, New York Agency, as Syndication Agent Exhibit 1
               to the Company's Current Report on Form 8-K dated August 26,
               1996 (Comm. File No. 0-21159) is hereby incorporated by
               reference
      4.4      Amendment No. 1 to Credit Agreement dated as of January 15, 1997 among Atria Communities, Inc., as borrower, the lending institu-
               tions named therein, PNC Bank, National Association, as Adminis-
               trative Agent, PNC Bank, Kentucky, Inc., as Managing Agent, and
               National City Bank of Kentucky, as Documentation Agent. Exhibit
               4.1 to the Company's Quarterly Report on Form 10-Q for the pe-
               riod ended March 31, 1997 (Comm. File No. 0-21159) is hereby in-
               corporated by reference
      4.5      Amendment No. 2 to Credit Agreement dated as of March 27, 1997 among Atria Communities, Inc., as borrower, the lending institu-
               tions named therein, PNC Bank, National Association, as Adminis-
               trative Agent, PNC Bank Kentucky, Inc., as Managing Agent, and
               National City Bank of Kentucky, as Documentation Agent. Exhibit
               4.2 to the Company's Quarterly Report on Form 10-Q for the pe-
               riod ended March 31, 1997 (Comm. File No. 0-21159) is hereby in-
               corporated by reference
      4.6      Amendment No. 3 to Credit Agreement dated as of May 27, 1997 among Atria Communities, Inc., as borrower, the lending institu-
               tions named therein, PNC Bank, National Association as Adminis-
               trative Agent, PNC Bank Kentucky, Inc. as Managing Agent, and
               National City Bank of Kentucky, as Documenting Agent
      5        Opinion of Greenebaum Doll & McDonald PLLC as to legality of the securities being registered
     10.1      Form of Registration Rights Agreement. Exhibit 10.1 to the
               Company's Registration Statement on Form S-1 (Comm. File No.
               333-06907) is hereby incorporated by reference
     10.2      Form of Incorporation Agreement. Exhibit 10.2 to the Company's
               Registration Statement on Form S-1 (Comm. File No. 333-06907) is
               hereby incorporated by reference
     10.3      Form of Administrative Services Agreement. Exhibit 10.3 to the
               Company's Registration Statement on Form S-1 (Comm. File No.
               333-06907) is hereby incorporated by reference
     10.4      Form of Tax Sharing Agreement. Exhibit 10.4 to the Company's
               Registration Statement on Form S-1 (Comm. File No. 333-06907) is
               hereby incorporated by reference
     10.5      Form of 1996 Stock Ownership Incentive Plan. Exhibit 10.5 to the
               Company's Registration Statement on Form S-1 (Comm. File No.
               333-06907) is hereby incorporated by reference
     10.6      Form of Non-Employee Directors 1996 Stock Incentive Plan. Ex-
               hibit 10.6 to the Company's Registration Statement on Form S-1
               (Comm. File No. 333-06907) is hereby incorporated by reference
     10.7      Mortgage and Trust Indenture dated as of November 1, 1990, by and between New Pond Village Associates and The First National
               Bank of Boston, as Trustee. Exhibit 10.7 to the Company's Regis-
               tration Statement on Form S-1 (Comm. File No. 333-06907) is hereby incorporated by reference

      NUMBER                              DESCRIPTION
      ------                              -----------
     10.8      Indenture of Trust and Agreement dated as of December 1, 1985, by and among The Redevelopment Agency of the City of San Marcos,
               San Marcos Retirement Village, The First National Bank of Bos-
               ton, as Trustee, and Security Pacific National Bank. Exhibit
               10.8 to the Company Registration Statement on Form S-1 (Comm.
               File No. 333-06907) is hereby incorporated by reference
     10.9      Form of Services Agreements relating to Kachina Point, San Mar-
               cos, McMillen, Valley Manor, The Greens, Heritage at Wildwood
               and Villa Campana. Exhibit 10.9 to the Company's Registration
               Statement on Form S-1 (Comm. File No. 333-06907) is hereby in-
               corporated by reference
     10.10     Form of Sublease Agreement. Exhibit 10.10 to the Company's Reg-
               istration Statement on Form S-1 (Comm. File No. 333-06907) is
               hereby incorporated by reference
     10.11     Form of Voting Agreement. Exhibit 10.11 to the Company's Regis-
               tration Statement on Form S-1 (Comm. File No. 333-06907) is hereby incorporated by reference
     10.12     Form of Redding Lease. Exhibit 10.12 to the Company's Registra-
               tion Statement on Form S-1 (Comm. File No. 333-06907) is hereby incorporated by reference
     10.13     Form of New Pond Village Associates Lease. Exhibit 10.13 to the
               Company's Registration Statement on Form S-1 (Comm. File No.
               333-06907) is hereby incorporated by reference
     10.14     Form of Term Promissory Note to Vencor. Exhibit 10.14 to the
               Company's Registration Statement on Form S-1 (Comm. File No.
               333-06907) is hereby incorporated by reference
     10.15     Foxhill Village Management Agreement. Exhibit 10.15 to the
               Company's Registration Statement on Form S-1 (Comm. File No.
               333-06907) is hereby incorporated by reference
     10.16     Form of Guaranty Fee Agreement. Exhibit 10.16 to the Company's
               Registration Statement on Form S-1 (Comm. File No. 333-06907) is
               hereby incorporated by reference
     10.17     Security Agreement dated as of August 15, 1996 among Atria Com-
               munities, Inc. as an Assignor and the other Assignors named therein, and PNC Bank, National Association, as Collateral
               Agent. Exhibit 2 to the Company's Current Report on Form 8-K
               dated August 26, 1996 (Comm. File No. 0-21159) is hereby incor-
               porated by reference
     10.18     Pledge Agreement dated as of August 15, 1996 among Atria Commu-
               nities, Inc. as a Pledgor and the other Pledgors named therein, and PNC Bank, National Association, as Collateral Agent. Exhibit
               3 to the Company's Current Report on Form 8-K dated August 26,
               1996 (Comm. File No. 0-21159) is hereby incorporated by refer-
               ence
     10.19     Parent Guaranty dated as of August 15, 1996 among (a) Atria Com-
               munities, Inc., as Borrower, (b) Vencor, Inc., as Parent Guaran-
               tor, (c) First Healthcare Corporation, Northwest Healthcare,
               Inc., Medisave Pharmacies, Inc., Hillhaven of Central Florida,
               Inc., and Nationwide Care, Inc., as Supporting Guarantors, and
               (d) PNC Bank, National Association, as Administrative Agent. Ex-
               hibit 4 to the Company's Current Report on Form 8-K dated August
               26, 1996 (Comm. File No. 0-21159) is hereby incorporated by ref-
               erence
     10.20     Subsidiary Guaranty dated as of August 15, 1996 between the sub-
               sidiaries of Atria Communities, Inc. named therein and PNC Bank,
               National Association, as Administrative Agent. Exhibit 5 to the
               Company's Current Report on Form 8-K dated August 26, 1996
               (Comm. File No. 0-21159) is hereby incorporated by reference

      NUMBER                              DESCRIPTION
      ------                              -----------
     10.21     Future Advance Mortgage, Assignment of Leases and Security
               Agreement dated as of August 15, 1996, executed by Atria Commu-
               nities, Inc., in favor of PNC Bank, National Association, as
               Collateral Agent (Heritage at Wildwood). (Similar forms were used for other properties. See Annex III to the Credit Facility
               Agreement.) Exhibit 6 to the Company's Current Report on Form 8-
               K dated August 26, 1996 (Comm. File No. 0-21159) is hereby in-
               corporated by reference
     10.22     Future Advance Deed of Trust, Fixture Filing, and Assignment of
               Leases and Rents and Security Agreement dated as of August 15,
               1996, executed by Atria Communities, Inc. in favor of
               Transnation Title Insurance Company (Valley Manor). (Similar
               forms were used for other properties. See Annex III to the
               Credit Facility Agreement). Exhibit 7 to the Company's Current
               Report on Form 8-K dated August 26, 1996 (Comm. File No. 0-
               21159) is hereby incorporated by reference
     10.23     Amendment No. 1 to Security Agreement dated as of March 27, 1997 among Atria Communities, Inc., as Assignor, other original as-
               signors named therein, additional assignors named therein, and
               PNC Bank, National Association, as Collateral Agent. Exhibit
               10.1 to the Company's Quarterly Report on Form 10-Q for the pe-
               riod ended March 31, 1996 (Comm. File No. 0-21159) is hereby in-
               corporated by reference
     10.24     Amendment No. 1 to Pledge Agreement dated as of March 27, 1997 among Atria Communities, Inc., as Pledgor, other original pled-
               gors named therein, additional pledgors named therein, and PNC
               Bank, National Association, as Collateral Agent. Exhibit 10.2 to
               the Company's Quarterly Report on Form 10-Q for the period ended
               March 31, 1996 (Comm. File No. 0-21159) is hereby incorporated by reference
     10.25     Amendment No. 1 to Parent Guaranty dated as of March 27, 1997 among Atria Communities, Inc., as Borrower, Vencor, Inc., as
               Parent Guarantor, First Healthcare Corporation, Northwest Health
               Care, Inc., Medisave Pharmacies, Inc., Nationwide Care, Inc.,
               TheraTx, Incorporated, Vencor Hospitals Illinois, Inc., Vencor
               Hospitals South, Inc., Vencor Hospitals East, Inc., Vencor Hos-
               pitals California, Inc., Vencor Hospitals Texas, Ltd., Bentech
               Systems, Inc., Pasatiempo Development Corp., VCI Specialty Serv-
               ices, Inc. and Vencor Properties, Inc., as Supporting Guaran-
               tors, and PNC Bank, National Association, as Administrative
               Agent. Exhibit 10.3 to the Company's Quarterly Report on Form
               10-Q for the period ended March 31, 1997 (Comm. File No.
               0-21159) is hereby incorporated by reference
     10.26     Amendment No. 1 to Subsidiary Guaranty dated as of March 27,
               1997 between the subsidiaries of Atria Communities, Inc. named therein and PNC Bank, National Association, as Administrative
               Agent. Exhibit 10.4 to the Company's Quarterly Report on Form
               10-Q for the period ended March 31, 1997 (Comm. File No. 0-
               21159) is hereby incorporated by reference
     10.27     Registration Rights Agreement between Atria Communities, Inc.
               and Andy L. Schoepf dated as of April 1, 1997. Exhibit 99.1 to the Company's Current Report on Form 8-K dated April 1, 1997
               (Comm. File No. 0-21159) is hereby incorporated by reference
     10.28     Development Agreement between Elder Healthcare Developers, LLC and Atria Communities, Inc. dated as of April 1, 1997. Exhibit
               99.2 to the Company's Current Report on Form 8-K dated April 1,
               1997 (Comm. File No. 0-21159) is hereby incorporated by refer-
               ence
     10.29     Operating Agreement of Elder Healthcare Developers, LLC dated as of April 1, 1997. Exhibit 99.3 to the Company's Current Report
               on Form 8-K dated April 1, 1997 (Comm. File No. 0-21159) is hereby incorporated by reference

      NUMBER                              DESCRIPTION
      ------                              -----------
     10.30     Letter from Vencor, Inc. to Andy L. Schoepf dated April 1, 1997, agreeing to vote all Vencor, Inc.'s shares of Atria Common Stock for Mr. Schoepf's nominee for the Board of Directors
     10.31     Agreement by and among MedGroup Management, Inc., Atria Communi-
               ties Inc., and Atrium at St. Matthews, LLC dated June 3, 1997
     11.1      Statement Regarding Computation of Per Share Earnings for Years
               Ended December 31, 1996 and 1995
     11.2      Statement Regarding Computation of Per Share Earnings for the
               Three Months Ended March 31, 1997 and 1996
     21        Subsidiaries of the Registrant
     23.1      Consent of Ernst & Young LLP.
     23.2      Consent of Greenebaum Doll & McDonald PLLC (included in Exhibit
               5)
     24        Power of Attorney (included on Signature Page of the Registra-
               tion Statement)
     27        Financial Data Schedule (included only in filings under the
               Electronic Data Gathering, Analysis, and Retrieval System)

(b) FINANCIAL STATEMENT SCHEDULES

  Not applicable

ITEM 17. UNDERTAKINGS

  The undersigned registrant hereby undertakes:

(1) For the purposes of determining liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as a part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be the initial bona fide offering thereof.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, IN THE CITY OF LOUISVILLE, COMMONWEALTH OF KENTUCKY, ON JUNE 5, 1997.

                                          Atria Communities, Inc.

                                                 /s/ W. Patrick Mulloy, II
                                          By: _________________________________
                                                   W. Patrick Mulloy, II
                                            Chief Executive Officer, President
                                                       and Director

  IN ACCORDANCE WITH THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

                               POWER OF ATTORNEY

  KNOW ALL MEN AND WOMEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints W. Patrick Mulloy, II, Audra Eckerle, and J. Timothy Wesley, and each of them such individual's true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such individual and in his or her name, place and stead, in any and all capacities, to sign all amendments (including post-effective amendments) to this Registration Statement and any registration statement related to the offering contemplated by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission and any State or other regulatory authority, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----
     /s/ W. Bruce Lunsford           Chairman of the Board            June 5, 1997
____________________________________
         W. Bruce Lunsford

   /s/ W. Patrick Mulloy, II         Chief Executive Officer,         June 5, 1997
____________________________________  President and Director
       W. Patrick Mulloy, II

      /s/ Andy L. Schoepf            Chief Operating Officer, and     June 5, 1997
____________________________________  Director
          Andy L. Schoepf

     /s/ J. Timothy Wesley           Chief Financial Officer,         June 5, 1997
____________________________________  Vice President of
         J. Timothy Wesley            Development and Secretary
                                      (Chief Financial and
                                      Accounting Officer)


             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----
    /s/ Sandra Harden Austin         Director                         June 5, 1997
____________________________________
        Sandra Harden Austin

   /s/ William C. Ballard Jr.        Director                         June 5, 1997
____________________________________
       William C. Ballard Jr.

       /s/ Peter J. Grua             Director                         June 5, 1997
____________________________________
           Peter J. Grua

       /s/ Thomas T. Ladt            Director                         June 5, 1997
____________________________________
           Thomas T. Ladt

       /s/ R. Gene Smith             Director                         June 5, 1997
____________________________________
           R. Gene Smith
